Exhibit 10.1

Execution Version

AMENDED AND RESTATED INVESTMENT AGREEMENT

BY AND AMONG

CAPITAL SENIOR LIVING CORPORATION,

CONVERSANT DALLAS PARKWAY (A) LP

AND

CONVERSANT DALLAS PARKWAY (B) LP

DATED AS OF OCTOBER 1, 2021

i

EXHIBITS:

Exhibit A - Rights Offering Terms

Exhibit B - Certificate of Designations

Exhibit C - Charter Amendment

Exhibit D - Investor Rights Agreement

Exhibit E - Registration Rights Agreement

Exhibit F - A&R Equity Commitment Letter

Exhibit G - New LTIP

Exhibit H - Performance Award

Exhibit I - A&R Guarantee

Exhibit J - Warrant Agreement

INDEX OF CERTAIN DEFINED TERMS

Accordion Cap	Section 3.2(a)
Additional Investment	Section 3.2(a)
Affiliate	Section 7.1(f)
Aggregate Offered Shares	Section 1.1(d)
Aggregate Promissory Note Indebtedness	Section 1.5
Agreement	Preamble
Amended Company Proxy Statement	Section 3.4(a)
Ancillary Documents	Section 7.1(g)
Another Transaction	Section 3.15
A&R Equity Commitment Letter	Recital
A&R Guarantee	Section 7.1(e)
Backstop Acquired Shares	Section 1.3(a)
Backstop Agreement	Recitals
Backstop Agreement Shares	Recitals
Backstop Commitment	Section 1.3(a)
Backstop Premium Shares	Section 1.3(b)
Backstop Purchasers	Recitals
Backstop Shares	Section 1.3(b)
Beneficial Owner	Section 7.1(h)
Beneficial Ownership	Section 7.1(h)
Board of Directors	Section 2.1(w)
BSA/PATRIOT Act	Section 2.2(f)(v)
Business Day	Section 7.1(i)
Buy-Box Matters	Section 3.2(c)
Bylaws	Section 2.1(a)
Certificate of Designations	Section 1.2
Certificate of Incorporation	Section 2.1(a)
Charter Amendment	Recitals
Closing	Section 1.6(a)
Closing Date	Section 1.6(a)
Code	Section 7.1(j)
Common Stock	Recitals, Recitals
Company	Preamble
Company Indemnification
Representations	Section 5.1
Company Intellectual Property	Section 2.1(y)(ii)
Company IT Assets	Section 2.1(z)(i)
Company Permit	Section 7.1(l)
Company Plan	Section 7.1(k)
Company Proxy Statement	Recitals
Company Related Parties	Section 5.2

Company Reports	Section 2.1(h)(i)
Company Stockholders’ Meeting	Section 3.4(b)
Confidentiality Agreement	Section 7.1(m)
Consents	Section 7.1(n)
Contingent Worker	Section 2.1(t)(viii)
Data Security Requirements	Section 2.1(z)(i)
Designated Use	Section 3.2(b)
DGCL	Section 2.2(h)
Disclosure Letter	Section 2.1
Disqualification Event	Section 2.2(f)(vi)
Drawdown Election	Section 3.2(b)
Eligible Stockholder	Section 7.1(o)
Environmental Law	Section 7.1(p)
Equity Commitment Letter	Section 2.2(d)(i)
Equity Financing	Section 2.2(d)(i)
Equity Financing Commitment	Section 2.2(d)(i)
ERISA	Section 7.1(q)
ERISA Affiliate	Section 7.1(r)
Exchange Act	Section 7.1(s)
Fraud	Section 7.1(t)
Fundamental Representations	Section 7.1(u)
GAAP	Section 2.1(h)(ii)
Governmental Approvals	Section 7.1(v)
Governmental Entity	Section 7.1(w)
Guarantee	Section 7.1(e)
Guarantor	Recitals
Hazardous Materials	Section 7.1(x)
HIPAA	Section 7.1(y)
HSR Act	Section 7.1(z)
Incentive Plans	Section 7.1(aa)
Increased Authorized Share
Number	Section 7.1(bb)
Indebtedness	Section 7.1(cc)
Indemnification Representations	Section 5.2
Indemnified Party	Section 5.4(b)
Indemnifying Party	Section 5.4(b)
Information	Section 3.6
Initial Investment Agreement	Recitals
Initial Rights Offering	Recitals
Initial Signing Date	Recitals
Intellectual Property	Section 7.1(dd)
Investor A	Preamble
Investor B	Preamble

Investor Indemnification Representations	Section 5.2
Investor Related Parties	Section 5.1
Investor Rights Agreement	Section 3.9
Investors	Preamble
IRS	Section 2.1(t)(ii)
Issue Price	Section 1.2
IT Assets	Section 7.1(ee)
Knowledge of the Company	Section 7.1(ff)
Law	Section 7.1(gg)
Lien	Section 7.1(hh)
Losses	Section 5.1
Malicious Code	Section 2.1(z)(i)
Material Adverse Effect	Section 7.1(ii)
Meeting Proposals	Recitals
New LTIP	Section 3.16(a)
NYSE	Section 2.1(m)
OFAC	Section 2.1(cc)
OFAC List	Section 2.2(f)(v)
Outside Date	Section 6.1(b)
Permitted Liens	Section 7.1(jj)
Person	Section 7.1(kk)
PR Funds	Section 2.1(dd)
Privacy Laws	Section 7.1(ll)
Private Placement	Section 1.2
Private Placement Common Shares	Section 1.2
Private Placement Preferred Shares	Section 1.2
Private Placement Shares	Section 1.2
Promissory Note	Recitals

Property	Section 2.1(x)
Prospectus	Section 1.1(a)
Prospectus Supplement	Recitals
Prospectus Supplement Amendment	Section 1.1(a)
PRP	Section 2.1(dd)
Purchase Price	Section 1.6(b)
Purchased Preferred Shares	Section 7.1(mm)
Record Date	Section 7.1(nn)
Registered Intellectual Property	Section 2.1(y)(i)
Registration Rights Agreement	Section 3.9
Registration Statement	Section 7.1(oo)
Requisite Vote	Section 7.1(pp)
Rights	Section 7.1(qq)
Rights Offering	Recitals
Rights Offering Shares	Recitals
SEC	Section 7.1(rr)
Securities Act	Section 7.1(ss)
Security Procedures	Section 2.1(z)(i)
Series A Preferred Stock	Section 1.2
Subscription Price	Section 7.1(tt)
Subsidiaries	Section 7.1(uu)
Subsidiary	Section 7.1(uu)
Tax Return	Section 7.1(vv)
Taxes	Section 7.1(ww)
Third Party Claim	Section 5.4(b)
Unsubscribed Rights Offering Shares	Section 1.3(a)
Warrant Agreement	Section 3.9
Warrants	Section 1.4

AMENDED AND RESTATED INVESTMENT AGREEMENT

AMENDED AND RESTATED INVESTMENT AGREEMENT (this “Agreement”), dated as of October 1, 2021, by and among Capital Senior Living Corporation, a Delaware corporation (the “Company”), Conversant Dallas Parkway (A) LP, a Delaware limited partnership (“Investor A”) and Conversant Dallas Parkway (B) LP, a Delaware limited partnership (“Investor B”, and together with Investor A, “Investors”). Capitalized terms used in this Agreement have the meaning set forth in Section 7.1, unless defined elsewhere herein.

RECITALS

WHEREAS, the Company and Investors entered into an Investment Agreement (the “Initial Investment Agreement”) dated July 22, 2021 (the “Initial Signing Date”);

WHEREAS, the Company and Investors desire to amend and restate the Initial Investment Agreement to reflect certain mutually agreed modifications to the terms and conditions of the Initial Investment Agreement, as set forth herein;

WHEREAS, pursuant to Section 7.3 of the Initial Investment Agreement, the Initial Investment Agreement may be amended by an instrument in writing signed by Company and Investors;

WHEREAS, on the Initial Signing Date, the Company and Investors entered into a secured promissory note (the “Promissory Note”);

WHEREAS, on September 10, 2021, the Company commenced a rights offering (the “Initial Rights Offering”) to holders of record of its common stock, par value $0.01 per share (the “Common Stock”) by filing a prospectus supplement related to the Initial Rights Offering with the SEC pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”);

WHEREAS, the Company intends to amend the terms of the Initial Rights Offering to grant the holders of Common Stock the right to purchase at the Subscription Price a number of shares (the shares of Common Stock sold in the amended rights offering, the “Rights Offering Shares”) resulting in gross cash proceeds to the Company of up to approximately $72,300,000, in each case on the terms described in this Agreement and the attached Exhibit A hereto (the “Rights Offering”);

WHEREAS, subject to the terms and conditions set forth herein, Investors, together, desire to subscribe for and purchase the Private Placement Shares (as defined below) in a private placement pursuant to Section 4(a)(2) of the Securities Act;

WHEREAS, in connection with the Rights Offering, Investors, together, separately desire to subscribe for and purchase the Backstop Acquired Shares (as defined below) for a value of up to $55,508,932 based on the amount of shares of Common Stock that are not purchased in the Rights Offering, in a private placement pursuant to Section 4(a)(2) of the Securities Act and in the manner described herein;

WHEREAS, in connection with the Rights Offering, concurrently with the execution of this Agreement, the Company has entered into a Rights Offering Backstop and Participation Agreement (the “Backstop Agreement”) with certain holders of Common Stock party thereto (the “Participants”) pursuant to which the Participants have agreed to exercise certain of the Rights held thereby, and one of the Participants (the “Backstop Purchaser”) has agreed to subscribe for and purchase Common Stock to the extent that other Rights are not exercised, on the terms set forth therein, for a value of up to $5,000,000 (the “Backstop Agreement Shares”);

WHEREAS, in connection with the transactions contemplated by the Initial Investment Agreement, the Company filed with the SEC a definitive proxy statement (the “Company Proxy Statement”) on August 31, 2021, with respect to a special meeting of the Company’s stockholders to approve (i) an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock to the Increased Authorized Share Number (the “Charter Amendment”), (ii) the issuance to Investors of the Purchased Shares, (iii) the issuance of the Backstop Agreement Shares to the Backstop Purchaser pursuant to the Backstop Agreement and (iv) the New LTIP (collectively, the “Meeting Proposals”);

WHEREAS, in connection with the transactions contemplated by this Agreement, as promptly as practicable following the execution and delivery of this Agreement, the Company will file an amendment to the Company Proxy Statement;

WHEREAS, concurrently with the execution of this Agreement and as a condition and material inducement to the willingness of the Company to enter into this Agreement, Conversant Opportunity Master Fund LP (the “Guarantor”) has delivered to the Company (i) the A&R Guarantee and (ii) the A&R Equity Commitment Letter; and

WHEREAS, concurrently with the execution of this Agreement and as a condition and material inducement to the willingness of Investors to enter into this Agreement, Investors and certain Company stockholders have entered into voting and support agreements pursuant to which such stockholders have agreed to vote in favor of the Meeting Proposals at the Company Stockholders’ Meeting.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

RIGHTS OFFERING; BACKSTOP COMMITMENT; PRIVATE PLACEMENT

SECTION 1.1 The Rights Offering.

(a) The Company shall as promptly as reasonably practicable after the date of this Agreement, in consultation with Investors, (i) file an amendment to the Prospectus Supplement with the SEC pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement Amendment”) and distribute the Prospectus Supplement Amendment to the Eligible Stockholders, (ii) to the extent required by applicable Law, as promptly as reasonably practicable prepare and file any additional supplement or amendment to the Prospectus Supplement and distribute to the

Eligible Stockholders any supplement or amendment to the Registration Statement if any event shall occur which requires such action at any time prior to the closing of the Rights Offering, and (iii) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the Rights Offering.

(b) In furtherance of the Rights Offering, the Company shall take all necessary action not previously taken including but not limited to (i) notification to NYSE of the amendments to the Rights Offering and (ii) filing with NYSE of the listing of the additional shares.

(c) Each of the Company and Investors and their respective counsel shall be given a reasonable opportunity to review and comment on the Prospectus Supplement Amendment before any such document is filed with the SEC (it being understood that each of the Company and Investors and their respective counsel shall provide any comments thereon as soon as reasonably practicable), and each party shall give reasonable and good faith consideration to any comments made by the other party and its counsel. The Company shall notify Investors promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement, the Prospectus Supplement or the Prospectus Supplement Amendment and shall supply Investors with copies of all written correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Registration Statement, the Prospectus Supplement and the Prospectus Supplement Amendment. The Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments received from the SEC concerning the Registration Statement, the Prospectus Supplement or the Prospectus Supplement Amendment and to resolve such comments with the SEC, and shall use its commercially reasonable efforts to cause the Prospectus Supplement Amendment to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments.

(d) Promptly after the filing of the Prospectus Supplement Amendment with the SEC, the Company shall print and distribute the Prospectus Supplement Amendment to the Eligible Stockholders reflecting the terms and conditions set forth in the Prospectus Supplement Amendment and this Agreement, including Exhibit A, pursuant to which Rights Offering: (i) the Company distributed to the Eligible Stockholders, at no charge, one Right for every issued and outstanding share of Common Stock, (ii) each Right shall entitle the holder thereof to purchase, at the election of such holder, at the Subscription Price, 1.1 shares of Common Stock (the aggregate number of such shares of Common Stock, the “Aggregate Offered Shares”), (iii) each such Right shall not be transferable, and (iv) the closing of the Rights Offering shall be conditioned upon the receipt of the Requisite Vote and consummation of the transactions contemplated by this Agreement.

SECTION 1.2 Private Placement. Subject to the terms and conditions of this Agreement, at the Closing, pursuant to Section 4(a)(2) of the Securities Act, Investors, together, shall purchase from the Company, and the Company shall issue to Investors (the “Private Placement”), (a) 41,250 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) having the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions as specified in the form Certificate of Designation, Preferences and Rights attached hereto as Exhibit B (the “Certificate of Designations,” and such shares of Series A Preferred Stock purchased in the

Private Placement, the “Private Placement Preferred Shares”) at a price per share of Series A Preferred Stock equal to $1,000 (the “Issue Price”) and (b) 1,650,000 shares of Common Stock at a price per share of Common Stock equal to $25.00 (such shares of Common Stock purchased in the Private Placement, the “Private Placement Common Shares” and together with the Private Placement Preferred Shares, the “Private Placement Shares”).

SECTION 1.3 Backstop Commitment.

(a) Subject to the terms and conditions of this Agreement, at the Closing, Investors, together, shall purchase from the Company (the “Backstop Commitment”), and the Company shall issue to Investors, at the Subscription Price, a number of shares of Common Stock equal to 91% of the “Unsubscribed Rights Offering Shares,” but in no event more than 1,683,631 shares of Common Stock (such shares of Common Stock acquired by Investors pursuant to the Backstop Commitment, the “Backstop Acquired Shares”). “Unsubscribed Rights Offering Shares” means a number of shares of Common Stock equal to (i) the number Aggregate Offered Shares, minus (ii) the aggregate number of shares of Common Stock that are purchased in the Rights Offering, minus (iii) the Backstop Agreement Shares. Within three (3) Business Days after the expiration of the Rights Offering, the Company shall issue to Investors a notice setting forth the Aggregate Offered Shares, the number of Rights Offering Shares validly subscribed for in the Rights Offering and the number, if any, of Backstop Acquired Shares to be acquired by Investors pursuant to the Backstop Commitment.

(b) The Company and Investors hereby acknowledge that, in consideration for the Company’s right to require Investors to purchase the Backstop Acquired Shares pursuant to the Backstop Commitment on the terms and subject to the conditions set forth in this Agreement, (i) the Company shall issue to Investors 174,675 shares of Common Stock at Closing, or (ii) if the Closing does not occur, the Company shall issue to Investors 132,175 shares of Common Stock on the tenth day following the termination or expiration of the Rights Offering (such shares issued by the Company to Investors pursuant to this Section 1.3(b), the “Backstop Premium Shares” and together with the Backstop Acquired Shares, the “Backstop Shares”). Any Backstop Premium Shares issued to Investors pursuant to this Section 1.3(b) shall be treated as an adjustment to the Purchase Price of the Private Placement Shares for U.S. federal (and applicable state and local) income tax purposes.

SECTION 1.4 Sale and Issuance of Warrants. Subject to the terms and conditions of this Agreement, in consideration of and in express reliance upon, the consummation of the Private Placement, the Backstop Commitment and the other transactions contemplated by this Agreement, at the Closing, the Company shall issue and sell to Investors and Investors shall acquire and receive from the Company 1,031,250 warrants, each for the right to purchase one share of Common Stock on the terms set forth in the Warrant Agreement (the “Warrants”).

SECTION 1.5 Promissory Note Repayment. At the election of Investors, the Purchase Price that Investors are required to pay to the Company with respect to the Purchased Shares may be paid either (a) with cash or (b) with a combination of cash and by deeming all indebtedness outstanding under the Promissory Note at Closing, including principal and accrued interest (after giving effect to any Premium (as defined in the Promissory Note)), to be repaid (the “Aggregate Promissory Note Indebtedness”) and thereafter, all amounts outstanding in respect of the

Promissory Note, including principal and accrued interest, shall be deemed to be paid in full and all obligations thereunder shall be terminated. If the Closing occurs, Investors and the Company agree that without any further action of Investors or the Company, the Promissory Note shall be deemed to be, and shall be, amended to reduce the Aggregate Promissory Note Indebtedness by $1,275,000.

SECTION 1.6 Closing.

(a) Subject to the satisfaction or waiver of each of the conditions set forth in Article IV, unless this Agreement shall have been terminated pursuant to its terms, the closing of the Backstop Commitment and the Private Placement (the “Closing”) shall occur simultaneously with the closing of the Rights Offering on the later of (i) the fifth Business Day following the last day of the Rights Offering and (ii) the first Business Day following the date that all of the conditions to the Closing set forth in of this Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at 9:30 a.m. (New York City time) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 or such other place, date and time as shall be agreed in writing between the Company and Investors (the date on which the Closing occurs, the “Closing Date”).

(b) At the Closing, (i) the Company shall deliver or cause to be delivered to Investors the Purchased Shares against payment by or on behalf of Investors of an amount in cash equal to (A) $82,500,000 plus (B) the product of (1) the Subscription Price multiplied by (2) the number of Backstop Acquired Shares (if any) (the “Purchase Price”)], by wire transfer in immediately available funds to the account designated by the Company in writing not less than two (2) Business Days prior to the Closing Date and (ii) the Company and Investors shall deliver to the Company and Investors, as applicable, all other documents and certificates required to be delivered to such party pursuant to Article IV hereof.

SECTION 1.7 Adjustments. The number of shares of Common Stock issued as part of the Rights Offering Shares, the Private Placement Shares, the Backstop Shares, the number of Warrants (and the corresponding terms set forth in the Warrant Agreement) and the Increased Authorized Share Number referenced herein shall be proportionately adjusted for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Common Stock that occurs during the period beginning on the date of this Agreement and ending on the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1 Representations and Warranties of the Company. Except (a) as disclosed in the Company Reports filed by the Company or furnished by the Company to the SEC and made available to Investors, on or after January 1, 2019 and at least two days prior to the Initial Signing Date or (b) subject to the terms of Section 7.15, as set forth in the disclosure letter delivered by the Company to the Investors on Initial Signing Date (the “Disclosure Letter”), the Company represents and warrants to Investors as follows:

(a) Organization and Standing. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate or other applicable organizational power to (i) enter into, consummate the transactions contemplated by, and carry out its obligations under this Agreement and the Ancillary Documents, and (ii) own, lease and operate its properties and carry on its business as presently conducted, and the Company is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure under clause (ii) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Amended and Restated Certificate of Incorporation of the Company (as amended or modified from time to time prior to the date hereof, the “Certificate of Incorporation”) and the Second Amended and Restated Bylaws of the Company (as amended or modified from time to time prior to the date hereof, the “Bylaws”), each as in effect, have been made available to Investors.

(b) Shares. The Purchased Shares to be delivered to Investors hereunder (including the shares of Common Stock issuable upon conversion of the Private Placement Preferred Shares) have been duly authorized (subject to the Requisite Vote) and, when issued and paid for pursuant to this Agreement shall be validly issued, fully paid and non-assessable. As of the Closing, the Company shall have the right, authority and power to sell, assign and transfer the Purchased Shares to Investors. Upon delivery of such shares to Investors, Investors shall acquire good, valid and marketable title to such shares, free and clear of all Liens other than restrictions on transfer imposed by applicable securities Laws or in this Agreement, the Registration Rights Agreement or the Investor Rights Agreement, as in effect at such time. As of the Closing, the shares of Common Stock to be issued upon any conversion of the Private Placement Preferred Shares will be duly reserved for such issuance.

(c) Authorization, Execution and Delivery and Enforceability. The execution and delivery by the Company of this Agreement and the Ancillary Documents and the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Documents have been duly authorized by all requisite corporate or other similar organizational action on the part of the Company; provided, that with respect to the Charter Amendment, the issuance to Investors of the Purchased Shares and the reservation of shares of Common Stock to be issued upon any conversion of the Private Placement Preferred Shares, the Requisite Vote is obtained. This Agreement and the Promissory Note have been, and the other Ancillary Documents will be, duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement and Promissory Note each constitutes, and the other Ancillary Documents will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(d) Capitalization.

(i) The authorized capital stock of the Company consists of (i) 4,333,334 shares of Common Stock, of which 2,190,599 shares are issued and outstanding as of the close of business on July 15, 2021 and 63,304 shares have been reserved for issuance under the Incentive Plans (prior to giving effect to the New LTIP) and the equity awards listed in Section 2.1(d)(i) of the Disclosure Letter, and (ii) 15,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. Upon obtaining the Requisite Vote and the filing of the Charter Amendment, the Company’s authorized amount of Common Stock will be equal to the Increased Authorized Share Number. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. The Company does not have outstanding stockholder purchase rights or a “poison pill” or any similar arrangement in effect.

(ii) Except as set forth in Section 2.1(d)(i) above or in Section 2.1(d)(ii) of the Disclosure Letter, the Company has not issued any securities or right to purchase securities of the Company (including any options, warrants or other rights, agreements, arrangements or commitments of any character or any securities convertible into or exchangeable for any capital stock or other equity interests of the Company). Except as provided in this Agreement, the Backstop Agreement and the Ancillary Documents, there are no outstanding contractual obligations of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right, with respect to any shares of capital stock of, or other equity interests in, the Company.

(iii) None of the Company or its Subsidiaries hold any equity interest in any Person other than equity interests in the Company’s Subsidiaries. No bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote are issued by the Company or any of its Subsidiaries.

(e) Subsidiaries. Each of the Company’s Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted, and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect. Each outstanding share of capital stock of or other equity interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly owned Subsidiaries free and clear of all Liens other than Permitted Liens. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary is bound relating to the issued or unissued capital stock or other equity interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other equity interests, or obligating any Subsidiary to issue or sell any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for such capital stock of, or other equity interests in, such Subsidiary. Except as provided in this Agreement or the Ancillary Documents, no Subsidiary is party to any stockholders’ agreement or other similar agreement or understanding relating to any shares of the Company’s or any Subsidiary’s capital stock or other equity interests or any other agreement relating to the disposition, voting or dividends with respect to any equity interest of the Company or a Subsidiary.

(f) No Conflicts. Except as set forth on Section 2.1(f) of the Disclosure Letter, and subject to obtaining the Requisite Vote (and filing with the Delaware Secretary of State the Charter Amendment and Certificate of Designations) and the other Consents and Governmental Approvals contemplated by Section 2.1(g), neither the execution and delivery by the Company of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will (i) violate or conflict with the Certificate of Incorporation or Bylaws, (ii) conflict with or violate any Law applicable to the Company or by which any of its properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any person any rights of termination, acceleration or cancellation of or result in the creation of any Lien on any of the assets or properties of the Company, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g) Consents and Approvals. Except (i) the filing with the SEC of such current reports and other documents, if any, required to be filed with the SEC under the Exchange Act or Securities Act in connection with the transactions contemplated hereunder, including the filing with the SEC of the Company Proxy Statement (including any amendment or supplement thereto) (ii) for filings required under, and compliance with other applicable requirements of, the HSR Act, (iii) for compliance with any applicable state securities or blue sky laws, (iv) pursuant to the terms of any contract by and between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, (v) for the filing of the Charter Amendment with the Secretary of State of the State of Delaware, (vi) as set forth on Section 2.1(g) of the Disclosure Letter and (vii) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries as a whole, no notice to, authorization, order, consent or approval of, exemption or review by, or filing, declaration or registration with, any Governmental Entity or stock exchange, nor expiration or termination of any statutory waiting period, is necessary for the execution, delivery and performance by the Company of this Agreement or the other Ancillary Documents or the consummation by the Company of the transactions contemplated by this Agreement or the other Ancillary Documents.

(h) Company Reports; Financial Statements.

(i) The Company has filed, on a timely basis, all forms, reports, prospectuses, proxy statements and documents (together with all amendments thereof and supplements thereto) required to be filed by it with the SEC since January 1, 2019 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company Reports”). The Company Reports (as of the date filed with the SEC and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company Reports amended or superseded by a filing prior to the Initial Signing Date, then on the date of such amending or superseding filing) (i) have complied in all material respects with either the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated by the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The consolidated financial statements of the Company, and the related notes thereto, included or incorporated by reference in the Company Reports, as of the date filed with the SEC (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company Report amended or superseded by a filing prior to the Initial Signing Date, then on the date of such amending or superseding filing), have complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnote disclosure, none of which, individually or in the aggregate, are material to the Company and its Subsidiaries taken as a whole), the consolidated financial position of the Company and its consolidated Subsidiaries as of the date of such financial statements and the consolidated results of their operations and cash flows for each of the periods then ended.

(iii) The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to provide assurance that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC, and (B) has disclosed, based on its most recent evaluation prior to the Initial Signing Date, to the Company’s outside auditors and the Board of Directors’ audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report material financial information, and (ii) any fraud involving the Company, whether or not material, by management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the Initial Signing Date, to the Knowledge of the Company, there is no reason that its chief executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(iv) There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in the Company Reports and is not so disclosed.

(i) Company Proxy Statement. The Company Proxy Statement (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time it or any amendment or supplement thereto is filed with the SEC or at the time first published, sent or given to the stockholders of the Company, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Investors, the Participants or any Affiliates thereof for inclusion or incorporation by reference in the Company Proxy Statement or Registration Statement.

(j) Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, (ii) liabilities incurred since March 31, 2021 in the ordinary course of business consistent with past practice, (iii) liabilities incurred pursuant to the transactions contemplated by this Agreement or the Ancillary Documents, (iv) liabilities set forth on Section 2.1(j) of the Disclosure Letter, and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries do not have any liability or obligation of any nature whatsoever (whether accrued, absolute, contingent or otherwise required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto).

(k) Brokers, Finders, etc. Other than Morgan Stanley & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Affiliates.

(l) Private Placement. Based in part on Investors’ representations in Section 2.2, the offer and sale of the Purchased Shares is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither the Company, nor any other person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Purchased Shares and neither the Company, nor any person authorized by the Company to act on its behalf, has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Purchased Shares under this

Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in Regulation D or any other applicable exemption from registration under the Securities Act not being available, nor will the Company take any action or steps that would cause the offering or issuance of the Purchased Shares to be integrated with other offerings.

(m) NYSE. Shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed on the New York Stock Exchange (“NYSE”), and trading in the Common Stock has not been suspended and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the Common Stock under the Exchange Act or to delist the Common Stock from NYSE, nor has the Company received since January 1, 2021 through the Initial Signing Date any notification that the SEC or the NYSE is contemplating terminating such registration or listing.

(n) No Litigation. As of the Initial Signing Date except as set forth on Section 2.1(n) of the Disclosure Letter, there are not, and for the past two (2) years there have not been, any actions, arbitrations, litigations or other legal proceedings or, to the Knowledge of the Company, investigations pending or, to the Knowledge of the Company, any actions, arbitrations, litigations, other legal proceedings, or investigations threatened against the Company or any of its Subsidiaries or any of their respective officers, directors, employees (in their capacity as such), assets, properties or businesses that (i) challenge or question the legality of the transactions contemplated by this Agreement or (ii) individually or in the aggregate, if adversely decided, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the Initial Signing Date, neither the Company nor any of its Subsidiaries are subject to any outstanding or unsatisfied orders, writs, judgments, decrees, rulings, or settlement agreements (excluding customary confidentially, non-disparagement, and release provisions) that (i) would reasonably be expected to delay, frustrate, or prohibit the consummation of the transactions contemplated by this Agreement or (ii) individually or in the aggregate would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(o) Permits and Licenses. The Company and its Subsidiaries possess all Company Permits necessary to conduct their respective businesses, except where the failure to possess such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any term of any such Company Permit, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received written notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, materially modify or revoke any Company Permit and, to the Knowledge of the Company, no such Governmental Entity is considering any such action, and (ii) to the Knowledge of the Company, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any Company Permit.

(p) Absence of Changes. From December 31, 2020 to the Initial Signing Date, there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q) Compliance with Law. Neither the Company nor any of its Subsidiaries is, nor has been in the two (2) years preceding the Initial Signing Date, in violation of any applicable Law, except where such violation would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect. To the Knowledge of the Company as of the Initial Signing Date, neither the Company nor any of its Subsidiaries is being, or has in the two (2) years preceding the Initial Signing Date been, investigated with respect to any applicable Law, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r) Illegal Payments; FCPA Violations. For the five (5) years preceding the Initial Signing Date, to the extent material, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any officer, director, employee, agent, representative or consultant acting on behalf of the Company or any of its Subsidiaries (and only in their capacities as such) has: (i) made any illegal contribution to any political party or candidate; (ii) made, offered or promised to pay any unlawful bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, directly or indirectly, in connection with the business of the Company and its Subsidiaries, to any person; (iii) knowingly established or maintained any unrecorded fund or asset or made any false entry on any book or record of the Company or any of its Subsidiaries for any purpose; or (iv) otherwise violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-bribery Law.

(s) Employees. Except as would not reasonably be expected to have a Material Adverse Effect, for the two (2) years preceding the Initial Signing Date, the Company and its Subsidiaries have been in compliance with all applicable laws with respect to employment (including applicable Laws regarding wage and hour requirements, unfair labor or employment practices, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, harassment, affirmative action, employee health and safety, and collective bargaining). To the Knowledge of the Company, in the two (2) years preceding the Initial Signing Date, there have been no actions, arbitrations, litigations, other legal proceedings, investigations, or reports that any director or officer of the Company or its Subsidiaries has engaged in sexual harassment, discrimination, or abuse of any employee or contractor of the Company or its Subsidiaries, and none of the Company or any of its Subsidiaries have entered into any settlement, separation, or severance agreements with any employee or contractor in connection with the same.

(t) Employee Benefit Plans.

(i) Section 2.1(t) of the Disclosure Letter contains a true and complete list of each material Company Plan.

(ii) With respect to each material Company Plan, the Company has made available to Investors a current copy (or, to the extent no such copy exists, a description) thereof and, to the extent applicable: (A) any related trust agreement; (B) the most recent Internal Revenue Service (“IRS”) determination letter; (C) the most recent summary plan description; and (D) for the most recent plan year for which they have been filed (1) the Form 5500 and attached schedules and (2) audited financial statements.

(iii) Neither the Company nor any ERISA Affiliate has ever contributed to or has or had any obligation with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA that has not been satisfied in full.

(iv) Except as would not reasonably be expected to result in material liability to the Company, each Company Plan (A) has, in all material respects, been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; and (B) which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification, and nothing has occurred that could reasonably be expected to cause the loss of such qualification. For each Company Plan that is a “welfare plan” within the meaning of ERISA Section 3(1), neither the Company nor any of its Subsidiaries has any material liability or obligation under any plan which provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment (other than coverage mandated by Law).

(v) None of the Company Plans are subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has incurred or is reasonably likely to incur any direct or contingent liability with respect to any plan subject to Title IV of ERISA. With respect to any Company Plan, no material actions (other than routine claims for benefits in the ordinary course) are pending or threatened in writing.

(vi) Prior to the Initial Signing Date, the Company and each of its Subsidiaries has in all material respects made all contributions it has been required to make to or with respect to each Company Plan through the Initial Signing Date, and prior to the Closing Date, the Company and each of its Subsidiaries shall have made in all material respects all contributions required to be made as of or through the Closing Date. The Company and each of its Subsidiaries has in all material respects made all contributions it has been required to make within the time periods prescribed by ERISA, the Code and any other applicable Laws to each Company Plan.

(vii) Each Company Plan has in all material respects been established, administered and maintained in accordance with the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, including all applicable reporting, tax deposits and fee obligations thereunder, as applicable. Neither the Company nor any of its Subsidiaries has announced a plan or legally binding commitment to create any additional employee benefit plan, program, policy, agreement or arrangement which is intended to cover any current or former employee or service provider of any Company (other than the Company Plans).

(viii) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company, (A) neither the Company nor any of its Subsidiaries has any liability for the misclassification of any Person as an independent contractor, temporary employee, leased employee or any other service provider compensated other than through reportable wages (as an employee) paid by the Company or any of its Subsidiaries (any such Person, a “Contingent Worker”), and (B) no Contingent Worker has been improperly excluded from any Company Plan.

(ix) The consummation of the transactions contemplated by this Agreement shall not, alone or together with any other event or condition, (A) result in any payment becoming due to any current or former employee of the Company or any of its Subsidiaries, (B) result in the acceleration of payment, vesting or funding of any payments or benefits under any Company Plan or otherwise to any current or former employee of the Company or any of its Subsidiaries, or (C) result in any payment under any Company Plan failing to be deductible by reason of Section 280G of the Code.

(x) Each Company Plan subject to Section 409A of the Code has complied in all material respects in form and operation with the requirements of Section 409A of the Code as in effect from time to time.

(u) Labor Relations

(i) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company, since January 1, 2019, neither the Company nor any of its Subsidiaries has experienced any work stoppage, labor strike, slowdown, or other labor disruption and none is threatened in writing. There is no (A) unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any similar state agency or (B) administrative charge or court complaint against the Company or any of its Subsidiaries concerning workers’ compensation, alleged employment discrimination or other employment related matters or breach of any Law or contract pending or, to the Knowledge of the Company, threatened in writing before the U.S. Equal Employment Opportunity Commission or any other similar government entity.

(ii) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement with any labor organization and, to the Knowledge of the Company, there have been no union organizing activities with respect to the Company or any of its Subsidiaries since January 1, 2019.

(iii) Neither the Company nor any of its Subsidiaries is delinquent in payment to any of its current or former employees, officers, directors or other individual service providers for any wages, fees, salaries, commissions, bonuses or other direct compensation for service performed by them or amounts required to be reimbursed to such employees, officers, directors or other individual service providers or in payments owed upon any termination of such Person’s employment or service.

(v) Indebtedness. Except as set forth on Section 2.1(v)(i) of the Disclosure Letter, the Company does not have any Indebtedness. Except as set forth on Section 2.1(v)(ii) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is in default in the payment of any material Indebtedness or in default in any material respect under any agreement relating to its Indebtedness. The Company has made available to Investors copies of the loan agreements set forth on Section 2.1(v)(iii) of the Disclosure Letter relating to material Indebtedness of any of the Company’s Subsidiaries.

(w) Anti-Takeover Provisions. Assuming the accuracy of the representations in Section 2.2(h), the Company and its Board of Directors (the “Board of Directors”) have taken all necessary action, if any, in order to render inapplicable any “control share acquisition,” “interested stockholder,” “business combination,” “fair price,” “moratorium,” or other similar anti-takeover provision under the Certificate of Incorporation, Bylaws or other organizational documents or the Laws of the State of Delaware which is applicable to Investors as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents in the manner contemplated hereby and thereby, including, without limitation, the Company’s issuance of the Purchased Shares and Investors’ ownership of such shares.

(x) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are and for the five (5) years preceding the Initial Signing Date have been in compliance with all applicable Environmental Laws, which compliance includes and has included obtaining, maintaining, and complying with all Company Permits required under Environmental Laws for the ownership of all real property owned or leased by the Company or any of its Subsidiaries (each, a “Property”) and the operation of their businesses, (ii) to the Knowledge of the Company, there have been no releases or threatened releases of, or exposure to, Hazardous Materials (x) at, on, about, under or migrating from any Properties or any real property formerly owned, leased or operated by the Company, any of its Subsidiaries, or any of their respective predecessors, or (y) arising from or relating to the operations (including offsite waste disposal) of the Company or any of its Subsidiaries or any of their predecessors, (iii) there is no claim, action, suit, hearing, investigation, lien, proceeding or notice of noncompliance pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries subject to any outstanding order, writ, judgment, award, injunction or decree of any Governmental Entity pursuant to any Environmental Law, (iv) neither the Company nor any of its Subsidiaries has assumed or retained, by contract or operation of Law, any obligation under any Environmental Law or concerning any Hazardous Materials that could reasonably be expected to result in liability or any other obligation to the Company or any of its Subsidiaries under any applicable Environmental Law, and (v) to the Knowledge of the Company, no Hazardous Materials have been generated, recycled, used, treated, or stored on, transported to or from, or disposed of at the Properties (except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company, which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws and in a manner such that there has been no release or threatened release of any such substances).

(y) Intellectual Property.

(i) Section 2.1(y)(i) of the Disclosure Letter lists all of the following owned or purported to be owned by the Company and its Subsidiaries: (A) patents and patent applications, (x) trademark applications and registrations, (B) copyright applications and registrations (collectively, “Registered Intellectual Property”), and (C) internet domain name registrations. In the three (3) years preceding the Initial Signing Date, the Company and its Subsidiaries have not received any written notice from any third party challenging or threatening to challenge the right, title or interest of the Company and its Subsidiaries in, to or under the Company Intellectual Property, or the validity of the Registered Intellectual Property.

(ii) The Company and its Subsidiaries exclusively own, free and clear of all Liens (other than Permitted Liens), all Intellectual Property owned, or purported to be owned, by the Company and its Subsidiaries (“Company Intellectual Property”). The Company and its Subsidiaries have sufficient rights to use all material Intellectual Property and material IT Assets currently used in the operation of their respective businesses, and, except as would not reasonably be expected to have a Material Adverse Effect, all of those rights will survive unchanged the consummation of the transactions contemplated by this Agreement.

(iii) To the Knowledge of the Company, the Company and its Subsidiaries has not in the two (2) years preceding the Initial Signing Date infringed upon, misappropriated, made unlawful use of, or otherwise violated in any material respect any Intellectual Property of any third party, and, in the two (2) years preceding the Initial Signing Date, the Company and its Subsidiaries have not received any written notice or claim with respect to any such infringement, misappropriation, or violation. To the Knowledge of the Company, no third party is infringing or has infringed, misappropriated or otherwise violated any of the Company Intellectual Property and no claim concerning the foregoing is currently pending or threatened by the Company and its Subsidiaries against any Person regarding such Intellectual Property. Notwithstanding anything to the contrary in this Agreement, this Section 2.1(y)(iii) constitutes the sole representation and warranty of the Company under this Agreement with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property.

(z) Data Privacy and Information Security.

(i) The Company and its Subsidiaries have implemented and maintain information security procedures (the “Security Procedures”), which include commercially reasonable administrative, technical, and physical safeguards designed to protect the integrity, availability, and security of the Company’s and its Subsidiaries’ IT Assets (“Company IT Assets”), and the personal data and material business information stored therein against loss; theft; damage; misuse; or unauthorized use, disclosure, access or modification. These Security Procedures conform, and have in the three (3) years preceding the Initial Signing Date conformed, in all material respects, to (A) all applicable Privacy Laws and employee codes of conduct relating to privacy, (B) any information security and data privacy statements in the Company and its Subsidiaries’ applicable privacy policies then in effect, and (C) the Company and its Subsidiaries’ contractual commitments, in each case, concerning the collection, use, storage, processing, retention, safeguarding, disclosure, disposal, sharing and/or transfer of any personal data ((A), (B) and (C) collectively referred to as the “Data Security Requirements”). The Security Procedures are designed to protect the Company IT Assets from any “malware,” “ransomware,” “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, either automatically, with the passage of time or upon command by any person (collectively, “Malicious Code”). To the Knowledge of the Company, in the two (2) years preceding the Initial Signing Date, there has not been any material failure or malfunction of the Company IT Assets, the Company IT Assets are free of Malicious Code, and there have been no material unresolved, unauthorized intrusions or breaches of the security of the Company IT Assets, including with respect to any personal data or material business information in the possession, custody or control of the Company and its Subsidiaries, that would require notification by the Company and its Subsidiaries to individuals and/or Governmental Entities under any applicable Data Security Requirement.

(ii) The Company IT Assets are adequate for and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the businesses of the Company and its Subsidiaries as of the Closing. The Company and its Subsidiaries have implemented commercially reasonable backup, anti-virus, security and disaster recovery measures and technology.

(iii) The Company and its Subsidiaries have in the two (2) years preceding the Initial Signing Date complied in all material respects with the Data Security Requirements. In the two (2) years preceding the Initial Signing Date, the Company and its Subsidiaries have not received any written (or, to the Knowledge of the Company, oral) complaint, nor, to the Knowledge of the Company, has any written complaint been made to any third party, from any patient or guardian thereof regarding the improper use or disclosure of such patient’s protected health information (as such term is defined under HIPAA) by any of the Company or its Subsidiaries, except as would not individually or in the aggregate reasonably be expected to be material to the Company and its Subsidiaries take as whole. In the two (2) years preceding the Initial Signing Date, the Company and its Subsidiaries have not received any written (or, to the Knowledge of the Company, oral) communication from any Governmental Entity with respect to any allegation that the Company or its Subsidiaries is not in material compliance with any Data Security Requirements imposed under HIPAA or any similar state Law.

(aa) Healthcare Regulatory Matters. The Company and each of its Subsidiaries have implemented procedures and programs reasonably designed to assure that each of its managed independent or assisted living facilities are operated in compliance in all material respects with all applicable Laws. For the two (2) years preceding the Initial Signing Date, none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any employee of the Company or any of its Subsidiaries (acting in their capacity as such) has given, received, offered to pay or solicited any remuneration from, in cash or kind, directly or indirectly, any past or present resident, physician, other healthcare provider, supplier, contractor or other Person in connection with the operation of the business of the Company in violation of applicable Laws, except in each case as would not individually or in the aggregate reasonably be expected to be material to the Company and its Subsidiaries take as whole. For the two (2) years preceding the Initial Signing Date, none of the Company or any of its Subsidiaries: (i) is or has been a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlements, orders, or similar agreements with or imposed by any Governmental Entity with respect to its managed independent or assisted living facilities, (ii) has been assessed a material civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder or any other fine or penalty by any other Governmental Entity with respect to its managed independent or assisted living facilities, (iii) has been charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service or any other violation of Laws or (iv) is or has been debarred, excluded or suspended from participating in any federal health care program, except in each case as would not individually or in the aggregate reasonably be expected to be material to the Company and its Subsidiaries take as whole.

(bb) Title. Each of the Company and its Subsidiaries has (i) valid title to its Property that is owned real property, (ii) to the Knowledge of the Company, valid leases to its Property that is leased real property, and (iii) good and valid title to all of its other property, except as would not, in each case, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(cc) Economic Sanctions. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company is not in contravention of any U.S. economic sanctions Laws, including Laws administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, Treasury Department’s Office of Foreign Assets Control (“OFAC”). The Company is not named on the List of Specially Designated Nationals and Blocked Persons administered by OFAC and is not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a sanctioned person under U.S. economic sanctions Laws.

(dd) Provider Relief Funds. As of the dates upon which the Company submitted its application for the Phase 2 Provider Relief Funds and Phase 3 Provider Relief Funds (collectively, the “PR Funds”), the Company’s application documentation (and all certifications made therein) was true and accurate in all material respects, and was made in compliance in all material respects with all Laws and other requirements of the Provider Relief Program (“PRP”) and the documents for the PR Funds in all material respects. At the time of application, the Company met all eligibility requirements for receiving the PR Funds. To the Knowledge of the Company, the Company is not currently the subject of an audit, investigation or other inquiry by the U.S. Small Business Administration or any other Governmental Entity with respect to the PR Funds. The Company has fully completed and submitted to the U.S. Small Business Administration all material documents and information required to be provided as of the Initial Signing Date in connection with receipt and use of the PR Funds. All PR Funds have been used in compliance with the requirements of the PRP and in a manner satisfying all conditions necessary to relieve the Company of any obligation to repay such funds to the U.S. Small Business Administration. All information, certifications, authorizations, and question responses provided to the PRP in connection with the PR Funds and any and all other information provided in the supporting documents and forms were true and correct in all material respects when made or provided, and remain true and correct in all material respects.

(ee) Taxes. Except as would not, individually or in the aggregate, reasonably be excepted to have a Material Adverse Effect:

(i) the Company and each of its Subsidiaries have filed all Tax Returns required to have been filed by the Company and such Subsidiaries, such Tax Returns are and were true, correct and complete in all respects, and all Taxes due and payable (taking into account any extensions properly obtained) by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, except for those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP;

(ii) no examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries by any taxing authority currently is in progress or threatened in writing; and

(iii) neither the Company nor any of its Subsidiaries have engaged in, or have any liability or obligation with respect to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011.

(ff) No Additional Representations. Except for the representations and warranties made by the Company in this Section 2.1, none of the Company or any of its Subsidiaries or representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, its Subsidiaries, their respective businesses, this Agreement, the Ancillary Documents, or the transactions contemplated by the Agreement.

SECTION 2.2 Representations and Warranties of Investors. Each Investor represents and warrants to the Company as follows:

(a) Organization and Standing; Authority. Such Investor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Investor has all requisite corporate or other applicable organizational power to (i) enter into, consummate the transactions contemplated by, and carry out its obligations under this Agreement, and (ii) own, lease and operate its properties and carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure under clause (ii) that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect such Investor’s ability to perform its obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby on a timely basis. The execution and delivery by such Investor of this Agreement and the Ancillary Documents and the consummation by such Investor of the transactions contemplated by this Agreement and the Ancillary Documents have been or will be duly authorized by all requisite corporate or other similar organizational action on the part of such Investor. This Agreement has been and the Ancillary Documents will be duly executed and delivered by such Investor. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes and the Ancillary Documents will constitute the legal, valid and binding obligation of such Investor, enforceable against it in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) No Conflicts. Neither the execution, delivery and performance by Investors of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Investors with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Investors under any of the terms, conditions or provisions of (A) its governing instruments or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either Investor is a party or by which it may be bound, or to which either Investor or any of the properties or assets of such Investor may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to either Investor or any of its respective properties or assets except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Investors’ ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(c) Consents and Approvals. Other than (i) the securities or blue sky laws of the various states, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act, and (iii) the filing by the Company of the Charter Amendment and Certificate of Designations, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by Investors of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Financial Capability.

(i) At the Closing, Investors will have access to available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement. Investors are not aware as of the Initial Signing Date of any reason by which the funds sufficient to fulfill its obligations under Article I will not be available at the Closing.

(ii) Investors have delivered to the Company a true, correct and complete copy of an executed amended and restated commitment letter between Conversant Opportunity Master Fund LP and Investors, dated as of the date hereof, a copy of which is attached hereto as Exhibit F (together with all annexes, schedules and exhibits (in each case, if any) thereto, the “A&R Equity Commitment Letter,” and the commitment thereunder, the “Equity Financing Commitment”) to provide, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the “Equity Financing”), pursuant to which, and subject to the terms and conditions of which, the Persons party thereto have committed to provide equity financing in the respective amounts, and on the terms and conditions set forth therein. The Equity Financing is in amounts sufficient to enable Investors to perform their obligations under this Agreement at Closing, and to consummate the transactions contemplated hereby at Closing, including the payment of the Purchase Price and the Backstop Commitment. As of the date of this Agreement, the A&R Equity Commitment Letter is in full force and effect and constitutes a valid, legal, binding and enforceable obligation of Investors and the other parties thereto. As of the date of this Agreement, the A&R Equity Commitment Letter has not been withdrawn, terminated, amended, restated, replaced, supplemented or otherwise modified or waived and no such withdrawal, termination, amendment, restatement, replacement, supplement, modification or waiver is contemplated. The A&R Equity Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement. There are no side letters or other agreements, contracts or understandings relating to the A&R Equtiy Commitment Letter that could adversely affect the availability of the Equity Financing, and neither Investor knows of any facts or circumstances that may be expected to result in any of the conditions set forth in the A&R Equity Commitment Letter not being satisfied, or the Equity Financing not being available to the Investors, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Investor, or by any other party thereto, under any term or condition of the A&R Equity Commitment Letter, and neither Investor has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the A&R Equity Commitment Letter. Except as expressly set forth in the A&R Equity Commitment Letter, there are no conditions precedent related to the funding of the full amount of the Equity Financing. As of the date of this Agreement, no financing source has notified Investors of its intention to terminate or withdraw the Equity Financing Commitment. Subject to the satisfaction of the conditions contained in Section 4.1 and 4.2, as of the date of this Agreement, neither Investor has reason to believe that any of the conditions to the Equity Financing contemplated by the Equity Financing Commitment will not be satisfied or that the Equity Financing will not be made available to Investors on the Closing Date. As of the date of this Agreement, neither Investor is aware of any fact or occurrence that makes any representation or warranty of such Investor included in this Agreement or the Equity Financing Commitment inaccurate. Upon funding of the Equity Financing Commitment, each Investor will have on the Closing Date, funds sufficient to fund all of the amounts required to be provided by each Investor for the consummation of the transactions contemplated hereby at Closing, including the payment of the Purchase Price and the Backstop Commitment, and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby at Closing, including all related fees and expenses, and such available funds are sufficient for the satisfaction of all of Investors’ obligations under this Agreement at Closing, as applicable.

(iii) It is expressly acknowledged and agreed by each Investor that the obligations of such Investor under this Agreement are not subject to any conditions regarding each Investor’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(iv) Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the A&R Guarantee, pursuant to which, among other things, the Guarantor has guaranteed, on the terms and conditions set forth therein, certain obligations, covenants and agreements of Investors under this Agreement. The A&R Guarantee is in full force and effect and constitutes the valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(v) Following the Closing, Investors will have access to available funds necessary to fund amounts pursuant to Section 3.2. Neither Investor is aware as of the date hereof of any reason by which the funds sufficient to fulfill its obligations under Section 3.2 will not be available.

(e) Brokers, Finders, etc. Neither Investor nor their Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees.

(f) Purchase for Investment. Each Investor acknowledges its understanding that the offering and sale of the Purchased Shares are intended to be exempt from registration under the Securities Act and that the Company is relying upon the truth and accuracy of such Investor’s representations and warranties contained herein and such Investor’s compliance with this Agreement in order to determine the availability of such exemptions and the eligibility of Investors to acquire the Purchased Shares in accordance with the terms and provisions of this Agreement. In furtherance thereof, each Investor represents and warrants to the Company that:

(i) Such Investor is an institutional “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and, if there should be any change in such status prior to any Closing Date, such Investor will promptly inform the Company of such change;

(ii) Such Investor (A) has the financial ability to bear the economic risk of its investment in the Purchased Shares, (B) has no need for liquidity with respect to its investment therein, (C) has adequate means for providing for its current needs and contingencies, and (D) has such knowledge, experience and skill in evaluating and investing in issues of equity securities based on actual participation in financial, investment and business matters, such that it is capable of evaluating the merits and risks of an investment in the Company and the suitability of the Purchased Shares; and

(iii) Without prejudice to any claim of such Investor hereunder for breach of the Company’s representations and warranties or for Fraud: such Investor has been given the opportunity to conduct a due diligence review of the Company concerning the terms and conditions of the offering of the Purchased Shares and other matters pertaining to an investment in the Purchased Shares in order for such Investor to evaluate the merits and risks of an investment in the Purchased Shares; such Investor has received such information as it deems necessary in order to make an investment decision with respect to the Purchased Shares.

(iv) Such Investor became aware of this offering of the Purchased Shares solely by means of direct contact between it and the Company or a representative of the Company, and Purchased Shares were offered to such Investor solely by direct contact between it and the Company or a representative of the Company. Such Investor did not become aware of this offering of Purchased Shares, nor were Purchased Shares offered to such Investor, by any other means. Such Investor acknowledges that it was not induced to purchase Purchased Shares through any form of general solicitation or general advertising.

(v) Such Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by OFAC or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Such Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that such Investor is permitted to do so under applicable law. If such Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), such Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by such Investor and used to purchase the Purchased Shares were legally derived.

(vi) None of (A) Investors, (B) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (C) any Beneficial Owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by such Investor is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company.

(g) No Registration. Each Investor has been advised that the Purchased Shares have not been registered under the Securities Act, or any non-U.S. securities, state securities or “blue sky” laws, and therefore cannot be resold unless they are registered under such laws or unless an exemption from registration thereunder is available. Each Investor is purchasing the Purchased Shares for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof, and has no present intention of distributing or reselling any thereof. In making the foregoing representations, each Investor is aware that it must bear, and represents that such Investor is able to bear, the economic risk of such investment for an indefinite period of time.

(h) Ownership of Common Stock. As of the Initial Signing Date, except as publicly disclosed by each Investor prior to the Initial Signing Date, neither Investor nor any of their Affiliates owns (directly or indirectly, beneficially or of record) any shares of Common Stock and neither Investor nor any of its Affiliates holds any rights to acquire or vote any shares of Common Stock except pursuant to this Agreement. Neither Investor nor any of their “affiliates” or “associates” is or has been, within three years of the Initial Signing Date, an “interested stockholder” of the Company, as those terms are defined in Section 203 of the General Corporation Law of the State of Delaware (“DGCL”), or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement or any of the transactions contemplated hereby. As of the Initial Signing Date, there are no contracts between either Investor, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to the Company or the transactions contemplated hereby.

(i) Investors Information. All information furnished to the Company by Investors for use in the Company Proxy Statement and Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that no representation or warranty is made by each Investor with respect to (A) statements included or incorporated by reference in the Registration Statement based on information supplied by or on behalf of the Company or any of its directors (other than those who are representatives of such Investor), officers, employees, Affiliates, agents or other representatives, or (B) any financial projections or forward-looking statements.

(j) No Additional Representations. Except for the representations and warranties made by Investors in this Section 2.2, neither Investor or any of their Affiliates or representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, its Affiliates, their respective businesses, this Agreement, any Ancillary Document or the transactions contemplated by the Agreement. Each Investor, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Article II (as modified by the Disclosure Letter), in any other Ancillary Document or in any certificate delivered by the Company pursuant to this Agreement or any Ancillary Document, it is not acting, by entering into this Agreement or consummating the transactions contemplated by this Agreement, in reliance on (i) any other representation or warranty, express or implied, (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to each Investor or any of its Affiliates or representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated by this Agreement, in connection with presentations by the Company’s management or in any other forum or setting, or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE III

COVENANTS

SECTION 3.1 Restrictive Legends.

(a) Each Investor acknowledges and agrees that Purchased Shares and any securities issued or issuable with respect to such securities by way of stock dividend or stock split or in connection with a combination of shares, conversion of such securities, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear restrictive legends in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND STATE SECURITIES LAWS WHICH IS AVAILABLE.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any such securities upon which it is stamped, if (i) such securities are registered for sale under an effective registration statement filed under the Securities Act, (ii) such securities are eligible for resale pursuant to Rule 144 promulgated under the Securities Act, or (iii) if such securities are proposed to be sold pursuant to an exemption from registration and the Company receives an opinion of counsel reasonably satisfactory to it and any other documentation reasonably requested by the Company with respect to compliance with such exemption.

SECTION 3.2 Equity Accordion.

(a) On or after the Closing Date, the Company may from time to time request additional investments (each an “Additional Investment”) from Investors in shares of Series A Preferred Stock at the Issue Price per share of Series A Preferred Stock up to an aggregate amount equal to $25,000,000 (the “Accordion Cap”).

(b) The Company may request an Additional Investment by delivering a written election to Investors which sets forth (i) the amount of such Additional Investment and the amount of shares of Series A Preferred Stock to be purchased, (ii) a description of the intended use of such Additional Investment (the “Designated Use”) and (iii) the applicable wire transfer instructions (each, a “Drawdown Election”).

(c) With respect to any Drawdown Election to be used for any matter set forth on Section 3.2(c) of the Disclosure Letter (the “Buy-Box Matters”), upon receipt of such Drawdown Election, Investors shall be subject to a binding commitment to purchase, and shall purchase, such shares of Series A Preferred Stock set forth in such Drawdown Election in accordance with this Section 3.2, up to the portion of the Accordion Cap then remaining.

(d) Upon receipt of a Drawdown Election, (i) if the Designated Use set forth in such Drawdown Election is a Buy-Box Matter, Investors shall fund such Additional Investment within ten (10) Business Days of receipt of the Drawdown Election by wire transfer in accordance with the instructions set forth in the Drawdown Election and (ii) if the Designated Use set forth in such Drawdown Election is not a Buy-Box Matter, Investors, in their sole discretion, shall have the right to elect to fund, or not to fund, such Additional Investment, and Investors shall notify the Company of their election within ten (10) Business Days of the receipt of the Drawdown Election. If Investors elect to fund such Additional Investment contemplated by clause (ii) above, Investors shall fund such Additional Investment within ten (10) Business Days of delivery of their election to fund by wire transfer in accordance with the instructions contained in such Drawdown Election.

(e) Each Investor’s obligation to fund any Additional Investment pursuant to this Section 3.2 shall be subject to the fulfillment or waiver by such Investor on or prior to the date upon which such funding obligation is due hereunder of the following conditions: (i) there shall not have occurred and be continuing a Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries shall be default in the payment of Indebtedness in an aggregate amount of $25,000,000 or more, or in default under any agreement relating to such Indebtedness.

(f) Promptly following the payment for any shares of Series A Preferred Stock purchased by Investors pursuant to Drawdown Election, the Company will deliver to each Investor evidence of the issuance of such shares of Series A Preferred Stock.

(g) For the avoidance of doubt, (i) any Drawdown Election made by the Company shall be subject to the terms of the Investor Rights Agreement, including Section 4 thereof and (ii) any Drawdown Election that does not require consent of Investor A under Section 4 of the Investor Rights Agreement shall not require any other consent of Investors under this Agreement or the Investor Rights Agreement (subject to the terms of Section 3.2(e)) other than as set forth on Section 3.2(c) of the Disclosure Letter.

SECTION 3.3 Consents and Approvals.

(a) From and after the Initial Signing Date, the Company has used and shall use its reasonable best efforts to obtain, as promptly as practicable, any Consents set forth on Section 3.3 of the Disclosure Letter and Governmental Approvals required on the part of the Company in connection with the transactions contemplated by this Agreement. Each of the Company and Investors shall, and shall cause its respective Affiliates to, use reasonable best efforts to cooperate with the other party in securing any such Consents and Governmental Approvals.

(b) In furtherance of the foregoing, to the extent required under the HSR Act, Investors and the Company agree to each promptly, and in any event within ten (10) Business Days, following the date hereof make any and all filings required under the HSR Act and agree to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including, to the extent then available, by requesting early termination of the waiting period provided for under the HSR Act. Each party shall, in connection therewith, use its commercially reasonable efforts to: (i) cooperate in all respects with the other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other party reasonably informed of any communication received by such party or its representatives from, or given by such party or its representatives to, any governmental authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding the purchase of the Purchased Shares; (iii) permit a representative of the other party and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such governmental authority or other person, give a representative or representatives of the other party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s representative is prohibited from participating in or attending any meetings or conferences, the other party shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the purchase of the Purchased Shares, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity.

SECTION 3.4 Stockholder Approval.

(a) As promptly as reasonably practicable after the execution of this Agreement but in any event not more than three (3) Business Days after the date hereof, the Company shall prepare an amendment to the Company Proxy Statement reflecting the amendments to the transactions contemplated by this Agreement as compared to the transactions contemplated by the Initial Investment Agreement and file it with the SEC (the “Amended Company Proxy Statement”). The Board of Directors has determined that the transactions contemplated by this Agreement and the Ancillary Documents are fair to and in the best interests of the Company and its stockholders, has resolved to recommend to the Company’s stockholders that the holders of the Common Stock approve the Charter Amendment, the issuance of the Purchased Shares, the shares of Series A Preferred Stock pursuant to the Additional Investment and the Warrants to Investors, the issuance of the Backstop Agreement Shares to the Backstop Purchaser, the New LTIP and the other transactions contemplated hereunder and shall include such recommendation in the Amended Company Proxy Statement. Each Investor shall provide to the Company all information concerning such Investor and its Affiliates as may be reasonably requested by the Company in connection with the Amended Company Proxy Statement and shall otherwise cooperate with the Company in the preparation of the Amended Company Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company and Investors shall promptly correct any information provided by it for use in the Amended Company Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. The Company shall notify Investors promptly upon the receipt of any comments from the SEC and of any request by the SEC for any further amendments or supplements to the Amended Company Proxy Statement and shall supply Investors with copies of all written correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Amended Company Proxy Statement. The Company shall use its commercially reasonable efforts to respond promptly to any comments received from the SEC concerning the Amended Company Proxy Statement and to resolve such comments with the SEC, and shall use its commercially reasonable efforts to cause the Amended Company Proxy Statement to be disseminated to its stockholders promptly after the resolution of any such comments.

(b) Subject to Section 3.4(a), the Company shall use commercially reasonable efforts to take all necessary actions in accordance with applicable Law, the organizational documents of the Company and the rules of NYSE to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Requisite Vote, as soon as reasonably practicable. The Company shall use its commercially reasonable efforts to obtain the Requisite Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, adjourn, recess, or postpone the Company Stockholders’ Meeting (i) after consultation with the Investors, to the extent necessary to ensure that any required supplement or amendment to the Company Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting, (ii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Amended Company Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iii) to solicit additional proxies if the Company reasonably believes it may be necessary to obtain the Requisite Vote.

SECTION 3.5 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor Investors will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld, conditioned or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.

SECTION 3.6 Confidentiality. Subject to the terms and conditions set forth in the Confidentiality Agreement, which shall remain in full force and effect until the Closing, each party to this Agreement will hold, and will cause its respective Affiliates and their respective directors, managers, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is reasonably necessary in connection with any reasonably necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by or on behalf of such other party or its representatives pursuant to this Agreement (except to the extent that such information is (a) previously known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (b) is available to the public through no violation of this Section 3.6 by such party, (c) later lawfully acquired from other sources by the party to which it was furnished) (d) is independently developed by such party without use or reference to the Information, and neither party hereto shall release or disclose such Information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, financing sources and other consultants and advisors. Nothing herein shall prevent any party, or any of their respective Affiliates which is a private equity or other investment fund from making customary disclosures to its current, future or potential investors.

SECTION 3.7 Certificate of Designations. Prior to or upon the Closing, and subject to receipt of the Requisite Vote, the Company shall file with the Secretary of State of the State of Delaware the Certificate of Designations in the form attached hereto as Exhibit B.

SECTION 3.8 Charter Amendment. Prior to or upon the Closing, and subject to receipt of the Requisite Vote, the Company shall file with the Secretary of State of the State of Delaware the Charter Amendment in the form attached hereto as Exhibit C.

SECTION 3.9 Ancillary Documents. On the Closing Date and subject to the terms and conditions set forth herein, (i) the Company, Investors and Silk Partners LP shall enter into an investor rights agreement, substantially in the form attached hereto as Exhibit D hereto (the “Investor Rights Agreement”), (ii) the Company and Investors shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), and (iii) the Company, Computershare, Inc., and Computershare Trust Company, N.A. shall enter into a warrant agreement, substantially in the form attached hereto as Exhibit J (the “Warrant Agreement”).

SECTION 3.10 Operation of the Business Prior to Closing. Except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 3.10 of the Disclosure Letter, (iii) as required by applicable Law or Data Security Requirements, or (iv) as approved in advance by Investors (which approval shall not be unreasonably withheld, conditioned or delayed), from the Initial Signing Date through the Closing, the Company shall, and shall cause its Subsidiaries to, operate, in the ordinary course of business in all material respects and use commercially reasonable efforts to preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with third parties. Except (1) as expressly contemplated by this Agreement, (2) as set forth in Section 3.10 of the Disclosure Letter or (3) as required by applicable Law or Data Security Requirements, from the Initial Signing Date through the Closing, the Company and its Subsidiaries, without the prior written consent of Investors (which consent shall not be unreasonably withheld, conditioned or delayed), shall not:

(a) declare, or make payment in respect of, any dividend or other distribution upon any shares of Common Stock or other capital stock or equity interest of the Company;

(b) redeem, repurchase or acquire any shares of capital stock or other equity securities of the Company or any of its Subsidiaries, other than (i) repurchases of shares (A) approved by the Board of Directors and publicly announced prior to the Initial Signing Date, (B)

made in an “open market” transaction at the then-prevailing price or through an “accelerated share repurchase” on customary terms or (C) from employees, officers or directors of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice pursuant to any of the Company’s agreements or plans in effect as of the Initial Signing Date and (ii) shares withheld on the vesting of employee stock awards;

(c) authorize, issue or reclassify any capital stock, or securities exercisable for, exchangeable for or convertible into shares, of the Company or any of its Subsidiaries other than (i) the authorization and issuance of the shares contemplated by this Agreement and (ii) issuances pursuant to any of the Company’s agreements or plans in effect as of the Initial Signing Date of shares, or securities exercisable for, exchangeable for or convertible into shares, of the Company to (A) officers or directors of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (B) non-officer employees of the Company or any of its Subsidiaries;

(d) except for the Charter Amendment and filing of the Certificate of Designations (after obtaining the Requisite Vote at the Company Stockholders’ Meeting), amend or otherwise change, or waive any provision of, the Certificate of Incorporation or the Bylaws or any organizational document of any Subsidiary, including as a result of a merger, amalgamation, consolidation or other similar or extraordinary transaction;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Company or any of its Subsidiaries, except pursuant to a binding agreement in effect as of the Initial Signing Date (of which a copy has been provided to Investors prior to the date of Initial Signing Date);

(f) make any loans or advances of money to any Person (other than the Company and its Subsidiaries), except for (i) loans made pursuant to any Incentive Plan, (ii) advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice or (iii) trade credit extended to customers, franchisees and other business counterparties in the ordinary course of business consistent with past practice;

(g) any action or transaction that would result in an adjustment to the conversion price pursuant to Section 11 of the Certificate of Designations (assuming for such purpose that the Purchased Shares were issued and outstanding as of the Initial Signing Date);

(h) incur any Indebtedness, or Liens, including any obligations under financing type leases, or make any guarantees;

(i) commit to or make any capital expenditure in excess of $1,000,000;

(j) make any acquisition of stock or assets of any Person, or merge or consolidate with any Person;

(k) take any action, or refrain from taking any action, in breach in any material respect of the Company’s obligations under the Promissory Note; or

(l) authorize or enter into a contract or otherwise make any commitment to do any of the foregoing.

SECTION 3.11 Commercially Reasonable Efforts to Close. Each of the Company and Investors will use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable Laws so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate reasonably with the other party hereto to that end.

SECTION 3.12 Authorized Common Stock. At any time that any Private Placement Preferred Shares are outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized share capital of the Company to include a number of authorized but unissued shares of Common Stock equal to the number of shares of Common Stock issuable upon the conversion of all Private Placement Preferred Shares then issued and outstanding. All shares of Common Stock delivered upon conversion of the Private Placement Preferred Shares shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and free and clear of any Liens (other than Liens incurred by Investors, Liens arising under this Agreement, the Registration Rights Agreement or the Investor Rights Agreement or restrictions arising under applicable securities Laws).

SECTION 3.13 NYSE Listing of Shares. To the extent it has not already done so, the Company shall promptly apply to cause the shares of Common Stock issuable upon the conversion of the Private Placement Preferred Shares to be approved for listing on the NYSE, subject to official notice of issuance.

SECTION 3.14 State Securities Laws. Prior to the Closing, the Company shall use its commercially reasonable efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of Purchased Shares and the shares of Common Stock issuable upon the conversion of the Private Placement Preferred Shares and (b) cause such authorization, approval, permit or qualification to be effective as of the Closing and, as to the Purchased Shares and the shares of Common Stock issuable upon conversion of the Private Placement Preferred Shares, as of any such conversion.

SECTION 3.15 Exclusivity. The Company agrees that until the earlier of (a) the termination of this Agreement under the terms hereof and (b) the Closing, the Company shall not, and shall cause its Subsidiaries or any of their respective officers, directors, employees, agents or Affiliates not to: (i) enter into any written or oral agreement or understanding with any Person (other than Investors) regarding any equity financing (including any financing involving debt or other securities convertible or exchangeable for equity) of the Company or its Subsidiaries or any sale (whether by sale of stock, merger, consolidation, sale of assets or other disposition) of all or substantially all of the Company or any of its Subsidiaries or any material portion of their consolidated assets (“Another Transaction”); (ii) enter into or continue any negotiations or discussion with any Person (other than Investors) regarding the possibility of Another Transaction; or (iii) except as otherwise required by Law, order of a Governmental Entity or similar compulsion, provide any nonpublic financial or other confidential or proprietary information regarding the

Company to any Person (other than Investors, its Affiliates and its representatives). Promptly following the Initial Signing Date, the Company shall cease any such discussions, negotiation or nonpublic information sharing with any other Person (other than Investors, its Affiliates and its representatives) regarding Another Transaction. The Company agrees that until the earlier of (x) the termination of this Agreement under the terms hereof and (y) the Closing, the Company shall promptly notify Investors if it receives any offers, inquiries or proposals regarding Another Transaction and, subject to the confidentiality terms thereof, will keep Investors informed as to the status and details thereof. For the avoidance of doubt, nothing contained in this Section 3.15 shall restrict, limit or prevent the Company from any discussions, negotiations, agreements or arrangements between the Company and any third party related to any potential refinancing of its or its subsidiaries’ current indebtedness.

SECTION 3.16 Certain Employee Matters.

(a) On or prior to the Initial Signing Date, the Board of Directors approved and adopted Amendment No. 1 to the Company’s 2019 Omnibus Stock and Incentive Plan in the form attached hereto as Exhibit G (the “New LTIP”), subject to receipt of the Requisite Vote. As soon as practicable, but in no event more than thirty (30) days following the Closing, the Company shall (i) prepare and file a registration statement with the SEC on Form S-8 for the shares of Common Stock available for issuance under the New LTIP, (ii) apply to cause the shares of Common Stock available for issuance under the New LTIP to be approved for listing on the NYSE, and (iii) grant performance share awards pursuant to the New LTIP in the amounts, to the recipients set forth in Section 3.16(a) of the Disclosure Letter and on the terms set forth in form of Performance Award attached hereto as Exhibit H.

SECTION 3.17 Tax Matters.

(a) Each Investor and the Company agree for U.S. federal income tax purposes not to treat the Series A Preferred Stock as “preferred stock” within the meaning of Section 305 of the Code and U.S. Treasury Regulations Section 1.305-5.

(b) The Company shall pay any and all documentary, stamp and similar issue or transfer tax due on (i) the issuance of the Purchased Shares and (ii) the issuance of shares of Common Stock upon conversion of the Private Placement Preferred Shares.

ARTICLE IV

CONDITIONS TO CLOSING

SECTION 4.1 Conditions to the Obligations of the Company and Investors. The obligations of the Company and Investors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver on or prior to the Closing Date (unless otherwise specified) of the following conditions:

(a) No Injunction, etc. No temporary restraining order, preliminary or permanent injunction or other judgement or order issued by any Governmental Entity shall have been issued, and no Law shall be in effect, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(b) Consents and Governmental Approvals. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated to the extent any filing is required under the HSR Act, and the parties shall have received the Consents and Governmental Approvals set forth on Schedule 4.1(b).

(c) Shareholder Approval. The Requisite Vote shall have been obtained and the Charter Amendment shall be effective.

(d) Rights Offering. The Rights Offering shall be closed prior to or contemporaneously with the Backstop Commitment and Private Placement in accordance with the terms and conditions set forth in this Agreement and the Prospectus. No order suspending the effectiveness of the Registration Statement or any party thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

(e) NYSE Listing. The Rights Offering Shares, the Private Placement Common Shares, the Backstop Shares and any shares of Common Stock issuable upon conversion of any Private Placement Preferred Shares at the conversion price specified in the Certificate of Designations as of the Closing shall have been approved for listing on NYSE, subject to official notice of issuance.

SECTION 4.2 Conditions to the Obligations of Investors. The obligation of Investors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Investors on or prior to the Closing Date (unless otherwise specified) of the following conditions:

(a) Representations and Warranties. (i) The Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent any such Fundamental Representation speaks as of the Initial Signing Date or any other specific date, in which case such representation or warranty shall be true and correct as of such date), and (ii) the other representations and warranties of the Company set forth in Section 2.1 (disregarding all qualifications as to materiality or Material Adverse Effect set forth therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty speaks as of the Initial Signing Date or any other specific date, in which case such representation or warranty shall be true and correct as of such date), except, solely with respect to this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and Investors shall have received a certificate signed by an officer of the Company to the foregoing effect.

(b) Material Adverse Effect. Since the Initial Signing Date, there shall not have occurred any Material Adverse Effect.

(c) Performance of Obligations. The Company shall have performed and complied with, in all material respects, all of the obligations and conditions in (i) this Agreement required to be performed or complied with by it on or prior to the applicable Closing Date and (ii) the Promissory Note, and Investors shall have received a certificate signed by an officer of the Company to the foregoing effect.

(d) Certificate of Designations. The Company shall have delivered to each Investor a copy of the Certificate of Designations that has been filed with the Secretary of State of the State of Delaware.

(e) Ancillary Documents. The Company shall have delivered to each Investor the Investor Rights Agreement, Registration Rights Agreement and the Warrant Agreement, each duly executed by the Company and the other parties thereto (other than Investors).

(f) Legal Opinion. The Company shall have delivered to each Investor a customary legal opinion from the Company’s legal counsel with respect to certain organizational and other matters, in the form reasonably agreed between the Company and Investor.

(g) Expenses. Substantially contemporaneous with the Closing, the Company shall have reimbursed the costs and expenses of Investors as set forth in Section 7.9.

(h) Backstop Agreement. The closing of the transactions contemplated by the Backstop Agreement, including the purchase of shares of Common Stock by the Backstop Purchaser, shall have occurred prior to or substantially contemporaneously with the Closing.

SECTION 4.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Company on or prior to the Closing Date (unless otherwise specified) of the following conditions:

(a) Representations and Warranties. The representations and warranties of Investors set forth in Section 2.2 (disregarding all qualifications as to materiality set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the Initial Signing Date or any other specific date, in which case such representation or warranty shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to materially impair or delay Investors’ ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated hereby or thereby; and the Company shall have received a certificate signed by an authorized officer of Investors to the foregoing effect.

(b) Performance of Obligations. Each Investor shall have performed and complied with, in all material respects, all of the obligations and conditions in this Agreement required to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of each Investor to the foregoing effect.

(c) Ancillary Documents. Investors shall have delivered to the Company the Investor Rights Agreement and Registration Rights Agreement, each duly executed by Investors.

(d) Payment of Purchase Price. Subject to Section 1.4, Investors shall have delivered to the Company payment of the Purchase Price, payable by wire transfer of immediately available funds to an account designated in advance of the Closing Date by the Company.

(e) Form W-9. Each Investor shall have delivered to the Company at least two Business Days prior to the Closing Date a properly executed IRS Form W-9 from Investor (or, if Investor is a disregarded entity for U.S. federal income Tax purposes, its regarded owner).

ARTICLE V

INDEMNIFICATION

SECTION 5.1 Indemnification by the Company. From and after the Closing, the Company shall indemnify Investors and its Affiliates and its and their officers, directors, managers, employees and agents (collectively, the “Investors Related Parties”) from, and hold each of them harmless against, any and all losses, expenses, damages, actions, suits, proceedings (including any investigation, litigation or inquiry), demands, claims and causes of action (subject to the express exclusions set forth in Section 5.3(b), “Losses”) and, in connection therewith and promptly upon demand, pay or reimburse each of them for all reasonable and documented out-of-pocket costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, incurred by or asserted against such Investors Related Parties, as a result of or arising out of (a) the failure of the representations or warranties made by the Company contained in Section 2.1(a), (b), (c), (h)(i) and (h)(iii) or in any certificate delivered pursuant hereto to be true and correct (the “Company Indemnification Representations”), or (b) the breach of any of the covenants of the Company contained herein; provided, that in the case of the immediately preceding clause (a), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty as set forth in Section 5.7; provided further, that, for purposes of determining when an indemnification claim has been made, the date upon which an Investors Related Party shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to the Company in accordance with the terms and conditions of this Agreement shall constitute the date upon which such claim has been made.

SECTION 5.2 Indemnification by Investors. From and after the Closing, Investors shall indemnify the Company, and its controlled Affiliates and its and their officers, directors, managers, employees and agents (collectively, the “Company Related Parties”) from, and hold each of them harmless against, any and all Losses and, in connection therewith and promptly upon demand, pay or reimburse each of them for all reasonable and documented out-of-pocket costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, incurred by or asserted against such Company Related Parties as a result of or arising out of (a) the failure of any of the representations or warranties made by the

Investors contained in Sections 2.2(a), (f) and (h) to be true and correct (the “Investors Indemnification Representations,” and together with the Company Indemnification Representations, the “Indemnification Representations”), (b) the breach of any of the covenants of Investors contained herein; provided that, in the case of the immediately preceding clause (a), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty as set forth in Section 5.7; provided further, that, for purposes of determining when an indemnification claim has been made, the date upon which a Company Related Party shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to Investors in accordance with the terms and conditions of this Agreement shall constitute the date upon which such claim has been made.

SECTION 5.3 Limitations to Indemnification.

(a) The maximum amount of indemnifiable Losses that may be recovered from the Company or from Investors, as applicable, shall be an amount equal to the Purchase Price.

(b) No party hereto shall have any liability for Losses pursuant to Section 5.1 or Section 5.2 for any indirect, consequential, exemplary or punitive damages, except for (i) such damages that are paid to a third party in connection with a third-party claim and (ii) consequential or indirect damages that are reasonably foreseeable. Any indemnifiable Losses of Investors Related Parties incurred by the Company shall be payable to such Investors Related Parties based on the Investors’ as-converted Beneficial Ownership of the Company.

(c) Notwithstanding anything to the contrary contained in this Agreement, (i) no Indemnified Party or any of its Affiliates will be entitled to recover more than one time for any particular Losses under this Agreement and (ii) to the extent an Indemnifying Party has paid any Losses under this Agreement to any Indemnified Party, no other Indemnified Party shall be entitled to recover the same Losses in respect of the claims for which such Losses were paid.

(d) Each Indemnified Party shall make reasonable efforts to mitigate or minimize all Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder and, if an Indemnified Party fails to use commercially reasonable efforts to so mitigate any indemnifiable Losses under this sentence, the Indemnifying Party that would otherwise have an indemnity obligation hereunder with respect to such Losses shall have no liability for any portion of such Losses that reasonably would have been avoided or mitigated had the Indemnified Party made such efforts.

SECTION 5.4 Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought in accordance with the terms and conditions of this Agreement; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification that it may claim in accordance with this Article V unless and to the extent the Indemnifying Party is materially prejudiced by such failure.

(b) Promptly after any Company Related Party or Investors Related Party (in such context, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder from, or the commencement of any action, suit or proceeding by, a person unaffiliated with either party or its respective Affiliates, which claim the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (in such context, the “Indemnifying Party”) written notice of such Third Party Claim identifying the nature and the basis of such Third Party Claim to the extent then known, but failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. The Indemnifying Party shall have the right to assume and control the defense of, and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith and irrevocably agrees to provide indemnification hereunder, provided, that notwithstanding anything to the contrary in this Section 5.4, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and to the extent the Indemnifying Party has assumed the defense, shall transfer control of such defense to the Indemnified Party) if (i) such Third Party Claim seeks equitable relief or such Third Party Claim involves a criminal action, (ii) the Indemnifying Party shall not have assumed the defense of such Third Party Claim within 10 Business Days of receipt of notice of such claim for indemnity or (iii) such Third Party Claim exceeds the Purchase Price. If the Indemnifying Party undertakes to assume and control the defense or settle such Third Party Claim, it shall promptly, and in no event later than ten (10) Business Days after notice of such claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate in good faith with the Indemnifying Party and its counsel in all reasonable respects in the defense thereof or the settlement thereof. Subject to the requirements of applicable Law, any material agreement pursuant to which the Indemnified Party or the Indemnifying Party is bound and the applicability of attorney-client privilege, such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. The Indemnifying Party shall bear all reasonable and documented out-of-pocket costs of the Indemnified Party associated with such cooperation by the Indemnified Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense in good faith, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its own expense, to participate in the defense of such asserted liability and any negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third Party Claim, failed to (x) assume the defense or settlement of such Third Party Claim, and (y) notify the Indemnified Party of such assumption, or (B) the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be one or more reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then, in each case, the Indemnified Party shall have the right to select one (1) separate counsel and, upon prompt notice to the Indemnifying Party, to assume such settlement or legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any provision of this Agreement to the contrary, the Indemnifying Party shall not settle any indemnifiable claim hereunder without the consent of the Indemnified Party (which consent shall not be unreasonably withheld), unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the Indemnified Party.

SECTION 5.5 Exclusive Remedy. After the Closing, the sole and exclusive remedy for any and all Losses related to the breach of any Indemnification Representation or any covenant to be performed prior to the Closing Date of this Agreement shall be the rights of indemnification set forth in this Article V only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise shall limit or otherwise restrict a Fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 7.7.

SECTION 5.6 Tax Matters. All indemnification payments under this Article V shall be treated as adjustments to the Purchase Price for tax purposes, except as otherwise required by applicable Law.

SECTION 5.7 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive for twelve (12) months following the Closing. All of the covenants or other agreements of the parties contained in this Agreement to be performed prior to the Closing shall terminate at the Closing. All covenants or agreements of the parties contained in this Agreement to be performed following the Closing shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

ARTICLE VI

TERMINATION

SECTION 6.1 Termination. This Agreement may be terminated at any time:

(a) by the mutual written consent of the Company and Investors;

(b) by either the Company or Investors if the Closing shall not have occurred on or before January 31, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any party whose failure to materially comply with any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by either the Company or Investors if the approval by the stockholders of the Company required for the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the Requisite Vote at the Company Stockholders’ Meeting (or any adjournment or postponement thereof);

(d) by either the Company or Investors if any Governmental Entity shall have issued an injunction or other ruling prohibiting the consummation of any of the transactions contemplated by this Agreement and the Ancillary Documents and such injunction or other ruling shall not be subject to appeal or shall have become final and unappealable;

(e) by the Company if (i) Investors shall have breached any representation, warranty, covenant or agreement of Investors set forth in this Agreement, (ii) such breach or misrepresentation is not cured or capable of being cured by the Outside Date, and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 4.3 not to be satisfied; provided that the Company is not then in breach of this Agreement so as to cause the conditions to the Closing set forth in either Section 4.1 or 4.2 to not (in the absence of a waiver) be satisfied as of the Closing Date; or

(f) by Investors if (i) the Company shall have breached any representation, warranty, covenant or agreement of the Company set forth in this Agreement, (ii) such breach or misrepresentation is not cured or capable of being cured by the Outside Date, and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 4.2 not to be satisfied; provided that Investors are not then in breach of this Agreement so as to cause the conditions to the Closing set forth in either Section 4.1 or 4.3 to not (in the absence of a waiver) be satisfied as of the Closing Date.

SECTION 6.2 Effect of Termination. In the event of any termination of this Agreement in accordance with Section 6.1, neither party (or any of its Affiliates) shall have any liability or obligation to the other (nor any of its Affiliates) under or in respect of this Agreement, except to the extent of (a) any liability arising from any willful and material breach by such party of its obligations of this Agreement arising prior to such termination and (b) any Fraud or intentional or willful breach of this Agreement. In the event that this Agreement is terminated under Section 6.1, all further obligations of the parties under this Agreement, other than pursuant to Section 3.6 and this Section 6.2 and Article VII, will be terminated without further liability of any party to any other party.

ARTICLE VII

DEFINITIONS AND MISCELLANEOUS

SECTION 7.1 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a) the word “or” is not exclusive;

(b) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d) the term “made available” means that the information referred to has been (i) posted in the “data room” established by the Company or its representatives at least one day prior to the Initial Signing Date, or in publicly available Company Reports filed by the Company with the SEC on or after January 1, 2019 and at least two days prior to the Initial Signing Date.

(e) “A&R Guarantee” means that certain amended and restated guarantee, dated as of the date of this Agreement, delivered by Conversant Opportunity Master Fund LP to the Company, a copy of which is attached hereto as Exhibit I.

(f) “Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

(g) “Ancillary Documents” means the Promissory Note, Investor Rights Agreement, the Registration Rights Agreement, the Warrant Agreement, the Backstop Agreement and each other agreement, document, instrument, schedule or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated hereunder.

(h) “Beneficial Owner,” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

(i) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law to remain closed (other than Lincoln’s Birthday or Election Day, which shall be considered Business Days).

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Company Plan” means a benefit plan for the benefit of the Company’s or any of its Subsidiaries’ current or former employees in the United States which the Company or any of its Subsidiaries sponsors, maintains or contributes to or under which the Company or any of its Subsidiaries has any current or potential liability.

(l) “Company Permit” means any material license, certificate, authorization, approval, clearance, exemption, registration or permit issued by any Governmental Entity held by the Company or any of its Subsidiaries.

(m) “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 20, 2021, by and between the Company and Conversant Capital LLC.

(n) “Consents” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, or filing of, with or to any Person.

(o) “Eligible Stockholder” means each holder of the Company’s Common Stock as of the Record Date.

(p) “Environmental Law” shall mean any Laws regulating, relating to or imposing standards of conduct concerning protection of the environment or of human health and safety as related to exposure to Hazardous Materials.

(q) “ERISA” means the Employee Retirement Income Security Act of 1974.

(r) “ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Fraud” means knowing and intentional misrepresentation with respect to the making of any representations and warranties set forth in this Agreement.

(u) “Fundamental Representations” means the representations set forth in Section 2.1(a), 2.1(b), 2.1(c), 2.1(d) and 2.1(k) of this Agreement.

(v) “Governmental Approvals” means any Consent of, made with or obtained from, any Governmental Entity.

(w) “Governmental Entity” means any nation or government or multinational body, any state, agency, commission, or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self-regulatory entity supervising, organizing and supporting any stock exchange.

(x) “Hazardous Materials” shall mean any gasoline or petroleum (including crude oil or any fraction thereof), petroleum product, polychlorinated biphenyl, poly- and perfluoroalkyl substances, radioactive material, toxic mold, radon, urea-formaldehyde insulation, asbestos, lead-based paint and plumbing, pollutant, contaminant, and any other substance regulated pursuant to or that could give rise to liability under any Environmental Law.

(y) “HIPAA” means the Health Information Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder at 45 C.F.R. Parts 160 to 164.

(z) “HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(aa) “Incentive Plans” means (i) the Company’s 2019 Omnibus Stock and Incentive Plan and (ii) the Company’s 2007 Omnibus Stock and Incentive Plan.

(bb) “Increased Authorized Share Number” means 15,000,000 shares of Common Stock.

(cc) “Indebtedness” means, with respect to any Person, without duplication, (i) any indebtedness of such Person for borrowed money; (ii) any other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument; (iii) all obligations of such Person under any financing leases; (iv) all liabilities secured by any encumbrance on any real property owned by such Person even though such Person has not assumed or otherwise become personally liable for the payment thereof; (v) any obligation under any factoring, securitization or other similar facility or arrangement; (vi) any reimbursement obligation with respect to drawn letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities; (vii) any obligation issued or assumed as the deferred purchase price of property; (viii) all net obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations; and (ix) all guaranties of such Person in respect of Indebtedness of others.

(dd) “Intellectual Property” means the following intellectual property rights, in each case, to the extent protectable under applicable Law, (i) patents and patent applications and any reissues, continuations, continuations in part, divisions, revisions, extensions or reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, slogans, and logos and registrations, applications and renewals for any of the foregoing, as applicable, together with all of the goodwill associated therewith, (iii) copyrights and other works of authorship and registrations, applications and renewals for any of the foregoing, as applicable, and (iv) trade secrets, other rights in confidential and other nonpublic information, and rights in know-how, inventions, discoveries, improvements, methodology, databases, algorithms, systems and technology (whether patentable or not).

(ee) “IT Assets” means telecommunications, computer software, hardware systems, firmware, websites, networks, interfaces and related systems and technology.

(ff) “Knowledge of the Company” means the actual knowledge after reasonable inquiry of (i) Kimberly S. Lody, (ii) Brandon Ribar, (iii) Tiffany Dutton, and (iv) David Brickman.

(gg) “Law” or “Laws” means all laws, statutes, ordinances, rules, regulations, binding guidance documents, judgments, injunctions, orders and decrees.

(hh) “Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, escheat, encroachment, lien, charge of any kind, option, easement, purchase right, right of first refusal, right of pre-emption, conditional sale agreement, covenant, condition or other similar restriction (including restrictions on transfer) or any agreement to create any of the foregoing.

(ii) “Material Adverse Effect” means, with respect to the Company, means any change, effect, event, occurrence, condition, state of facts or development that, either alone or in combination, has had, or would be reasonably expected to have, (i) a materially adverse effect on the business, operations, assets, liabilities or condition (financial or otherwise) or results of operations of the Company, taken as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse effect arising out of, resulting from or attributable to (A) (1) the economy generally or credit, currency, oil, financial, banking, securities, capital markets or financial markets generally (including any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereunder or any disruption thereof and any decline in the price of any security, commodity or market index), including changes in interest or exchange rates, and (2) changes or conditions generally affecting the industry or markets in which the Company participates, (B) any changes or prospective changes in applicable Law, GAAP, or the enforcement or interpretation thereof after the Initial Signing Date, (C) any international or national political, regulatory or social conditions, hostilities, cyber-attack, act of war, sabotage, terrorism, declaration of national emergency or military actions, or any escalation or worsening of any such hostilities, cyber-attack, act of war, sabotage, terrorism, declaration of national emergency or military actions, (D) the failure of the Company to meet or achieve the results set forth in any internal budget, plan, projection or forecast; provided, that this clause (D) will not prevent a determination that any change, effect or other cause underlying such failure to meet budgets, plans, projections or forecasts has resulted in or contributed to a Material Adverse Effect, (E) actions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of Investors, (F) the announcement of this Agreement or the transactions contemplated, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with any of its or their business relations or employees, (G) epidemics, pandemics or disease or virus outbreaks (including the COVID-19 pandemic) or (H) hurricanes, earthquakes, tsunamis, tornados, mudslides, floods or other natural disasters, weather conditions, explosions or fires or other force majeure events or acts of God, whether or not caused by any person, or any national or international calamity or crisis; provided, that the matters described in clauses (A), (B), (C), (F) and (G) shall be included and taken into account in the term “Material Adverse Effect” to the extent any such matter has a materially disproportionate adverse impact on the business, operations, assets, liabilities or condition (financial or otherwise) or results of operations of the Company, taken as a whole, relative to the other participants in the industries in which they operate; and (ii) a material impairment on or material delay in the ability of the Company to perform its material obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(jj) “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (iv) pledges or deposits to secure the performance of appeal bonds, fidelity bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) easements, covenants and rights of way (unrecorded and of record) reservations, exceptions and encroachments and other similar Liens (or other encumbrances), and zoning, building and other similar codes or restrictions, which in each case do not adversely affect in any material respect, and are not violated in any material way by, the current use, operation or occupancy of such Property or the operation of the business of the Company and its Subsidiaries thereon; (vi) Liens incurred in connection with any financing related to any real property owned by the Company or its Subsidiaries and existing as of the Initial Signing Date; (vii) Liens the existence of which are disclosed in the notes to the most recent consolidated financial statements of the Company included in the Company Reports; and (viii) any non-exclusive license of any Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business.

(kk) “Person” means any individual, corporation, partnership, limited liability company, association or trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(ll) “Privacy Laws” means, to the extent all of the foregoing regulates personal data or personal information, any applicable Laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, and general consumer protection laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar laws. Without limiting the generality of the foregoing, Privacy Laws shall include HIPAA.

(mm) “Purchased Shares” means collectively the Private Placement Shares and the Backstop Shares.

(nn) “Record Date” means the record date for determining the holders of the Common Stock entitled to receive the Rights pursuant to the terms of the Rights Offering, as may be established by the Company.

(oo) “Registration Statement” means a registration statement on Form S-1 or Form S-3 (as applicable) pursuant to which the issuance of the shares of Rights Offering Shares offered in the Rights Offering will be registered pursuant to the Securities Act, together with any amendments or supplements thereto.

(pp) “Requisite Vote” means the approval at the Company Stockholders’ Meeting of (i) the Charter Amendment by the affirmative vote of a majority of the outstanding shares of the Common Stock as of the Record Date entitled to vote at the Company Stockholders Meeting, (ii) the issuance of the Purchased Shares, the shares of Series A Preferred Stock pursuant to the Additional Investment and the Warrants to Investors, (iii) the issuance of the Backstop Agreement Shares to the Backstop Purchaser pursuant to the Backstop Agreement and (iv) the New LTIP, in the case of clauses (ii), (iii) and (iv), by the affirmative vote of a majority of shares of the Common Stock as of the Record Date present (in person or by proxy) and entitled to vote at the Company Stockholders Meeting.

(qq) “Rights” means the rights distributed by the Company to the Eligible Stockholders to purchase the Rights Offering Shares in the Rights Offering.

(rr) “SEC” means the Securities and Exchange Commission.

(ss) “Securities Act” means the Securities Act of 1933, as amended.

(tt) “Subscription Price” means, with respect to one share of Common Stock, $30.00.

(uu) “Subsidiary” or “Subsidiaries” means, with respect to any Person, another Person of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

(vv) “Tax Return” means any return, declaration, report, statement or other document filed or required to be filed in respect of Taxes (including any attachments thereto), including any information return, claim for refund, amended return and declaration of estimated Tax.

(ww) “Taxes” shall mean all U.S. federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax of any kind whatsoever, and such term shall include any interest, penalties, fines, or additions to tax attributable to such taxes, charges, fees, levies or other assessments, and any liability for Taxes (as heretofore defined) payable by reason of contract, assumption, transferee liability, operation of Law, U.S. Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof and any analogous or similar provision under Law).

SECTION 7.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, facsimile or e-mail (so long as such transmission does not generate an error message or notice of non-delivery, and in the case of e-mail, subject to a non-automated e-mail from the recipient confirming receipt), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

Capital Senior Living Corporation

14160 Dallas Parkway, Suite 300

Dallas, Texas 75254

Attention: General Counsel

Email:       [Redacted]

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Steven A. Seidman

                 Laura H. Acker

Email:       sseidman@willkie.com; lacker@willkie.com

if to Investors, to:

c/o Conversant Capital LLC

25 Deforest Avenue

Summit, New Jersey 07901

Attention: Keith O’Connor

Email:       [Redacted]

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004-1980

Attention: John M. Bibona

Email:       john.bibona@friedfrank.com

SECTION 7.3 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. The Company shall not terminate or amend in any way the Backstop Agreement without the prior written consent of Investors.

SECTION 7.4 Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, however, that Investors may, without the prior written consent of the other party, assign their rights, interests and obligations under this Agreement, in whole or in part, to an Affiliate, and, in each case, in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided, however, that, in each case, no such assignment will relieve Investors of their obligations hereunder.

SECTION 7.5 Applicable Law; Consent to Jurisdiction. This Agreement and any disputes arising out of or relating to this Agreement and the transactions contemplated hereby (whether in contract, tort, or otherwise) will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict or choice of law principles of the State of Delaware or otherwise that would result in the application of any laws other than the laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court in the State of Delaware) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.2 shall be deemed effective service of process on such party.

SECTION 7.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER IN THIS SECTION 7.6.

SECTION 7.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to, in addition to the other remedies provided herein, specific performance of this Agreement and to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court in the State of Delaware in addition to the other remedies to which such parties are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law.

SECTION 7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

SECTION 7.9 Expenses. At the Closing, the Company agrees to pay, reimburse and hold Investors harmless from liability for the payment of all reasonable out-of-pocket fees and expenses incurred by it on or after the Initial Signing Date in connection with the consummation of the transactions contemplated hereby and in accordance with Section 5.2(i) of the Promissory Note (other than expenses incurred by Conversant or the Payee (each as defined in the Promissory Note), including the reasonable fees, charges and disbursements of counsel, in connection with any amendments, modifications or waivers of the provisions of the Promissory Note as may be requested by the Company or arising out of a Default or Event of Default (each as defined in the Promissory Note), all of which shall be paid in accordance with Section 5.2(i) of the Promissory Note); provided, that the maximum amount of such reimbursable costs and expenses shall not exceed $1,300,000 in the aggregate. An estimate of the fees and expenses of third parties may be paid by checks delivered or wire transfers to such parties at the Closing by Investors, the amount of such checks or wire transfers being deducted from the aggregate amount to be paid by Investors at the Closing for the shares of Purchased Shares to be purchased by Investors hereunder. If the Closing does not occur, the Company shall pay, reimburse and hold Investors harmless from liability for the payment of all reasonable out-of-pocket fees and expenses incurred by it on or after the Initial Signing Date and on or prior to the date hereof in connection with Investors’ investigation, due diligence and legal documentation related to the transactions contemplated hereby; provided, that the maximum amount of such reimbursable costs and expenses shall not exceed $550,000 in the aggregate. In addition, Investors shall be responsible for any fees and expenses (including filing fees and fees and expenses of counsel) incurred in connection with making the filings and notifications required by the HSR Act.

SECTION 7.10 Successors and Assigns. This Agreement shall inure to the benefit of the parties, and shall be binding upon the parties and their respective successors, permitted assigns, heirs and legal representatives.

SECTION 7.11 No Third Party Beneficiaries. Nothing in this Agreement will confer any rights upon any person that is not a party or a successor or permitted assignee of a party to this Agreement.

SECTION 7.12 Entire Agreement. This Agreement, together with the Ancillary Documents, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective Affiliates, representatives and agents in respect of such subject matter.

SECTION 7.13 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

SECTION 7.14 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 7.15 Company Disclosure Letter References. The parties agree that the disclosure set forth in any particular Section or subsection of the Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of): (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CAPITAL SENIOR LIVING CORPORATION

By:	/s/ Kimberly S. Lody
Name: Kimberly S. Lody
Title: President and Chief Executive Officer

CONVERSANT DALLAS PARKWAY (A) LP

By: Conversant GP Holdings LLC, its general partner

By:	/s/ Michael Simanovsky
Name: Michael Simanovsky
Title: Manager

CONVERSANT DALLAS PARKWAY (B) LP

By: Conversant GP Holdings LLC, its general partner

By:	/s/ Michael Simanovsky
Name: Michael Simanovsky
Title: Manager

Exhibit A

Rights Offering Terms

Capitalized terms used in this term sheet but not defined herein shall have the meanings given to them in the Agreement to which the term sheet is attached.

THIS TERM SHEET IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION MUST COMPLY WITH ALL APPLICABLE SECURITIES LAWS.

Aggregate Offering Amount	Approximately $72.3 million

Rights Issued	One Right for every share of Common Stock issued and outstanding as of the Record Date

Subscription Price	$30 per share of Common Stock

Offered Shares	1.1 shares of Common Stock per Right

Record Date	September 10, 2021, or such other date as is established for such purpose by the Board of Directors.

Commencement Date	The Company commenced the Rights Offering on September 10, 2021 by mailing of such subscription and disclosure documents on the date specified by the Board of Directors. The Company will file and mail amended subscription documents on or about October 4, 2021.

Termination Date	The date that is the earlier of (i) the date the Company announces it is terminating the Rights Offering and (ii) the Outside Date.

Subscription Period	The Rights may be exercised during a period commencing on the date on which the Rights are issued and ending no later than the Termination Date (as extended, the “Subscription Period”), subject to extension by the Company.

Cancellation, Amendment and Termination	The Company may cancel, terminate or amend the Rights Offering at any time prior to the expiration of the Subscription Period; provided, however, that the prior written consent of Investors is required.

Transferability	Each Right will not be transferable.

Step Up Privilege	No step up privilege.

Oversubscription Right	The holders of Common Stock shall be permitted to exercise oversubscription rights.

Backstop Commitment	Investors will provide the Backstop Commitment on the terms specified in Section 1.3 of the Agreement to which this term sheet is attached and the Backstop Purchaser will provide a backstop commitment pursuant to the Backstop Agreement.

Exhibit B

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PAR VALUE $0.01

OF

CAPITAL SENIOR LIVING CORPORATION

On [●], 2021, the Board of Capital Senior Living Corporation, a Delaware corporation (the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, [●] authorized shares of a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock”:

RESOLVED that, pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended, the Board hereby authorizes a series of preferred stock, par value $0.01 per share, of the Company, classified as “Series A Convertible Preferred Stock” consisting of [●] shares, and with such voting powers and preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as set forth below, and the consent rights set forth in Section 4 of the Investor Rights Agreement, solely to the extent a holder of Series A Convertible Preferred Stock has such consent rights, and solely to the extent such consent rights remain in effect thereunder.

SECTION 1.    Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be [●]. That number from time to time may be increased, with the approval of the holders of a majority of the shares of the outstanding Series A Preferred Stock, voting as a separate class, or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board and (b) the filing of a certificate of increase or decrease with the Secretary of State of the State of Delaware. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

SECTION 2.    Ranking. The Series A Preferred Stock will rank, with respect to dividends and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a)    on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividends or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(b)    junior to each other class or series of Capital Stock of the Company hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividends or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”), and junior to all existing and future indebtedness and other non-equity claims on the Company; and

(c)    senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, other than Parity Stock and Senior Stock (such Capital Stock, “Junior Stock”).

SECTION 3.    Definitions. As used herein with respect to Series A Preferred Stock:

“A&R Investment Agreement” means that certain Amended and Restated Investment Agreement, dated as of [●], 2021, between the Company and Investors, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Certificate of Designations, the Company and its Subsidiaries shall not be deemed to be Affiliates of Investors or any of their respective Affiliates. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning,” or the “beneficial owner” of any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person together with such Person’s Affiliates is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided, however, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person into Common Stock).

“Applicable Price” means a price per share of Common Stock that is the greater of (a) the Current Market Price and (b) the Conversion Price.

“Board” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors for the purposes in question.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York or the State of Texas are authorized or required by law, regulation or executive order to be closed (other than Lincoln’s Birthday or Election Day, which shall be considered Business Days).

2

“Bylaws” means the Second Amended and Restated Bylaws of the Company, as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Certificate of Designations” means this Certificate of Designation, Preferences and Rights, as may be amended from time to time in accordance with applicable law and the Investor Rights Agreement.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as modified by the Certificate of Amendment dated August 27, 1999, the Certificate of Amendment dated December 11, 2020 and the Certificate of Amendment dated [•], 2021 and as may be further amended from time to time in accordance with applicable law and the Investor Rights Agreement.

“Change of Control” means the occurrence, directly or indirectly, of one of the following, whether in a single transaction or a series of transactions:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in this Section 3), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of any such transaction in which the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the total voting power of all classes of Voting Stock of the surviving Person or any parent entity that directly or indirectly wholly owns such surviving Person immediately after such transaction;

(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, lease or transfer of all or substantially all of the assets of the Company (determined on a consolidated basis) to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than (i) a transaction following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction), at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or (ii) a sale, lease or transfer to a Subsidiary or a Person that becomes a Subsidiary of the Company; or

(c) the occurrence of any “change in control” or “fundamental change” (or any similar event, however denominated) with respect to the Company under and as defined in any indenture, credit agreement or other agreement or instrument evidencing, governing the rights of the holders or otherwise relating to any indebtedness for borrowed money of the Company in an

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aggregate principal amount of $45,000,000 or more or any other series of preferred equity interests; provided that the occurrence of any such “change in control” or “fundamental change” shall not be considered for purposes of this clause (c) to the extent that (i) Investor A has provided its prior written consent pursuant to the Investor Rights Agreement, as applicable, or (ii) Investor A no longer has the rights set forth in Section 4 of the Investor Rights Agreement.

“Change of Control Notice” has the meaning set forth in Section 10(a).

“Change of Control Price” means, for any share of Series A Preferred Stock, an amount in cash equal to the greater of (a) one hundred percent (100%) of the Liquidation Preference for such share as of the Change of Control Repurchase Date and (b) the amount of cash, securities or other property (such securities or other property having a value equal to its Fair Market Value) such Holder would have received in respect of the number of shares of Common Stock that would have been issued upon conversion of such share of Series A Preferred Stock if such conversion were to occur on the effective date of, and immediately prior to consummation of, the Change of Control.

“Change of Control Repurchase Date” means, in respect of any Change of Control, the date upon which the consummation of any transaction resulting in such Change of Control occurs.

“Change of Control Repurchase Notice” means a notice substantially in the form of Exhibit A delivered by a Holder to the Company containing the information, or otherwise complying with the requirements, set forth in Section 10(b).

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NYSE on such date. If the Common Stock is not traded on the NYSE on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as mutually agreed between the Company and the Holders of a majority of the Series A Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Common Stock” means (a) the common stock, $0.01 par value per share, of the Company, and (b) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Company” has the meaning set forth in the preamble above.

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“Constituent Person” has the meaning set forth in Section 12(a).

“Conversion Date” means (a) with respect to an Optional Conversion pursuant to Section 6, the Optional Conversion Date and (b) with respect to Mandatory Conversion pursuant to Section 7, the Mandatory Conversion Date.

“Conversion Notice” has the meaning set forth in Section 8(a)(i).

“Conversion Price” initially means $40.00 per share of Common Stock; provided, that the Conversion Price is subject to adjustment pursuant to Section 11. Each reference in this Certificate of Designations to the Conversion Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Price as of immediately before the close of business on such date.

“Covered Repurchase” has the meaning set forth in Section 11(a)(vii).

“Current Market Price” means, as of any date of determination, the VWAP per share of Common Stock for the ten (10) consecutive full Trading Days ending on, and including, the Trading Day immediately preceding such date, appropriately adjusted to take into account the occurrence during such period of any event described in Section 11.

“DGCL” means the General Corporation Law of the State of Delaware.

“Distributed Property” has the meaning set forth in Section 11(a)(ii).

“Distribution Transaction” means any dividend, distribution, or other transaction providing equity securities of a Subsidiary of the Company to holders of Common Stock in which such Person ceases to be a Subsidiary of the Company by reason of such dividend, distribution or other transaction providing equity securities, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividend” has the meaning set forth in Section 4(c)(i).

“Dividend Payment Date” has the meaning set forth in Section 4(c)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 12(a).

“Exchange Property Unit” has the meaning set forth in Section 12(a).

“Expiration Date” means the last day on which tenders or exchanges may be made pursuant to a tender offer or exchange offer contemplated by Section 11(a)(vii) (as such date may be amended).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined by a majority of the Board or an authorized committee thereof, in each case, acting in good faith, (a) after consultation

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with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $25,000,000, or (b) otherwise using an Independent Financial Advisor to provide a valuation opinion.

“Holder” means a Person in whose name any Series A Preferred Stock is registered in the Register.

“Indebtedness” means, with respect to any Person, without duplication (a) any indebtedness of such Person for borrowed money; (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument; (c) all obligations of such Person under any financing leases; (d) all liabilities secured by any Encumbrance (as defined in the Investor Rights Agreement) on any real property owned by such Person even though such Person has not assumed or otherwise become personally liable for the payment thereof; (e) any obligation under any factoring, securitization or other similar facility or arrangement; (f) any reimbursement obligation with respect to drawn letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities; (g) any obligation issued or assumed as the deferred purchase price of property; (h) all net obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations; and (i) all guaranties of such Person in respect of Indebtedness of others.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing selected by the Company; provided, however, that such firm or consultant shall not be an Affiliate of the Company or Investors and shall not have been engaged by or provided services to, in any material capacity, the Company or any of its Affiliates, during the three years immediately preceding the engagement in question.

“Investors” means [●].

“Investor A” means Conversant Dallas Parkway (A) LP.

“Investor Board Representative” means an individual nominated by the Board as an “Investor Board Representative” for election to the Board pursuant to Section 1 of the Investor Rights Agreement.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of [●], 2021, between the Company, Silk Partners LP, Investors and each of the investors listed on Schedule A thereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Junior Stock” has the meaning set forth in Section 2(c).

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share, plus the sum of any Preferred Dividends paid in the form of an increase in the Liquidation Preference of such share pursuant to Section 4(c), plus the sum of all accrued and unpaid Preferred Dividends and Participating Dividends.

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“Mandatory Conversion” has the meaning set forth in Section 7(a).

“Mandatory Conversion Date” has the meaning set forth in Section 7(a).

“Notice of Mandatory Conversion” has the meaning set forth in Section 7(b).

“Notice of Redemption” has the meaning set forth in Section 9(b).

“NYSE” means the New York Stock Exchange (or its successor).

“Optional Conversion” has the meaning set forth in Section 6.

“Optional Redemption” has the meaning set forth in Section 9(a).

“Original Issuance Date” means the date of closing pursuant to the A&R Investment Agreement.

“Parity Stock” has the meaning set forth in Section 2(a).

“Participating Dividends” has the meaning set forth in Section 4(b).

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Dividends” has the meaning set forth in Section 4(c)(i).

“Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Series A Preferred Stock or Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Series A Preferred Stock or Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Redemption Date” has the meaning set forth in Section 9(b).

“Redemption Price” has the meaning set forth in Section 9(a).

“Register” means the securities register maintained in respect of the Series A Preferred Stock by the Company, or, to the extent the Company has engaged a transfer agent, such transfer agent.

“Reorganization Event” has the meaning set forth in Section 12(a).

“Senior Stock” has the meaning set forth in Section 2(b).

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“Series A Preferred Stock” has the meaning set forth in Section 1.

“Subsidiary” of any Person means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a day on which the NYSE is open for the transaction of business and on which there has not occurred or existed, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day), any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Trigger Event” has the meaning set forth in Section 11(a)(iv).

“Voting Stock” means (a) with respect to the Company, the Common Stock, the Series A Preferred Stock (in accordance with Section 13) and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (b) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“VWAP” means, as of any period of determination, the volume-weighted average price per share of Common Stock as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “CSU <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the first full Trading Day during the applicable period until the close of trading on the last full Trading Day during the applicable period (or if such volume-weighted average price is unavailable, the market price of one (1) share of Common Stock during such period determined, using a volume-weighted average method, as mutually agreed between the Company and the Holders of a majority of the Series A Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained by the Company for such purpose).

SECTION 4.    Dividends.

(a)    Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4.

(b)    Participating Dividends. Holders shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and other distributions, whether paid in cash, in-kind or in other property (including, for the avoidance of doubt, any securities), paid on the shares of Common Stock as if immediately prior to each Participating Dividend Record Date, all shares of Series A Preferred Stock then outstanding were converted into shares of Common

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Stock in accordance with Section 6. Dividends payable pursuant to this Section 4(b) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock, unless the full dividends contemplated by this Section 4(b) are paid substantially at the same time to Holders.

(c)    Preferred Dividends.

(i)    In addition to the Participating Dividends, each Holder of Series A Preferred Stock shall be entitled to receive, when, as and if authorized and declared by the Board, dividends accruing daily on the basis of twelve 30-day months and a 360-day year, at the rate of 11% per annum of the Liquidation Preference per share (the “Preferred Dividends” and together with the Participating Dividends, the “Dividends”). The Preferred Dividends shall be cumulative, whether or not declared, shall compound quarterly and subject to Section 4(d) below, shall be paid quarterly in arrears on the last day of March, June, September and December in each year (each, a “Dividend Payment Date”), commencing on the first such date following the Issuance Date for such share of Series A Preferred Stock.

(ii)    If a Preferred Dividend is declared by the Board in respect of any Dividend Payment Date, then such Preferred Dividend shall be paid in cash. The Board shall not be required to declare any Preferred Dividends, and any declaration of a Preferred Dividend shall be solely at the discretion of the Board. If the Board does not declare a Preferred Dividend in respect of any Dividend Payment Date, the amount of such accrued and unpaid Preferred Dividend per share of Series A Preferred Stock shall be added to the Liquidation Preference and shall compound quarterly.

(d)    Record Date for Dividends. Each Participating Dividend and Preferred Dividend shall be payable to the Holders of Series A Preferred Stock as they appear on the Register at the close of business on the Record Date designated by the Board for such dividends which, in the case of Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock.

(e)    Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless full dividends on all outstanding shares of Series A Preferred Stock have been declared and paid in cash, including any accrued and unpaid dividends on the Series A Preferred Stock that are then in arrears, or have been or contemporaneously are declared and a sum sufficient for the payment of those dividends has been or is set aside for the benefit of the Holders, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:

(i)    purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

(ii)    as a result of an exchange or conversion of any class or series of Parity Stock or Junior Stock for any other class or series of Parity Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock);

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(iii)    purchases of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged;

(iv)    payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;

(v)    distributions of Junior Stock or rights to purchase Junior Stock; or

(vi)    any dividend in connection with the implementation of a shareholders’ rights or similar plan, or the redemption or repurchase of any rights under any such plan.

(f)    Conversion Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Record Date for any Participating Dividend or Preferred Dividend, the Holder of such shares will not be entitled to any dividend in respect of such Record Date. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Record Date for any Participating Dividend or Preferred Dividend but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Record Date shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable dividend payment date.

SECTION 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the Liquidation Preference with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 6. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

(b)    Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) above to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

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(c)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(d)    Accounting for Liquidation Preferences. In determining for purposes of Sections 154 and 170 of the General Corporation Law of Delaware or otherwise whether a distribution by the Company in respect of or relating to Junior Stock or Parity Stock whether by dividend, redemption or otherwise, is permitted, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the Liquidation Preference of the Series A Preferred Stock and, the liquidation preference or similar priority right of payment upon dissolution, if any, of any series of preferred stock with preferential rights on dissolution senior to the Series A Preferred Stock will be added to the Company’s total liabilities.

SECTION 6.    Right of the Holders to Convert. Each Holder shall have the right, at such Holder’s option at any time, subject to the conversion procedures set forth in Section 8, to convert (an “Optional Conversion”) each share of such Holder’s Series A Preferred Stock into (a) a number of shares of Common Stock equal to the quotient of (i) the Liquidation Preference of such share of Series A Preferred Stock as of the applicable Optional Conversion Date, divided by (ii) the Conversion Price as of the applicable Optional Conversion Date, and (b) cash in lieu of fractional shares as set out in Section 8(d). The right of Optional Conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time, except that, in each case, no right of Optional Conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder). If an Optional Conversion Date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (x) on such Dividend Payment Date, such Dividend will be paid to the Holder of each share of Series A Preferred Stock as of the close of business on the applicable Record Date for such Dividend, notwithstanding the Holder’s exercise of an Optional Conversion, and (y) the amount of such Dividend, if a Preferred Dividend, will not be included in the Liquidation Preference referred to in clause (a) above.

SECTION 7.    Mandatory Conversion.

(a)    Subject to this Section 7 and the conversion procedures set forth in Section 8, at any time on or after the third anniversary of the Original Issuance Date, the Company may elect, upon the approval of a majority of the independent and disinterested directors of the Board, to convert all, but not less than all, of the outstanding shares of Series A Preferred Stock into shares of Common Stock by delivery to the Holders of a Notice of Mandatory Conversion in accordance

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with Section 7(b); provided, that the Company shall not be entitled to deliver a Notice of Mandatory Conversion unless the VWAP per share of Common Stock exceeds one hundred fifty percent (150%) of the Conversion Price for the thirty (30) consecutive Trading Days immediately preceding the date of such Notice of Mandatory Conversion, which election shall be irrevocable (the election to convert shares of Series A Preferred Stock pursuant to this Section 7, a “Mandatory Conversion,” and the date upon which the Mandatory Conversion occurs, the “Mandatory Conversion Date”)). In the case of a Mandatory Conversion, each share of Series A Preferred Stock then outstanding shall be converted into (i) a number of shares of Common Stock equal to the quotient of (A) the Liquidation Preference of such share of Series A Preferred Stock as of the applicable Mandatory Conversion Date, divided by (B) the Conversion Price as of the applicable Mandatory Conversion Date, and (ii) cash in lieu of fractional shares as set out in Section 8(d). If the Mandatory Conversion Date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (x) on such Dividend Payment Date, such Dividend will be paid to the Holder of each share of Series A Preferred Stock as of the close of business on the applicable Record Date for such Dividend, notwithstanding the Company’s exercise of a Mandatory Conversion, and (y) the amount of such Dividend, if a Preferred Dividend, will not be included in the Liquidation Preference referred to in clause (A) above.

(b)    Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall provide notice of the Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”), which notice shall identify the Mandatory Conversion Date, provided that such date shall be no less than five (5) Business Days and no more than twenty (20) Business Days after the date on which the Company delivers the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state, as appropriate:

(i)    that the Company has exercised its rights to effect a Mandatory Conversion;

(ii)    the applicable procedures a Holder must following for issuance of the shares of Common Stock pursuant to Section 8;

(iii)    the Mandatory Conversion Date selected by the Company;

(iv)    the Conversion Price in effect on the date of the Notice of Mandatory Conversion;

(v)    the number of shares of Common Stock that would be issued (and the amount of cash that would be paid in lieu of any fractional share) to such Holder upon conversion of the shares of Series A Preferred Stock held by such Holder based upon the Conversion Price referred to in the immediately preceding clause (iv); and

(vi)    that shares of Series A Preferred Stock subject to Mandatory Conversion may be converted earlier at the option of the Holders thereof pursuant to Section 6 at any time before the close of business on the Business Day immediately before the Mandatory Conversion Date.

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SECTION 8.    Conversion Procedures and Effect of Conversion.

(a)    Conversion Procedure. A Holder must do each of the following in order to receive shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 8:

(i)    in the case of an Optional Conversion, complete and sign the conversion notice in the form attached hereto as Exhibit B (the “Conversion Notice”), and deliver such notice to the Company; provided, however, that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction as such Holder may specify;

(ii)    deliver to the Company the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted;

(iii)    if required, furnish such endorsements and transfer document as are reasonably requested by the Company; and

(iv)    if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 19.

The “Optional Conversion Date” shall mean, with respect to any Optional Conversion, the date on which a Holder complies with the procedures set forth in this Section 8(a).

(b)    Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Participating Dividends and Preferred Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock other than any Participating Dividends or Preferred Dividends addressed in and payable per the last sentence of Section 6 and Section 7(a), all of which shall continue to accrue until payment. On conversion, such shares of Series A Preferred Stock shall cease to be outstanding.

(c)    Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and, to the extent applicable, cash as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in this Section 8 (and in any event no later than three (3) Trading Days thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 8(d)). Such delivery of shares of Common Stock shall be made, at the option of the Holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice (in the case of an Optional Conversion) or in the records of the Company (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares and cash should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

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(d)    Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date or (ii) one (1) additional whole share of Common Stock. To determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

(e)    Authorized Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock pursuant to Section 6 or Section 7. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Company.

SECTION 9.    Optional Redemption.

(a)    The Company may, at its option, irrevocably elect to redeem the Series A Preferred Stock, in whole or, subject to Section 9(d), in part, at any time by delivery of a Notice of Redemption to the Holders in accordance with Section 9(b) (i) on or after the forty-two (42) month anniversary (and before the seventh anniversary) of the Original Issuance Date, at a cash redemption price per share of Series A Preferred Stock equal to the greater of (A) one hundred percent (100%) of the Liquidation Preference as of the Redemption Date and (B) an amount equal to (1) the number of shares of Common Stock issuable upon conversion of such share of Series A Preferred Stock as of the Redemption Date, multiplied by (2) the VWAP of Common Stock for the thirty (30) Trading Days immediately preceding (and not including) the date that the Notice of Redemption is delivered pursuant to Section 9(b) and (ii) on or after the seventh anniversary of the Original Issuance Date, at a redemption price per share of Series A Preferred Stock equal to one hundred percent (100%) of the Liquidation Preference as of the Redemption Date (the irrevocable election to redeem shares of Series A Preferred Stock pursuant to this Section 9, an “Optional Redemption”, and the applicable price, the “Redemption Price”). If the Redemption Date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (A) on such Dividend Payment Date, such Dividend will be paid to the Holder of each share of Series A Preferred Stock as of the close of business on the applicable Record Date for such Dividend, notwithstanding the Company’s exercise of the optional redemption set forth in this Section 9; and (B) the amount of such Dividend, if a Preferred Dividend, will not be included in the Liquidation Preference referred to in clause (ii)(A) above.

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(b)    Redemption Procedures. If the Company elects to effect an Optional Redemption, the Company shall provide a notice (the “Notice of Redemption”) to each Holder no less than ten (10) Business Days prior to the date fixed by the Board for payment in full of the Redemption Price (the “Redemption Date”). The Notice of Redemption shall include a statement setting forth (i) the Redemption Date, (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by each Holder, the number of shares of Series A Preferred Stock to be redeemed, (iii) the Redemption Price, (iv) the place and procedures for surrendering the certificate (if any) evidencing shares of Series A Preferred Stock to be redeemed in such Optional Redemption and (v) that shares of Series A Preferred Stock subject to Optional Redemption may instead be converted at the option of the Holders thereof pursuant to Section 6 at any time before the close of business on the Business Day immediately before the applicable Redemption Date.

(c)    Effectiveness of Redemption. If a Notice of Redemption has been duly given and if, on or before the Redemption Date specified in the notice, the funds necessary for such redemption have been set aside by the Company, separate and apart from its other funds, in trust, for the benefit of the Holders for the pro rata benefit of the Holders of the shares of Series A Preferred Stock so called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date, Preferred Dividends and Participating Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall cease to be outstanding, and all rights of the Holders of such shares shall terminate, except the right to receive the Redemption Price in respect of all of such Holder’s shares of Series A Preferred Stock.

(d)    Partial Redemption. In case of any Optional Redemption of only part of the shares of the Series A Preferred Stock at the time outstanding (each such Optional Redemption, a “Partial Optional Redemption”), the shares to be redeemed shall be selected pro rata among the Holders. Notwithstanding anything in this Section 9 to the contrary, the Company may not make a Partial Optional Redemption unless (i) the aggregate cash redemption price in such Partial Optional Redemption is $5,000,000 or more and (ii) immediately following such Partial Optional Redemption, (A) Investors and their Affiliates beneficially own at least 17% of the outstanding shares of Common Stock of the Company on an as-converted basis (as defined in the Investor Rights Agreement), or (B) no shares of Series A Preferred Stock will remain outstanding.

SECTION 10.    Change of Control.

(a)    Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall set forth a description of the anticipated Change of Control and contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed).

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(b)    Investor Repurchase Right upon a Change of Control.

(i)    If a Change of Control occurs, then each Holder shall have the right to require the Company to repurchase all, or any portion that is less than all (but represents a whole number), of such Holder’s Series A Preferred Stock on the Change of Control Repurchase Date for a cash purchase price equal to the Change of Control Price.

(ii)    In addition to the items set forth in Section 10(a), provided that the Company is not exercising its rights set forth in Section 10(c), the Change of Control Notice shall also set forth (A) the reasonable procedures that a Holder must follow to require the Company to repurchase its Series A Preferred Stock pursuant to this Section 10(b), including the deadline for exercising such right (which shall in no event be less than ten (10) Business Days after delivery of a Change of Control Notice) and the procedures for submitting a Change of Control Repurchase Notice, (B) the expected Change of Control Repurchase Date for such Change of Control, (C) the Change of Control Price per share of Series A Preferred Stock, (D) the place and procedures for surrendering the certificate (if any) evidencing shares of Series A Preferred Stock to be redeemed in such repurchase and (E) whether or not the provisions of Section 10(f) may apply, and if so, specifying the maximum number of outstanding shares of Series A Preferred Stock held by each Holder for which sufficient funds will be available to legally redeem at the Change of Control Price on the Change of Control Repurchase Date.

(iii)    To exercise its repurchase right pursuant to this Section 10(b), for any share(s) of Series A Preferred Stock in connection with a Change of Control set out in a Change of Control Notice, the Holder thereof must deliver to the Company: (A) by the deadline specified in the Change of Control Notice in accordance with Section 10(b)(ii) above, a duly completed, written Change of Control Repurchase Notice with respect to such share(s) that sets forth (x) the certificate number(s) of any certificate(s) representing such shares, (y) that such Holder is exercising its repurchase rights with respect to such share(s), and (z) acknowledgment that shares of Series A Preferred Stock covered by a Holder’s Change of Control Repurchase Notice that has been duly tendered and for which there are sufficient funds to legally redeem on the Change of Control Repurchase Date may not be converted into Common Stock; and (B) such share(s) duly endorsed for transfer (to the extent such share(s) are represented by one or more certificates).

(iv)    Notwithstanding anything to the contrary contained in this Section 10, for purposes of this Section 10(b), a “Change of Control” shall not include any transaction in which shares of Common Stock are exchanged for, or converted into, solely equity securities, and not cash, other types of securities, or other property.

(c)    Company Redemption Right upon a Change of Control.

(i)    If a Change of Control occurs in which the Change of Control Price in respect of a share of Series A Preferred Stock exceeds an amount equal to 150% of the Liquidation Preference in respect of such share of Series A Preferred Stock as of the date of a Change of Control Notice, the Company shall have the right, at its sole option, to redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock solely for cash at the Change of Control Price.

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(ii)    The Company may exercise its redemption option pursuant to this Section 10(c) in connection with a Change of Control by delivering a Change of Control Notice to each Holder setting forth the matters set forth in Section 10(a) and the following: (A) that the Company is exercising its option to redeem shares of Series A Preferred Stock pursuant to this Section 10(c), (B) the expected Change of Control Repurchase Date for such Change of Control, (C) the Change of Control Price per share of Series A Preferred Stock, (D) the Liquidation Preference per share of Series A Preferred Stock as of the date of the Change of Control Notice, and (E) the procedures that a Holder must follow to surrender shares of Series A Preferred Stock in exchange for the Change of Control Price.

(d)    Payment of the Change of Control Price. The Company will cause the Change of Control Price for each share of Series A Preferred Stock to be repurchased pursuant to this Section 10 to be paid to the Holder thereof on or before the later of (i) the applicable Change of Control Repurchase Date and (ii) if applicable, the date the certificate, if any, in respect of such share is delivered to the Company or its transfer agent.

(e)    Conversion Right. Prior to the consummation of any Change of Control, each Holder shall be entitled, subject to Section 8, to exercise an Optional Conversion in respect of any and all of its Series A Preferred Stock prior to or conditioned upon such Change of Control.

(f)    Sufficient Funds. If the Company shall not have sufficient funds legally available under the DGCL to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under Section 10(b), the Company shall (i) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to Section 10(b), a number of shares of Series A Preferred Stock with an aggregate Change of Control Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock under the DGCL and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Price as soon as practicable after the Company is able to make such purchase out of funds legally available for the purchase of such share of Series A Preferred Stock. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. In connection with any Change of Control, the Company shall take all actions to permit the purchase of all shares of Series A Preferred Stock on the Change of Control Repurchase Date that it reasonably believes is permitted under Delaware law and will not render the Company insolvent. The Company shall not take any action that materially impairs the Company’s ability to pay the Change of Control Price when due until the entire amount of the Change of Control Price is paid in full. If the Company fails to pay the Change of Control Price in full when due in accordance with this Section 10 in respect of some or all of the shares of Series A Preferred Stock to be redeemed pursuant to this Section 10, the Company will pay Preferred Dividends on such shares not repurchased at a rate equal to 14% per annum, accruing daily from such date until the Change of Control Price is paid in full in respect of such shares of Series A Preferred Stock. Notwithstanding the foregoing, if a Change of Control occurs at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock, the Company will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition.

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SECTION 11.    Anti-Dilution Adjustments.

(a)    Adjustments. The Conversion Price will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Price if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 11, without having to convert their Series A Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Price multiplied by the number of shares of Series A Preferred Stock held by such Holders:

(i)    Common Stock Dividend, Distribution or Combination. The issuance of Common Stock as a dividend or distribution to the holders of Common Stock, or a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x (OS0 / OS1)

where,

CP0 = the Conversion Price in effect immediately prior to the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification;

CP1 = the new Conversion Price in effect immediately after the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification; and

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such dividend, distribution, subdivision, combination or reclassification.

Any adjustment made pursuant to this Section 11(a)(i) shall be effective immediately after the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification. If any such dividend, distribution, subdivision, combination or reclassification is announced or declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Board announces that such dividend, distribution, subdivision, combination or reclassification shall not occur to the Conversion Price that would then be in effect if such dividend, distribution, subdivision, combination or reclassification had not been declared.

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(ii)    Dividend or Distribution of Property. The Company shall, by dividend or otherwise, distribute to the holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 11(a)(i); (B) Distribution Transactions as to which Section 11(a)(iii) shall apply; (C) dividends or distributions paid exclusively in cash as to which Section 11(a)(viii) shall apply; (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 11(a)(iv) shall apply; and (E) rights, options or warrants as contemplated by Section 11(a)(vi) as to which Section 11(a)(vi) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x [(SP0 – FMV) / SP0]

where,

CP0 = the Conversion Price in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CP1 = the new Conversion Price in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0 = the Current Market Price as of the Record Date for such dividend or distribution; and

FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each Holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such Holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such Holder, the amount of Distributed Property such Holder would have received had such Holder owned a number of shares of Common Stock equal to the number of shares into which such Holder’s shares of Series A Preferred Stock are convertible as of the Record Date for such dividend or distribution.

Any adjustment made pursuant to this Section 11(a)(ii) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(iii)    Distribution Transaction. The Company effects a Distribution Transaction, in which case the Conversion Price in effect immediately prior to the effective date of the Distribution Transaction shall be adjusted based on the following formula:

CP1 = CP0 x [MP0 / (FMV + MP0)]

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where,

CP0 = the Conversion Price in effect immediately prior to the close of business on the effective date of the Distribution Transaction;

CP1 = the new Conversion Price in effect immediately after the close of business on the effective date of the Distribution Transaction;

FMV = the volume-weighted average price for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one (1) share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, as mutually agreed between the Company and the Holders of a majority of the Series A Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten (10) consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction; and

MP0 = the VWAP per share of Common Stock for the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction.

Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Price is required under this Section 11(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(iii) shall be delayed only to the extent necessary in order to complete the calculations provided for in this Section 11(a)(iii).

(iv)    Stockholder Rights Plan. If the Company has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Price will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Common Stock as described in Section 11(a)(vi), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Price shall be appropriately readjusted as if such stockholder rights had not been

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issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 11(a)(i) or Section 11(a)(ii), as applicable.

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.

Notwithstanding anything to the contrary in this Section 11(a)(iv), no adjustment shall be required to be made to the Conversion Price with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person.”

(v)    Issuances of Common Stock Below Applicable Price. If the Company issues or sells any shares of Common Stock at a price per share of Common Stock that is less than the Applicable Price on the date the Company fixes the offering price of such Common Stock, the Conversion Price will be adjusted based on the following formula:

CP1 = CP0 x [[(OS0 x AP) + AC] / [(OS0 + X) x AP]]

where,

CP0 = the Conversion Price in effect immediately prior to the close of business on the date of such issuance or sale;

CP1 = the new Conversion Price in effect immediately after the close of business on the date of such issuance or sale;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the date of such issuance or sale (treating for this purpose as outstanding all shares of Common Stock issuable (A) upon exercise of options outstanding immediately prior to such issuance or sale (B) or upon conversion or exchange of convertible securities of the Company (including the Series A Preferred Stock) outstanding immediately prior to such issue), but in each such case described in the foregoing clause (A) or clause (B) only if the exercise price, conversion price or effective exchange price is less than the Current Market Price;

AP = the Applicable Price;

X = the total number of shares of Common Stock issued or sold; and

AC = the aggregate consideration received by the Company upon such issuance or sale.

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(vi)    Distribution of Rights, Options or Warrants. The dividend, distribution or other issuance to the holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 11(a)(iv) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Common Stock at a price per share that is less than the Applicable Price as of the Record Date for such issuance, in which event the Conversion Price will be increased based on the following formula:

CP1 = CP0 x [(OS0 + Y) / (OS0 + X)]

CP0 = the Conversion Price in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance;

CP1 = the new Conversion Price in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Applicable Price as of the Record Date for such dividend, distribution or issuance.

For purposes of this Section 11(a)(vi), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this Section 11(a)(vi) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Price that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

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(vii)    Tender or Exchange Offer. The Company or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 11(a)(iii)) by the Company or a Subsidiary of the Company for all or any portion of the Common Stock, or otherwise acquires Common Stock (except in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act, through an “accelerated share repurchase” on customary terms or in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the VWAP per share of Common Stock for the ten (10) consecutive full Trading Days commencing on, and including the Trading Day next succeeding the Expiration Date in which event the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x [(MP0 x OS0) / [FMV + (MP0 x OS1)]]

CP0 = the Conversion Price in effect immediately prior to the close of business on the Expiration Date;

CP1 = the new Conversion Price in effect immediately after the close of business on the Expiration Date;

FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date;

OS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase;

OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase; and

MP0 = the VWAP per share of Common Stock for the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date.

Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Price is required under this Section 11(a)(vii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(vii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(vii).

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In the event that the Company or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be the Conversion Price that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

(viii)    Cash Dividend or Distribution. The Company makes a cash dividend or distribution to holders of the Common Stock, the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x [(SP0 – C) / SP0]

where,

CP0 = the Conversion Price in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CP1 = the new Conversion Price in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0 = the Current Market Price as of the Record Date for such dividend or distribution; and

C = the amount in cash per share of Common Stock the Company distributes to holders of its Common Stock; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to each Holder of Series A Preferred Stock on the date the applicable cash dividend or distribution is made to holders of Common Stock, but without requiring such Holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such Holder, the amount of cash such Holder would have received had such Holder owned a number of shares of Common Stock equal to the number of shares into which such Holder’s shares of Series A Preferred Stock are convertible as of the Record Date for such dividend or distribution.

Any adjustment made pursuant to this Section 11(a)(viii) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Price shall be readjusted, effective as of the date the Board announces that such dividend or distribution will not be paid, to the Conversion Price that would then be in effect if such had dividend or distribution not been declared.

(b)    Calculation of Adjustments. All adjustments to the Conversion Price shall be calculated by the Company to the nearest 1/10,000th of one (1) share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Price will be required, unless such adjustment would require an increase or decrease of at least $0.01 of the Conversion Price; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than $0.01 that has not been made will be made upon any Conversion Date.

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(c)    When No Adjustment Required.

(i)    Except as otherwise provided in this Section 11, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(ii)    Except as otherwise provided in this Section 11, the Conversion Price will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(iii)    No adjustment to the Conversion Price will be made:

(A)    upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B)    upon the issuance of any shares of Common Stock or options or rights to purchase such shares or other form of equity-based or equity-related awards (including restricted stock units) to employees (or prospective employees who have accepted an offer of employment), directors or consultants, pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(C)    upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security if the option, warrant, right or exercisable, exchangeable or convertible security (x) is outstanding on the date of the A&R Investment Agreement or (y) has previously given rise to an adjustment under this Section 11;

(D)    with respect to the Series A Preferred Stock held by any Holder, for transactions in which such Holder participates in accordance with Sections 4(b) and/or 11(a);

(E)    for a change solely in the par value of the Common Stock;

(F)    upon any issuance of securities pursuant to any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Company, whereby the Company’s securities comprise, in whole or in part, the consideration paid by the Company in such transaction; or

(G)    upon the issuance of Common Stock upon conversion of the Series A Preferred Stock.

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(d)    Successive Adjustments. After an adjustment to the Conversion Price under this Section 11, any subsequent event requiring an adjustment under this Section 11 shall cause an adjustment to each such Conversion Price as so adjusted.

(e)    Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 11 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f)    Tax Adjustments. The Company may, but shall not be required to, make such increases in the Conversion Price, in addition to those required by this Section 11, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Company stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

(g)    Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 11, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to Section 11(f):

(i)    compute the adjusted applicable Conversion Price in accordance with this Section 11; and

(ii)    (A) in the event that the Company shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this Section 11 (but only if the action of the type described in this Section 11 would result in an adjustment to the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Series A Preferred Stock), the Company shall, at the time of such notice or announcement, and in the case of any action that would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property, which shall be deliverable upon conversion or redemption of the Series A Preferred Stock or (B) in the event that the Company does not give notice or make a public announcement as set forth in subclause (A) of this clause (ii), the Company shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to one or more provisions of this Section 11 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (A) of this clause (ii); and

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(iii)    whenever the Conversion Price shall be adjusted pursuant to one or more provisions of Section 11, the Company shall, as soon as practicable following the determination of the revised Conversion Price, (A) file at the principal office of the Company, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (B) cause a copy of such statement to be sent to each Holder.

SECTION 12.    Adjustment for Reorganization Events.

(a)    Reorganization Events. In the event of:

(i)    any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii)    any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii)    any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities;

(each of which is referred to as a “Reorganization Event” and the cash, securities or other property into which the Common Stock is changed, converted or exchanged, the “Exchange Property” and the amount and kind of Exchange Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), an “Exchange Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations, from and after the effective time of such Reorganization Event, without the consent of the Holders, each share of Series A Preferred Stock will remain outstanding (unless converted in accordance with Section 12(d)) and (A) the consideration due upon conversion of any Series A Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in Section 11 or in this Section 12, or in any related definitions, were instead a reference to the same number of Exchange Property Units; (B) for purposes of Sections 6, 7 and 9, each reference to any number of shares of Common Stock in such Sections (or in any related definitions) will instead be deemed to be a reference to the same number of Exchange Property Units (and the terms of any conversion shall be based upon the Liquidation Preference at the time of such subsequent conversion); and (C) other references to “Common Stock” shall refer to the Exchange Property with appropriate adjustment to preserve, to the greatest extent possible (so long as there is no detrimental effect to the Holders), the economic and other rights in respect of the Series A Preferred Stock granted by this Certificate of Designations and the A&R Investment Agreement; provided, however, that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not

27

the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 12(a), (x) if the Holders of Common Stock were entitled to make an election as to the kind or amount of securities, cash or other property to be received in consideration for Common Stock, a similar election right will be provided to the Holders, and (y) the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b)    Successive Reorganization Events. The above provisions of this Section 12 shall similarly apply to successive Reorganization Events.

(c)    Reorganization Event Notice. The Company (or any successor) shall, no less than twenty (20) Business Days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12.

(d)    Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event, unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 12, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(e)    Change of Control. For the sake of clarity, if a Reorganization Event constitutes a Change of Control, then Section 10 shall take precedence over this Section 12 to the extent there is any inconsistency between such sections.

SECTION 13.    Adverse Changes; Voting Rights.

(a)    Adverse Changes. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote required by applicable law, the Company may not take any of the following actions without the prior affirmative vote or written consent from the Holders of at least a majority of the then-issued and outstanding shares of Series A Preferred Stock, voting as a separate class:

(i)    amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation or Bylaws in a manner that would adversely affect the powers, preferences, rights or privileges of the Series A Preferred Stock;

(ii)    amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) this Certificate of Designations in any manner;

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(iii)    amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation (including this Certificate of Designations), or take any other action, in each case, to authorize (or increase the number of authorized shares of), create, classify, reclassify or issue any Parity Stock (or any additional shares of Series A Preferred Stock) or Senior Stock; or

(iv)    solely for so long as Investor A has the rights set forth in Section 4 of the Investor Rights Agreement, other than refinancings of existing Indebtedness on substantially the same commercial terms, for any given calendar year, incur Indebtedness such that the aggregate amount of Indebtedness of the Company and its Subsidiaries immediately after such incurrence is in excess of 105% of the aggregate amount of Indebtedness of the Company and its Subsidiaries in the prior year as of December 31 (for purposes of [2022],1 the reference amount of Indebtedness for the prior calendar year shall be the aggregate amount of Indebtedness of the Company immediately following the closing of the sale of the Series A Preferred Stock pursuant to the A&R Investment Agreement).

(b)    Voting Rights.

(i)    The Holders of shares of Series A Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Company, except as otherwise provided herein or as required by applicable law, voting together with the holders of Common Stock as a single class. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Series A Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to Section 6 as of the Record Date for the determination of stockholders entitled to vote on such matters or, if no such Record Date is established, as of the date such vote is taken or any written consent of stockholders is solicited. The Holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and the Bylaws as if they were holders of record of Common Stock for such meeting.

(ii)    Each Holder of Series A Preferred Stock will have one (1) vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(iii)    For so long as any share of Series A Preferred Stock remains issued and outstanding, the Holders shall be entitled to vote as a single class on any amendment to this Certificate of Designations that relates solely to the terms of the Series A Preferred Stock and holders of shares of Common Stock or shares of Preferred Stock, other than Series A Preferred Stock, shall not be entitled to vote thereon.

(iv)    For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws, the Holders shall have the exclusive consent and voting rights set forth in Section 13(a), and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

[1]	To be updated to the extent the Closing does not occur in 2021.

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(v)    Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Preferred Stock shall have no voting rights.

SECTION 14.    Status of Shares. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series A Preferred Stock to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of preferred stock of the Company undesignated as to series, and may be redesignated as any series of preferred stock of the Company and reissued.

SECTION 15.    Term. Except as expressly provided in this Certificate of Designations, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

SECTION 16.    Creation of Capital Stock. Subject to Section 13(a), the Board, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.

SECTION 17.    No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 18.    Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed transfer agent, conversion agent, registrar and paying agent for the Series A Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, appoint any other Person to serve as transfer agent, conversion agent, registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

SECTION 19.    Taxes.

(a)    Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities in a name other than the name in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment, unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

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(b)    Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders. The Company shall use commercially reasonably efforts to notify the Holders of any amounts expected to be deducted and withheld pursuant to the preceding sentence reasonably prior to the relevant payment date and the basis for such deduction and withholding and shall reasonably cooperate with the applicable Holders to reduce or eliminate any such deductions and withholdings to the extent permitted under applicable law.

(c)    Tax Treatment. The Series A Preferred Stock is intended to be treated as common stock that does not constitute “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and the Company shall apply the provisions of this Certificate of Designations consistent with such intention.

SECTION 20.    Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the receipt thereof. Notices referred to herein shall be addressed as follow: (a) if to the Company, to its office at 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 (Attention: General Counsel), or to any transfer or other agent of the Company designated to receive such notice as permitted by this Certificate of Designations; (b) if to any Holder, to such Holder at the address of such Holder as listed in the Register; or (c) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 21.    Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 22.    Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.

SECTION 23.    Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein, which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term, unless so expressed herein.

SECTION 24.    No Other Rights. Except as expressly provided in any agreement between a Holder and the Company, the Series A Preferred Stock will have no rights, preferences or voting powers, except as provided in this Certificate of Designations or the Certificate of Incorporation or as provided by applicable law.

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SECTION 25.    Legends. The shares of Series A Preferred Stock and any securities issued or issuable with respect to such securities by way of stock dividend or stock split, or in connection with a combination of shares, conversion of such securities, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control or other reorganization or otherwise, shall bear restrictive legends in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND STATE SECURITIES LAWS WHICH IS AVAILABLE.

The legend set forth above shall be removed and the Company shall issue a certificate without a legend to the Holder of any such securities upon which it is stamped, if (a) such securities are registered for resale under an effective registration statement filed under the Securities Act, (b) such securities are eligible for resale pursuant to Rule 144 promulgated under the Securities Act, or (c) such securities are proposed to be sold pursuant to an exemption from registration and the Company receives an opinion of counsel reasonably satisfactory to it and any other documentation reasonably requested by the Company with respect to such exemption. In connection with an instruction to remove the legend triggered by the circumstances described in the foregoing clauses (a) and (b), the Company shall cause its legal counsel to deliver an opinion, if necessary, to the transfer agent to the effect that removal of such restrictive legends in such circumstances may be effected in compliance with the Securities Act, which opinion may be conditioned upon the receipt of customary representations and other documentation, if any, from the Holder as reasonably requested by the Company, its counsel or the transfer agent.

[Signature Page Follows]

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This Certificate of Designations has been approved by the Board in the manner and by the vote required by law.

The undersigned acknowledges this Certificate of Designations to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed in its name and on its behalf by its _____________ and attested to by its ____________ on this _____ day of __________, 2021.

ATTEST:	CAPITAL SENIOR LIVING CORPORATION

By:	By:
Name:	Name:
Title:	Title:

33

Exhibit A

CAPITAL SENIOR LIVING CORPORATION

CHANGE OF CONTROL REPURCHASE NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designations”) of Capital Senior Living Corporation (the “Company”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby acknowledges receipt of a Change of Control Notice from the Company and hereby exercises its Change of Control repurchase right with respect to the shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company indicated below. The undersigned acknowledges that the shares of Series A Preferred Stock listed below, when duly tendered and for which there are sufficient funds to legally redeem on the Change of Control Repurchase Date, may not be converted into shares of Common Stock, par value $0.01 per share, of the Company. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Certificate of Designations.

Legal name of Holder: _____________________________________________________

Number of shares of Series A Preferred Stock to be repurchased: ___________________

Share certificate no(s). of Series A Preferred Stock to be repurchased: _______________

Tax ID Number (if applicable): ______________________________________________

Payment Instructions for payment of Change of Control Price:

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

Dated:

Exhibit B

CAPITAL SENIOR LIVING CORPORATION

CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designations”) of Capital Senior Living Corporation (the “Company”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company indicated below into shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), [as of the date specified below][[upon/immediately prior to], and subject to the occurrence of, [●]].

Date of Conversion (if applicable): ___________________________________________

Number of shares of Series A Preferred Stock to be converted: _____________________

Share certificate no(s). of Series A Preferred Stock to be converted: _________________

Tax ID Number (if applicable): ______________________________________________

Please confirm the following information:

Conversion Price: ________________________________________________________

Number of shares of Common Stock to be issued: ______________________

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to: _________________________________________

Address: _________________________________________

Telephone Number: ________________________________

Email: __________________________________________

Authorization: ____________________________________

Account Number (if electronic book entry transfer): _____________________________

Transaction Code Number (if electronic book entry transfer): ______________________

Payment Instructions for cash payment in lieu of fractional shares:

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

Dated:

Exhibit C

THIRD CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,

OF

CAPITAL SENIOR LIVING CORPORATION

Capital Senior Living Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Corporation’s Amended and Restated Certificate of Incorporation, as amended on August 27, 1999 and December 11, 2020 (the “Certificate of Incorporation”):

The first two paragraphs of the FOURTH Article of the Certificate of Incorporation are hereby amended and restated by deleting such first two paragraphs in their entirety and replacing them with the following paragraph:

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 15,000,000 shares of common stock, at a par value of $0.01 per share (“Common Stock”), and 15,000,000 shares of preferred stock, at a par value of $0.01 per share (“Preferred Stock”).”

SECOND: That the foregoing amendment was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, this Third Certificate of Amendment has been duly executed as of the [•]th day of [•] 2021.

CAPITAL SENIOR LIVING CORPORATION

By:
Name:	Kimberly S. Lody
Title:	President and Chief Executive Officer

Exhibit D

INVESTOR RIGHTS AGREEMENT

among

CAPITAL SENIOR LIVING CORPORATION,

SILK PARTNERS, LP,

CONVERSANT DALLAS PARKWAY (A) LP,

CONVERSANT DALLAS PARKWAY (B) LP,

and

[CONVERSANT INVESTORS]

dated as of [●], 2021

i

INDEX OF DEFINED TERMS

A&R Investment Agreement	recitals
Affiliate	Section 7(f)
Agreement	preamble
as-converted basis	Section 7(d)
Backstop Agreement	recitals
Beneficial Owner	Section 7(e)
Beneficial Ownership	Section 7(e)
Beneficially Own	Section 7(e)
Board of Directors	Section 7(g)
Business Day	Section 7(h)
Bylaws	Section 7(i)
Certificate of Designations	Section 7(j)
Certificate of Incorporation	Section 7(k)
Closing	Section 7(l)
Closing Date	Section 7(m)
Common Stock	Section 7(n)
Company	preamble
Conversant Investors	preamble
Conversant Parties	Section 1(a)
Derivative Instruments	Section 7(o)
Encumbrance	Section 7(p)
Equity Securities	Section 7(q)

Exchange Act	Section 7(r)
Indebtedness	Section 7(s)
Information	Section 6
Investor	preamble
Investor Board Representatives	Section 1(a)
Investor Holder	Section 5(b)
NYSE	Section 1(h)
Permitted Transfer	Section 2(b)
Permitted Transferee	Section 2(c)
Person	Section 7(t)
Preemptive Rights Issuance	Section 5(a)
Preemptive Rights Notice	Section 5(b)
Private Placement Common Stock	recitals
Prohibited Shares	Section 2(a)
Representatives	Section 6
Restricted Period Termination Date	Section 2(a)
Series A Preferred Stock	recitals
Silk Investor	recitals
Silk Parties	Section 1(a)
Subsidiary	Section 7(u)
Transfer	Section 7(v)
Unaffiliated Shareholders	Section 7(w)

ii

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is dated as of [●], 2021, by and among (i) Capital Senior Living Corporation, a Delaware corporation (the “Company”), (ii) Silk Partners, LP (the “Silk Investor”), (iii) Conversant Dallas Parkway (A) LP, a Delaware limited partnership (“Investor A”), (iv) Conversant Dallas Parkway (B) LP, a Delaware limited partnership (“Investor B” and together with Investor A, “Investors”), and (v) [each of the investors listed on Schedule A hereto] (collectively, together with Investors, the “Conversant Investors”). Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 7 hereof.

WHEREAS, the Company and Investors entered into an Amended and Restated Investment Agreement, dated as of [●], 2021 (the “A&R Investment Agreement”), pursuant to which Investors agreed, subject to the terms and conditions thereof, to purchase and the Company in a private placement agreed to sell, at the Closing, shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company and shares of Common Stock (such shares of Common Stock, the “Private Placement Common Stock” (for the avoidance of doubt, such term has the same meaning as it has in the A&R Investment Agreement));

WHEREAS, the Company, the Silk Investor and certain other stockholders of the Company entered into a Rights Offering Backstop and Participation Agreement (the “Backstop Agreement”), pursuant to which the Silk Investor agreed, subject to the terms and conditions thereof to fully participate in, and partially backstop, the rights offering contemplated by the A&R Investment Agreement (the “Rights Offering”);

[WHEREAS, on [●], 2021, Investors assigned certain of their rights and obligations under the A&R Investment Agreement, including the right to purchase a certain portion of the Series A Preferred Stock and Common Stock, to each of the other Conversant Investors;] and

WHEREAS, the parties hereto desire to enter into this Agreement to govern the rights, duties and obligations of the Company, the Silk Investor and the Conversant Investors following the Rights Offering.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.    Board Matters.

(a)    Investor Board Representatives.

(i)    For so long as the Conversant Investors together with their Affiliates and Permitted Transferees (the “Conversant Parties”) Beneficially Own at least 33% of the outstanding shares of Common Stock of the Company on an as-converted basis, Investor A shall have the right to designate four (4) designees for inclusion in the Company’s slate of individuals nominated for election to the Board of Directors (which slate shall include a number of nominees equal to the number of director positons to be filled).

1

(ii)    For so long as the Conversant Parties Beneficially Own less than 33% but at least 15% or more of the outstanding shares of Common Stock of the Company on an as-converted basis, Investor A shall have the right to designate a number of directors, rounded to the nearest whole number, equal to (i) the quotient of (A) the total number of outstanding shares of Common Stock of the Company on an as-converted basis Beneficially Owned by the Conversant Parties divided by (B) the total number of outstanding shares of Common Stock of the Company on an as-converted basis, multiplied by (ii) the total number of directors then on the Board of Directors.

(iii)    For so long as the Conversant Parties Beneficially Own less than 15% but at least 5% or more of the outstanding shares of Common Stock of the Company on an as-converted basis, Investor A shall have the right to designate one (1) designee for inclusion in the Company’s slate of individuals nominated for election to the Board of Directors (which slate shall include a number of nominees equal to the number of director positons to be filled).

(iv)    Following the forty-two (42) month anniversary of the date hereof, so long as the Conversant Parties Beneficially Own shares of Series A Preferred Stock and Beneficially Own more than 50% of the outstanding shares of Common Stock of the Company on an as-converted basis, Investor A shall have the right to designate five (5) designees for inclusion in the Company’s slate of individuals nominated for election to the Board of Directors (which slate shall include a number of nominees equal to the number of director positons to be filled).

(v)    For so long as the Silk Investor together with its Affiliates (the “Silk Parties”) Beneficially Own at least 5% of the outstanding shares of Common Stock of the Company on an as-converted basis, the Silk Investor shall have the right to designate two (2) designees for inclusion in the Company’s slate of individuals nominated for election to the Board of Directors (which slate shall include a number of nominees equal to the number of director positons to be filled).

(vi)    Once the Conversant Parties Beneficially Own less than 5% of the outstanding shares of Common Stock of the Company on an as-converted basis, the rights of the Conversant Investors pursuant to this Section 1(a) shall terminate and Investor A shall not have the right to designate a director for inclusion in the Company’s slate of individuals nominated for election to the Board of Directors any directors pursuant to this Agreement. Once the Silk Parties Beneficially Own less than 5% of the outstanding shares of Common Stock of the Company on an as-converted basis, the rights of the Silk Investor pursuant to this Section 1(a) shall terminate and Silk shall not have the right to designate a director for inclusion in the Company’s slate of individuals nominated for election to the Board of Directors any directors pursuant to this Agreement.

(b)    Promptly following the Closing Date, and in any event within five (5) Business Days following the Closing Date, the Company shall cause [●], [●], [●], [●], [●] and [●] to be elected or appointed to the Board of Directors, to the extent not already on

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the Board of Directors, with [[●] appointed in Class I on the Board of Directors, with [●] appointed in Class II on the Board of Directors and with [●] appointed in Class III on the Board of Directors].1 For so long a party has the right to designate a designee for inclusion in the Company’s slate of individuals nominated for election to the Board of Directors pursuant to Section 1(a) (each, an “Investor Board Representative”), the Company shall cause each Investor Board Representative to be elected or appointed to the Board of Directors (including, to the extent necessary, by expanding the size of the Board of Directors and appointing a number of Investor Board Representatives to the Board of Directors sufficient to maintain the number of Investor Board Representatives set forth in Section 1(a) on the Board of Directors (and, to the extent necessary, calling a special meeting of the Company’s shareholders for the purpose of amending the Company’s Certificate of Incorporation to allow such expansion)). For so long as the Conversant Parties Beneficially Own at least 20% of the outstanding shares of Common Stock on an as-converted basis, Investor A shall be entitled to designate the chairperson of the Board of Directors.

(c)    The election or appointment of the Investor Board Representatives will be subject to satisfaction of all legal and governance requirements regarding service as a director of the Company, and, for all such appointments or elections after the election or appointment of the initial Investor Board Representatives, to the reasonable approval (which approval shall not be unreasonably withheld, conditioned, or delayed) of the four (4) - member Nominating and Governance Committee of the Board of Directors (two members of which will be comprised of non-Conversant and non-Silk designees). If the Nominating and Governance Committee of the Board does so not approve a designee, Investor A or the Silk Investors (as applicable that made such designation) will have the exclusive right to designate a replacement who shall be treated for all purposes as such person’s designee hereunder, subject to the approval process described in this Section 1(d). The Company shall require that all directors comply in all respects with applicable law (including with respect to confidentiality) and the Company’s corporate governance guidelines, code of business conduct and ethics and confidentiality and trading policies and guidelines in effect from time to time.

(d)    So long as Investor A or the Silk Investor has the right to designate an Investor Board Representative to the Board of Directors, members of the Board of Directors other than the Investor Board Representative(s) shall have the exclusive right to designate persons on behalf of the Board of Directors for election at annual stockholders meetings for, or to fill vacancies in, all director positions, other than the Investor Board Representative(s).

(e)    Subject to this Section 1, so long as Investor A has the right to designate an Investor Board Representative for inclusion in the Company’s slate of individuals nominated for election to the Board of Directors, the Company shall not, without the prior written approval of Investor A, (i) increase the size of the Board of Directors in excess of nine (9) members or (ii) decrease the size of the Board of Directors if such decrease would require the resignation of an Investor Board Representative nominated by Investor A from the Board of Directors.

(f)    The Company will reimburse the Investor Board Representatives for their respective reasonable and documented out-of-pocket expenses incurred in connection with travel to or from and attendance at each meeting of the Board of Directors. Each Investor Board Representative will receive the same director compensation as each other

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To include names of Investor A’s nominees and the Silk Investor’s nominee (subject to approval by the Company); director nominees to be evenly distributed between the classes of the board of directors. Silk Investor Board Representatives to be appointed to the class that will stand for re-election at the furthest date from today.

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non-executive director of the Board of Directors. Each of Investor A and the Silk Investor agree, upon the Company’s request, to timely provide the Company with accurate and complete information relating to each Investor Board Representative nominated by such party as may be required to be disclosed by the Company under the Exchange Act and the rules and regulations promulgated thereunder.

(g)    Notwithstanding any rights to be granted with respect to the Investor Board Representatives hereunder, the Board of Directors may exclude any Investor Board Representative from access to any Board of Directors or committee materials or information or meeting or portion thereof or written consent if the Board of Directors determines, in good faith, including such Investor Board Representative in discussions relating to such determination (but not requiring the affirmative vote of such Investor Board Representative), that such access would reasonably be expected to result in a conflict of interest with the Company; provided, that such exclusion shall be limited to the portion of the Board of Directors or committee material or information and/or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the Board of Directors or committee material and/or meeting that does not involve or pertain to such exclusion.

(h)    Subject to Section 1(c), for so long as Investor A or the Silk Investor has the right to designate an Investor Board Representative for inclusion in the Company’s slate of individuals nominated for election, the Company and the Nominating and Governance Committee of the Board of Directors shall take such action as is required under applicable law, the rules and regulations in effect at such time of the New York Stock Exchange (“NYSE”) or such other market on which the Common Stock is then listed or quoted or under the Bylaws or Certificate of Incorporation to include on the Board of Directors or in the slate of nominees recommended by the Board of Directors such person nominated pursuant to Section 1. The Company shall use its reasonable best efforts to have the Investor Board Representatives elected as a director of the Company and the Company shall solicit proxies for such persons to the same extent as it does for any of its other nominees to the Board of Directors.

(i)    For so long as Investor A or the Silk Investor has the right to designate an Investor Board Representative, in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of an Investor Board Representative, Investor A or the Silk Investor (as applicable) may designate, another individual to be elected to fill the vacancy created thereby, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

(j)    So long as Investor A or the Silk Investor has the right to designate an Investor Board Representative for inclusion in the Company’s slate of individuals nominated for election to the Board of Directors, any transaction, agreement, contract or other arrangement (including without limitation, with respect to Investor A, any mandatory conversion pursuant to Section 7 of the Certificate of Designations and any optional redemption of the Series A Preferred Stock pursuant to the Certificate of Designations) by and among the Company or any of its Subsidiaries, on the one hand, and any the Conversant Investors or the Silk Investor or their respective Affiliates, on the other hand, shall solely

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require the approval of a majority of the independent and disinterested directors (which, for the avoidance of doubt, in the case of Investor A may include any Investor Board Representative designated by the Silk Investor and in the case of the Silk Investor may include any Investor Board Representatives designated by Investor A). Investor A and the Silk Investor shall notify and fully inform the full Board of Directors of any actual or potential conflict of interest that arises due to any such proposed transaction, agreement, contract or other arrangement with such party or its Affiliates.

(k)    In the event that Investor A or the Silk Investor ceases to have the right to designate a director pursuant to Section 1(a) (or the number of directors which Investor A has the right to designate in reduced in accordance with the terms of Section 1(a)), any applicable Investor Board Representative will not be required to resign (and Investor A or the Silk Investor (as applicable) will not be required to cause them to resign), such Investor Board Representative shall continue to serve until the next regularly scheduled annual stockholders meeting at which directors are to be elected, and the related rights, including pursuant to Section 1(d), shall continue to apply until such time. All obligations of the Company pursuant to this Section 1 relating to any such Investor Board Representative shall not apply to such election or at any time thereafter.

2.    Transfer Restrictions.

(a)    Other than Permitted Transfers, the Conversant Investors shall not Transfer any shares of Series A Preferred Stock (or any shares of Common Stock issued upon conversion thereof) (together, the “Prohibited Shares”) during the period commencing on the Closing Date and continuing until the date that is the second anniversary of the Closing Date (such date, the “Restricted Period Termination Date”).

(b)    “Permitted Transfer” means, in each case so long as such Transfer is in accordance with applicable law:

(i)    a Transfer of Prohibited Shares to Affiliates of a Conversant Investor, so long as such transferee, to the extent it has not already done so, executes a customary joinder to this Section 2, in form and substance reasonably acceptable to the Company, in which such transferee agrees to be subject to the restrictions on Transfer in this Section 2;

(ii)    a Transfer of Prohibited Shares as a distribution in-kind to a Conversant Investor’s investors, and to their subsequent investors, including limited partners, so long as each such transferee, to the extent it has not already done so, executes a customary joinder to this Section 2, in form and substance reasonably acceptable to the Company, in which such transferee agrees to be subject to the restrictions on Transfer in this Section 2;

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(iii)    a Transfer of Prohibited Shares in connection with a sale of the Company approved by the Board of Directors or in connection with a tender offer into which a majority of the Unaffiliated Shareholders of the Company have tendered their respective shares of Common Stock;

(iv)    a Transfer of Prohibited Shares to the Company; and

(v)    a Transfer of Prohibited Shares following a voluntary filing by the Company of a petition for relief under the United States Bankruptcy Code.

(c)    “Permitted Transferee” means, any transferee that receives Prohibited Shares pursuant to Section 2(b) clauses (i) or (ii).

(d)    Notwithstanding anything to the contrary contained herein, including the occurrence of the Restricted Period Termination Date, the Conversant Investors shall not Transfer any Prohibited Shares (i) other than in accordance with all applicable laws and the other terms and conditions of this Agreement and (ii) other than any Transfers that are made pursuant to a registered offering or in accordance with an exemption from registration. Any Transfers of Prohibited Shares prior to the third anniversary of the date hereof shall only be made to a Person that, to such Conversant Investor’s knowledge, is not a competitor of the Company set forth on Schedule A attached hereto.

(e)    The Company may impose stop-transfer instructions and may stamp each certificate representing the Prohibited Shares with an appropriate legend to enforce the provisions of this Section 2. Any purported Transfer or other transaction in violation of this Section 2 shall be null and void.

3.    Standstill.

(a)    For a period of eighteen (18) months from the date of this Agreement, each Conversant Investor shall not, and shall cause its Affiliates not to, directly or indirectly:

(i)    acquire, offer to acquire or agree or make a proposal to acquire Beneficial Ownership of any Equity Securities, any Derivative Instruments with respect to Common Stock, or any indebtedness of the Company, except pursuant to share splits, reverse share splits, share dividends or distributions, or combinations or any similar recapitalizations on or after the date hereof or the acquisition of common stock resulting from conversion of the Series A Preferred Stock;

(ii)    effect or seek, offer or propose to effect, or announce any intention to effect or cause or participate in (A) any shareholder proposal to be considered by the stockholders of the Company or take any action to nominate any person for membership on the Board of Directors, or take any action to remove any director (other than the Investor Board Representative) from the Board of Directors of the Company or to change the composition of the Board of Directors of the Company or (B) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote, or seek to influence any Person with respect to the voting of, shares of Common Stock, or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to Common Stock; provided that the foregoing shall not restrict such Conversant Investor’s right to vote its Common Stock in its sole discretion; or

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(iii)    initiate or propose a call for any special meeting of the Company’s shareholders.

(b)    The prohibition in Section 3(a)(i) shall not restrict (i) the ability of an Investor Board Representative nominated by Investor A to vote or from otherwise exercising his or her fiduciary duties, (ii) each Conversant Investor’s ability to vote, Transfer, convert or otherwise exercise rights under its shares of Series A Preferred Stock subject to the express obligations hereof.

4.    Consent Rights. So long as the Conversant Parties Beneficially Own at least 15% of the outstanding shares of Common Stock on an as-converted basis, the Company shall not, without the prior approval or written consent of Investor A (such approval or consent not to be unreasonably withheld, conditioned or delayed):

(a)    materially change the principal business of the Company, enter into new lines of business or exit the Company’s current line of business;

(b)    enter into an agreement with respect to, or consummate, any acquisition (whether by merger, stock purchase, asset purchase or otherwise) of another business or Person involving the payment, contribution or assignment by or to the Company or its subsidiaries of money or assets in an amount exceeding $10,000,000;

(c)    with respect to the Company only, issue Equity Securities of the Company from and after the date of this Agreement that, assuming full conversion or exercise of convertible and exercisable securities, would represent in the aggregate either (i) a value equal to or greater than 20% of the Company’s outstanding shares of Common Stock on an as-converted basis as of the date of this Agreement based on the Current Market Price (as defined in the Certificate of Designations) or (ii) a number of shares of Common Stock equal to or greater than 20% of the number of shares of Common Stock outstanding on an as-converted basis as of the date of this Agreement, in each case after taking into account the issuance of the Series A Preferred Stock to the Conversant Investors and the closing of the rights offering contemplated by the A&R Investment Agreement;

(d)    sell or otherwise Transfer Equity Securities of any Subsidiary of the Company to a Person other than the Company or a wholly owned Subsidiary and with respect to any Subsidiary of the Company, issue or sell any Equity Securities of such Subsidiary;

(e)    enter into an agreement with respect to (or otherwise consummate) a Change of Control (as defined in the Certificate of Designations);

(f)    consummate any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or file a petition under bankruptcy or insolvency law;

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(g)    purchase or redeem or make any distribution or declare any dividend on Equity Securities of the Company or any of its Subsidiaries ranking junior to the Series A Preferred Stock other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock or in which the Series A Preferred Stock participates pursuant to the Certificate of Designations, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, and (iii) repurchases or redemptions if at such time any accrued dividends on the Series A Preferred Stock have been paid in full in cash;

(h)    other than refinancings of existing Indebtedness on substantially the same commercial terms, for any given calendar year, incur Indebtedness such that the aggregate amount of Indebtedness of the Company and its Subsidiaries immediately after such incurrence is in excess of 105% of the aggregate amount of Indebtedness of the Company and its Subsidiaries in the prior year as of December 31 (for purposes of [2022],2 the reference amount of Indebtedness for the prior calendar year shall be the aggregate amount of Indebtedness of the Company immediately following the Closing); and

(i)    with respect to the Company only, authorize, create, classify, reclassify or issue any Parity Stock (as defined in the Certificate of Designations), any additional shares of Series A Preferred Stock (other than as contemplated by the A&R Investment Agreement) or Senior Stock (as defined in the Certificate of Designations).

5.    Preemptive Rights.

(a)    So long as the Conversant Parties Beneficially Own at least 14.9% of the outstanding shares of Common Stock on an as-converted basis, each Conversant Investor will have the preemptive rights set forth in this Section 5 with respect to any issuance of any Equity Securities that are issued after the date hereof (any such issuance, other than those described in clauses (i) through (vi) below, a “Preemptive Rights Issuance”), except for (i) issuances of any shares of Common Stock or options or rights to purchase such shares or other form of equity-based or equity-related awards (including restricted stock units) to employees (or prospective employees who have accepted an offer of employment), directors or consultants, or pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs in effect as of the Closing Date (including the New LTIP (as defined in the A&R Investment Agreement)), or thereafter adopted by the Board of Directors, (ii) issuances of securities pursuant to any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Company, whereby the Company’s securities comprise, in whole or in part, the consideration paid by the Company in such transaction, which transaction has been approved by the Board of Directors and, to the extent then applicable, approved by Investor A in accordance with Section 4, (iii) issuances of shares of Common Stock upon conversion or exercise of any of preferred stock, option or Derivative Instrument, in each case, outstanding as of the Closing Date or

[2]	To be updated to the extent the Closing does not occur in 2021.

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if issued after the Closing Date, were either exempt from Investor A’s rights under this Section 5(a) or were offered to the Conversant Investors in accordance with this Section 5, (iv) by reason of a dividend, stock split or other distribution of Common Stock, (v) issuances of any shares of Series A Preferred Stock pursuant to the terms of the A&R Investment Agreement (including issuances of Common Stock upon conversation of such shares of Series A Preferred Stock in accordance with the Certificate of Designations), or (vi) issuances of any Equity Securities with respect to which Investor A waives in writing the rights of all of the Conversant Investors pursuant to this Section 5.

(b)    If the Company at any time, or from time to time, effects a Preemptive Rights Issuance, the Company shall give prompt written notice to the Conversant Investors and each of their Affiliates party to this Agreement that holds any Equity Securities of the Company (each, an “Investor Holder”) (but in no event later than ten (10) days prior to such issuance), which notice shall set forth the number and type of the securities to be issued, the issuance date, the offerees or transferees, the price per security, and all of the other terms and conditions of such issuance, which shall be deemed updated by delivery of the final documentation for such issuance to the Conversant Investors. Each Investor Holder may, by written notice to the Company (a “Preemptive Rights Notice”) delivered no later than ten (10) days after receipt of the Preemptive Rights Notice, elect to purchase a number of securities specified in such Preemptive Rights Notice (which number may be any number up to but not exceeding the number of securities which, if divided by the sum of (i) such number of securities plus (ii) the number of securities issued in such Preemptive Rights Issuance, would represent a percentage that is equal to (A) the aggregate number of shares of Common Stock (on an as-converted basis if applicable) that such Investor Holder owns immediately prior to such Preemptive Rights Issuance, divided by (B) the total number of shares of Common Stock then outstanding on an as-converted basis), on the same terms and conditions as such Preemptive Rights Issuance (it being understood and agreed that the price per security that the Investor Holders shall pay shall be the same as the price per security set forth in the Preemptive Rights Notice); provided, that any Investor Holder shall not be entitled to acquire any such shares of Common Stock to the extent the issuance of such Common Stock to such Investor Holder would require approval of the stockholders of the Company pursuant to the rules and listing standards of NYSE, in which case the Company may consummate the proposed issuance prior to obtaining approval of the stockholders of the Company (subject to compliance by the Company with Section 5(d)). If an Investor Holder exercises its preemptive rights hereunder with respect to such Preemptive Rights Issuance, the Company shall (or shall cause such Subsidiary to) issue to such Investor Holder (or its designated Affiliate(s)) the number of securities specified in such Preemptive Rights Notice promptly thereafter (and provided that, if such Investor Holder shall have so notified the Company at least three Business Days prior to the issuance date set forth in the Company’s notice, at such Investor Holder’s election such purchase and sale shall occur on the same date as, or substantially concurrently with, the Preemptive Rights Issuance).

(c)    The election by any Investor Holder not to exercise its preemptive rights hereunder in any one instance shall not affect its right as to any future Preemptive Rights Issuances.

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(d)    Notwithstanding anything to the contrary in this Agreement, in the event that any Investor Holder exercises its preemptive rights pursuant to this Section 5 and the purchase or issuance of such securities would require the Company to obtain approval of its stockholders pursuant to the listing rules of the NYSE or such national securities exchange that the Common Stock is listed upon, if any, the Company and the Investor Holder will use their respective commercially reasonable efforts to negotiate in good faith the terms of any such transaction, including without limitation the terms of any securities of the Company issued pursuant to such transaction to the Investor Holder, such that the issuance to the Investor Holder would not require such stockholder approval while providing the Investor Holder and/or its Affiliates with substantially similar benefits and rights of such securities issued in the Preemptive Rights Issuance.

6.    Confidentiality. Each Conversant Investor and the Silk Investor will hold, and will cause its respective Affiliates and their respective directors, managers, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary in connection with any reasonably necessary regulatory approval, examination or inspection or unless disclosure is requested or required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure to the extent legally permitted), all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Company furnished to such party by or on behalf of the Company or its representatives (except to the extent that such information (a) was previously known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party in relation to such information, (b) becomes available to the public through no violation of this Section 6 by such party, (c) is later lawfully acquired from other sources by the party to which it was furnished, or (d) is independently developed without use of or reference to the Information), and neither party hereto shall release or disclose such Information to any other Person, except its directors, officers, employees, members, auditors, attorneys, financial advisors, financing sources and other consultants and advisors (“Representatives”) (it being understood that each Conversant Investor and the Silk Investor will be responsible for any breach of the terms of this Section 6 by any of its Representatives). Nothing herein shall prevent any Conversant Investor, the Silk Investor, or any of their respective Affiliates which is a private equity or other investment fund from making customary disclosures to its current, future or potential investors, in each case so long as the recipient of such information is subject to a written confidentiality agreement, policy or obligation. Each Conversant Investor and the Silk Investor confirms that it is aware and that its Representatives have been advised that the United States securities laws prohibit any Person who has material non-public information about a company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may purchase or sell such securities.

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7.    Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)    the word “or” is not exclusive.

(b)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation.”

(c)    the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

(d)    “as-converted basis” means, with respect to the Company’s outstanding Common Stock, on a basis in which all shares of Common Stock issuable upon conversion of the Series A Preferred Stock and conversion, exchange or exercise of any other security convertible into or exchangeable or exercisable for Common Stock, whether or not the Series A Preferred Stock or other convertible, exchangeable or exercisable security is then convertible, exchangeable or exercisable by the holder, are assumed to be then outstanding.

(e)    “Beneficial Owner,” “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

(f)    “Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; provided, however, that for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of the Conversant Investors or their respective Affiliates. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

(g)    “Board of Directors” mean the Board of Directors of the Company.

(h)    “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law to remain closed (other than Lincoln’s Birthday or Election Day, which shall be considered Business Days).

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(i)    “Bylaws” mean the Second Amended and Restated Bylaws of the Company.

(j)    “Certificate of Designations” means the Certificate of Designation, Preferences and Rights, filed with the Secretary of State of the State of Delaware with respect to the Series A Preferred Stock prior to the Closing, as may be amended from time to time in accordance with applicable law, this Agreement and the terms thereof.

(k)    “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as modified by the Certificate of Amendment dated August 27, 1999, the Certificate of Amendment dated December 11, 2020 and the Certificate of Amendment dated [●], 2021 and as may be further amended from time to time in accordance with applicable law, the Certificate of Designations and this Agreement.

(l)    “Closing” means the closing of transactions contemplated by the to the A&R Investment Agreement, including the sale of Series A Preferred Stock and the Private Placement Common Stock to the Conversant Investors.

(m)    “Closing Date” means the date on which the Closing occurs.

(n)    “Common Stock” means the Common Stock of the Company, par value $0.01 per share.

(o)    “Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (i) such derivative security conveys any voting rights in any Equity Security, (ii) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (iii) other transactions that hedge the value of such derivative security.

(p)    “Encumbrance” means any mortgage, commitment, transfer restriction, deed of trust, pledge, option, power of sale, retention of title, right of pre-emption, right of first refusal, executorial attachment, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, or an agreement, arrangement or obligation to create any of the foregoing.

(q)    “Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of a corporation, and securities convertible into or exchangeable for any equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

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(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(s)    “Indebtedness” means, with respect to any Person, without duplication (i) any indebtedness of such Person for borrowed money; (ii) any other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument; (iii) all obligations of such Person under any financing leases; (iv) all liabilities secured by any Encumbrance on any real property owned by such Person even though such Person has not assumed or otherwise become personally liable for the payment thereof; (v) any obligation under any factoring, securitization or other similar facility or arrangement; (vi) any reimbursement obligation with respect to drawn letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities; (vii) any obligation issued or assumed as the deferred purchase price of property; (viii) all net obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations; and (ix) all guaranties of such Person in respect of Indebtedness of others.

(t)    “Person” means any individual, corporation, partnership, limited liability company, association or trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(u)    “Subsidiary” means, with respect to any Person, another Person of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

(v)    “Transfer” means (i) any direct or indirect sale, lease, assignment, Encumbrance, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, lease, assignment, Encumbrance, disposition or other transfer (by operation of law or otherwise), of any Equity Security or (ii) to enter into any Derivative Instrument, swap or any other contract, agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Equity Security, whether any such Derivative Instrument, swap, contract, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, no Transfer of any direct or indirect membership, partnership or other equity interest in a Conversant Investor or any of its Affiliates shall be deemed to be a Transfer of all or any portion of any Equity Securities of the Company held by such Person; provided, in each case, after such Transfer of any direct or indirect membership, partnership or other equity interest in such Conversant Investor or any of its Affiliates, such Conversant Investor or Affiliate shall remain an Affiliate of Conversant Capital LLC.

(w)    “Unaffiliated Shareholders” means the shareholders of the Company, other than (i) the Conversant Investors, (ii) any Affiliates or representatives of the Conversant Investors or any Person acting for or on behalf of a Conversant Investor or (iii) any shareholder that is a member of a “group” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) with a Conversant Investor.

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8.    Miscellaneous.

(a)    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (i) on the date of delivery if delivered personally or by telecopy, facsimile or electronic mail (so long as such transmission does not generate an error message or notice of non-delivery), (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

Capital Senior Living Corporation

14160 Dallas Parkway, Suite 300

Dallas, Texas 75254

Attention: General Counsel

Email: [Redacted]

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:     Steven A. Seidman

            Laura H. Acker

Email: sseidman@willkie.com; lacker@willkie.com

if to a Conversant Investor, to:

c/o Conversant Capital LLC

25 Deforest Avenue

Summit, New Jersey 07901

Attention: Keith O’Connor

Email: [Redacted]

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: John M. Bibona

Email: john.bibona@friedfrank.com

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if to the Silk Investor, to:

Silk Partners, LP

810 Seventh Avenue, 28th Floor

New York, New York 10019

Attention: Shmuel Lieberman

Email: [Redacted]

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Joseph Shenker

Email: shenkerj@sullcrom.com

(b)    Entire Agreement; Effectiveness. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions among the parties hereto, written or oral, with respect to the subject matter hereof. This Agreement shall be automatically effective as of the Closing (as defined in the A&R Investment Agreement), without further action by any party hereto. If the A&R Investment Agreement is terminated for any reason, then this Agreement shall be void and of no force and effect.

(c)    Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(d)    Assignment. Subject to the restrictions on Transfers provided herein, this Agreement shall benefit and bind the respective transferees, successors and permitted assigns of the parties. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the Company (whether by operation of law or otherwise) without the prior written consent of Investor A (not to be unreasonably withheld, conditioned or delayed). Any purported assignment or other Transfer without such consent shall be void and unenforceable. Following the third anniversary of the date of this Agreement, the Conversant Investors, together, may assign all, but not less than all, of their rights, benefits and obligations hereunder in connection with a Transfer of a majority of the aggregate of the Prohibited Shares and the Private Placement Common Stock. Upon any Transfer by the Conversant Investors of all of their rights, benefits and obligations hereunder, any reference to “Investor A” or “Conversant Investor,” as

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applicable, (including as used in this Section 8(d)) shall refer to such transferee and the Conversant Investors shall cease to have any rights under this Agreement. Notwithstanding anything else to the contrary in this Agreement, with written notice to the Company, the Conversant Investors may at any time assign the rights of Investor A pursuant to Section 1 and Section 4 to any other Conversant Investor or Permitted Transferee thereof and upon any such assignment, any reference to “Investor A” shall refer to such other Conversant Investor or Permitted Transferee, as applicable.

(e)    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

(f)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(g)    Applicable Law; Consent to Jurisdiction. This Agreement and any disputes arising out of or relating to this Agreement and the transactions contemplated hereby (whether in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict or choice of law principles of the State of Delaware or otherwise that would result in the application of any laws other than the laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court in the State of Delaware) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8 shall be deemed effective service of process on such party.

(h)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND

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THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER IN THIS SECTION 8(h).

(i)    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date first written above.

COMPANY:

CAPITAL SENIOR LIVING CORPORATION

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date first written above.

[CONVERSANT INVESTORS]

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date first written above.

SILK PARTNERS, LP

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Schedule A

Exhibit E

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [●], 2021, by and among (i) Capital Senior Living Corporation, a Delaware corporation (the “Company”), (ii) Conversant Dallas Parkway (A) LP, a Delaware limited partnership (“Investor A”), (iii) Conversant Dallas Parkway (B) LP, a Delaware limited partnership (“Investor B” and together with Investor A, “Investors”), and (iv) [each of the other investors listed on the signature pages hereto (collectively, together with the Investors, the “Conversant Investors”)]. Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 12 hereof.

WHEREAS, the Company and the Investors entered into an Amended and Restated Investment Agreement, dated as of [●], 2021 (the “A&R Investment Agreement”), pursuant to which, the Investors agreed to purchase and the Company agreed to sell shares of (i) Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) of the Company, and (ii) common stock, par value $0.01 per share (the “Common Stock”) of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.    Resale Shelf Registration Rights.

(a)    Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file with the Commission no later than the date that is ninety (90) days prior to the Restricted Period Termination Date (as defined in the Investor Rights Agreement) a Registration Statement on Form S-3 (or if Form S-3 is not available to the Company, a Registration Statement on Form S-1) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 registering the resale from time to time by the Investor Parties of all of the Registrable Securities held by the Investor Parties (the “Resale Shelf Registration Statement”). The Company shall use reasonable best efforts to cause the Resale Shelf Registration Statement to become effective no later than the Restricted Period Termination Date and to keep the Resale Shelf Registration Statement continuously effective, and to supplement and amend the Resale Shelf Registration Statement to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, to ensure that another Registration Statement is available (which replacement Registration Statement shall be deemed a Resale Shelf Registration Statement), under the Securities Act at all times until such date as the Investor Parties collectively beneficially own less than 15% of the outstanding shares of Common Stock on an as-converted basis (the “Effectiveness Period”). The Resale Shelf Registration Statement shall contain a Prospectus in such form as to permit the Investor Parties to sell such Registrable Securities pursuant to Rule 415 (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to the provisions of the Investor Rights Agreement and this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Investor Parties.

(b)    Registration effected pursuant to this Section 1 shall not be counted as a Demand Registration or Takedown Demand effected pursuant to Section 2.

2.    Demand Registrations.

(a)    Requests for Registration. Subject to the terms and conditions of this Agreement, following the Restricted Period Termination Date, if the Resale Shelf Registration Statement is not available, any Investor Party(ies) representing more than 50% of the Registrable Securities may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-3 (including a shelf registration pursuant to Rule 415) or any similar short-form registration statement, including an automatic shelf registration statement (as defined in Rule 405) (an “Automatic Shelf Registration Statement”), if available to the Company (a “Short-Form Registration”) or, if Form S-3 is not available, on Form S-1 or other long-form registration statement (a “Long-Form Registration”) in accordance with Section 2(d) and Section 2(b) below (a “Demand Registration”). The Company shall effect any such Demand Registration as soon as reasonably practicable after delivery of such request and, in any event, the Company shall be required to make the initial filing of the Registration Statement within 60 days following receipt of the Investor Party’s request in the case of a Short-From Registration or within 90 days following receipt of the Investor Party’s request in the case of a Long-Form Registration. Any request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered by each Investor Party and the intended method of distribution. Following receipt of a request for a Demand Registration in accordance with this Section 2(a), the Company shall use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act as promptly as practicable after the filing thereof (if such Registration Statement is not an Automatic Shelf Registration Statement).

(b)    Short-Form Registrations. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form registration. For so long as the Company is subject to the reporting requirements of the Exchange Act, the Company shall use its reasonable best efforts to make Short-Form Registrations available for the offer and sale of Registrable Securities. If the Company is qualified to and, pursuant to the request of any Investor Party, has filed with the Commission a registration statement under the Securities Act on Form S-3 pursuant to Rule 415 (a “Shelf Registration”), (i) if the Company is a WKSI at the time of any such request, then the Company shall use its reasonable best efforts to cause such Shelf Registration to be an Automatic Shelf Registration Statement, and (ii) once effective, the Company shall cause such Shelf Registration to remain effective (including by filing a new Shelf Registration, if necessary) until the expiration of the Effectiveness Period. If for any reason the Company ceases to be a WKSI or becomes ineligible to utilize Form S-3, the Company shall prepare and file with the Commission a registration statement or registration statements on such form that is available for the sale of Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective under the Securities Act as promptly as practicable after the filing thereof and to remain effective (including by filing a new registration statement, if necessary) until the expiration of the Effectiveness Period.

(c)    Shelf Takedowns. At any time when the Resale Shelf Registration Statement or a Shelf Registration for the sale or distribution by any Investor Party on a delayed or continuous basis pursuant to Rule 415, including by way of an underwritten offering, Underwritten Block Trade or other distribution plan (each, a “Resale Shelf Registration”) is effective and its use has not been otherwise suspended by the Company in accordance with the terms of Section 2(f) below, upon a written demand (a “Takedown Demand”) by any Investor Party if it is a Shelf Participant holding Registrable Securities at such time, the Company will facilitate in the manner described in this Agreement a “takedown” of Registrable Securities off of such Resale Shelf Registration (a “Takedown Offering”). Any Takedown Demand shall specify the approximate number of Registrable Securities requested to be sold by each Investor Party and the intended method of distribution.

(d)    Number of Demand Registrations and Takedown Demands. The Investor Parties may request an aggregate of one (1) Short-Form Registration, or if not available, one (1) Long-Form Registration, and, within any twelve (12) month period, one (1) Takedown Demand, in each case in which the Company shall pay all Registration Expenses whether or not any Short-Form Registration or Long-Form Registration has become effective and whether or not such registration has counted as a permitted Demand Registration or Takedown Demand hereunder; provided, that the Company shall not be obligated to effect, or to take any action to effect, any Demand Registration or Takedown Demand unless the aggregate market price of the Registrable Securities requested to be registered exceeds $10.0 million at the time of request.

(e)    Priority on Demand Registrations and Takedown Offerings. The Company shall not include in any Demand Registration or Takedown Offering that is an underwritten offering any securities that are not Registrable Securities without the prior written consent of the managing underwriters. If a Demand Registration or a Takedown Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Registrable Securities held by the participating Investor Parties, the Company shall include in such offering prior to the inclusion of any securities which are not Registrable Securities the Registrable Securities requested to be included in such registration (pro rata among the participating Investor Parties on the basis of the number of Registrable Securities owned by each such Investor Party).

(f)    Restrictions on Demand Registrations and Takedown Offerings. Any demand for the filing of a registration statement or for a registered offering (including a Takedown Offering) hereunder will be subject to the constraints of any applicable lock-up arrangements to which the applicable Investor Parties are party, and any such demand must be deferred until such lock-up arrangements no longer apply.

(i)    The Company shall not be obligated to effect any Demand Registration or Takedown Offering within 30 days prior to the Company’s good faith estimate of the date of filing of an underwritten Public Offering of the Company’s securities and for such a period of time after such a filing as the managing underwriters request, provided that such period shall not exceed 30 days from the effective date of the applicable registration statement (or the “pricing” date in the case of a Takedown Offering). The Company may postpone, for up to 60 days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a Registration Statement for a

Demand Registration or suspend the use of a prospectus that is part of any Resale Shelf Registration (and therefore suspend sales of the Registrable Securities included therein) by providing written notice to the Investor Parties if the board of directors of the Company reasonably determines in good faith that the offer or sale of Registrable Securities would be expected to have a material adverse effect on any proposal or plan by the Company or any subsidiary thereof to engage in any material acquisition or disposition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or similar transaction or would require the Company to disclose any material nonpublic information which would reasonably be likely to be detrimental to the Company and its subsidiaries; provided that in such event, the Investor Parties initially requesting such Demand Registration or Takedown Demand shall be entitled to withdraw such request. The Company may delay or suspend the effectiveness of a Demand Registration or Takedown Offering pursuant to this Section 2(f)(i) only once in any consecutive twelve-month period; provided that, for the avoidance of doubt, the Company may in any event delay or suspend the effectiveness of a Demand Registration or Takedown Offering in the case of an event described under Section 5(g) to enable it to comply with its obligations set forth in Section 5(f). The Company may extend the Suspension Period for an additional consecutive 60 days with the consent of the Applicable Approving Party.

(ii)    In the case of an event that causes the Company to suspend the use of any Resale Shelf Registration as set forth in Section 2(f)(i) or pursuant to Section 5(g) (a “Suspension Event”), the Company shall give a notice to the Investor Parties (a “Suspension Notice”) to suspend sales of the Registrable Securities and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing. An Investor Party shall not effect any sales of the Registrable Securities pursuant to such Resale Shelf Registration (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). Each Investor Party agrees that such Investor Party shall treat as confidential the receipt of the Suspension Notice and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by such Investor Party in breach of the terms of this Agreement. The Investor Parties may recommence effecting sales of the Registrable Securities pursuant to the Resale Shelf Registration (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Investor Parties and to their counsel, if any, promptly following the conclusion of any Suspension Event.

(iii)    Notwithstanding any provision herein to the contrary, if the Company shall give a Suspension Notice with respect to any Resale Shelf Registration pursuant to this Section 2(f), the Company agrees that it shall extend the period of time during which such Resale Shelf Registration shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by the Investor Parties of the Suspension Notice to and including the date of receipt by the Investor Parties of the End of Suspension Notice and provide copies of the supplemented or amended prospectus necessary to resume sales, with respect to each Suspension Event; provided that such period of time shall not be extended beyond the date that Common Stock covered by such Resale Shelf Registration are no longer Registrable Securities.

(g)    Selection of Underwriters. In connection with any Demand Registration, the Applicable Approving Party shall have the right to select the investment banker(s) and manager(s) to administer the offering; provided that such selection shall be subject to the written consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed. If any Takedown Offering is an underwritten offering, the Applicable Approving Party shall have the right to select the investment banker(s) and manager(s) to administer such Takedown Offering. In each case, the Applicable Approving Party shall have the right to approve the underwriting arrangements with such investment banker(s) and manager(s) on behalf of all Investor Parties participating in such offering. If the Investor Parties propose to distribute their securities through underwriting, the Investor Parties shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

(h)    Other Registration Rights. The Company represents and warrants to each holder of Registrable Securities that the registration rights granted in this Agreement do not conflict with any other registration rights granted by the Company. Except as provided in this Agreement, the Company shall not grant to any Person the right to request the Company to register any equity securities of the Company, or any securities, options or rights convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of a majority of the Registrable Securities then outstanding.

(i)    Revocation of Demand Notice or Takedown Notice. At any time prior to the effective date of the registration statement relating to a Demand Registration or the “pricing” of any offering relating to a Takedown Demand, the Investor Party(ies) that requested such Demand Registration or Takedown Offering may revoke such request for a Demand Registration or Takedown Offering on behalf of all Investor Parties participating in such Demand Registration or Takedown Offering without liability to such Investor Parties, in each case by providing written notice to the Company. In any such case, no Demand Registration or Takedown Demand shall be deemed to have occurred for purposes of Section 2(d).

(j)    Notwithstanding the foregoing, if an Investor Party wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) off of a Shelf Registration (through a take-down from an already effective Resale Shelf Registration Statement or Shelf Registration), then such Investor Party shall notify the Company of the Underwritten Block Trade not less than five (5) Business Days prior to the date such offering is to commence, and the Company shall as expeditiously as possible, but subject to Section 2(f), use its reasonable best efforts to facilitate such Underwritten Block Trade (which may close as early as two Business Days after the date it commences); provided, however, that the Investor Party requesting such Underwritten Block Trade shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade. In the event an Investor Party requests such an Underwritten Block Trade, notwithstanding anything to the contrary in this Section 2 or in Section 3, any other Person who does not constitute an Investor Party shall have no right to participate in such Underwritten Block Trade at any time.

3.    Piggyback Registrations.

(a)    Right to Piggyback. Whenever the Company proposes to register an offering of any of its securities under the Securities Act (other than (i) pursuant to the Resale Shelf Registration Statement, (ii) pursuant to a Demand Registration, (iii) pursuant to a Takedown Demand, (iv) in connection with registrations on Form S-4 or S-8 promulgated by the Commission or any successor forms, (v) a registration relating solely to employment benefit plans, (vi) in connection with a registration the primary purpose of which is to register debt securities, or (vii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all Investor Parties (which notice shall be held in confidence by the Investor Parties until the offering is publicly disclosed) of its intention to effect such a Piggyback Registration and, subject to the terms of Sections 3(c) and 3(d) hereof, shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after the delivery of the Company’s notice; provided that any such other Investor Party may withdraw its request for inclusion at any time prior to executing the underwriting agreement or, if none, prior to the applicable registration statement becoming effective. If a Piggyback Registration is effected pursuant to a Registration Statement on Form S-3 or the then-appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), the Investor Parties shall be notified by the Company of and shall have the right, but not the obligation, to participate in any offering pursuant to such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”), subject to the same limitations that are applicable to any other Piggyback Registration.

(b)    Piggyback Expenses. The Registration Expenses of the Investor Parties shall be paid by the Company in all Piggyback Registrations, whether or not any such registration became effective.

(c)    Priority on Primary Registrations. If a Piggyback Registration or Piggyback Shelf Takedown is an underwritten primary registration on behalf of the Company, then the Company shall use reasonable best efforts to cause the managing underwriter(s) of the proposed underwritten offering to permit holders of Registrable Securities to include in such offering all Registrable Securities they request to be included on the same terms and subject to the same conditions as any other shares of the Company included in the offering. If, however, the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration by the Investor Parties which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the participating Investor Parties on the basis of the number of Registrable Securities owned by each such Investor Party), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.

(d)    Priority on Secondary Registrations. If a Piggyback Registration or Piggyback Shelf Takedown is an underwritten secondary registration on behalf of holders of the Company’s securities other than holders of Registrable Securities, then the Company shall use reasonable best efforts to cause the managing underwriter(s) of the proposed underwritten offering to permit holders of Registrable Securities to include in such offering all Registrable Securities they request to be included on the same terms and subject to the same conditions as any other shares of the Company included in the Offering. If, however, the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities requested to be included therein by the holders initially requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration by the Investor Parties which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the participating Investor Parties on the basis of the number of Registrable Securities owned by each such Investor Party), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.

(e)    Other Registrations. If the Company has previously filed a Registration Statement with respect to Registrable Securities pursuant to Section 2 or pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, then the Company shall not be required to file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form) at the request of any holder or holders of such securities until a period of at least 30 days has elapsed from the effective date of such previous registration; provided, however, that the Company shall at all times remain obligated to file, supplement and amend, as applicable, each Registration Statement required to be filed by Section 1.

(f)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 whether or not any Investor Parties have elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 7.

4.    Agreements of Company and Investor Parties.

(a)    If required by the managing underwriter(s), in connection with any underwritten Public Offering on or after the date hereof, each Investor Party shall enter into customary lock-up agreements with the managing underwriter(s) of such underwritten Public Offering in such form as agreed to by such managing underwriter(s); provided that all Investor Parties collectively beneficially own 5% or more of the outstanding Common Stock on an as-converted basis; provided further that the applicable lock-up period shall not exceed sixty (60) days.

(b)    If required by the managing underwriter(s), in connection with any underwritten Public Offering on or after the date hereof, the Company (i) shall cause each of its executive officers and directors to sign a customary lock-up agreement containing provisions consistent with those contemplated pursuant to Section 4(a) and (ii) shall sign a customary lock-up agreement or market stand-off agreement (either through a separate agreement or as part of any underwriting agreement executed by the Company), with a lock-up period of up to ninety (90) days after the date of the Prospectus (or prospectus supplement if the offering is made pursuant to the Resale Shelf Registration Statement or a Shelf Registration) for such offering except as may otherwise be agreed with the holders of the Registrable Securities in such offering.

(c)    The Investor Parties shall use reasonable best efforts to provide such information as may reasonably be requested by the Company, or the managing underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 3 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

5.    Registration Procedures. In connection with the Registration to be effected pursuant to the Resale Shelf Registration Statement, and whenever the Investor Parties have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a Takedown Offering, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as reasonably possible:

(a)    prepare in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder and file with the Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that at least five (5) Business Days before filing such registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to counsel selected by the Applicable Approving Party copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel, and no such document shall be filed with the Commission to which any Investor Party or its counsel reasonably objects);

(b)    notify each Investor Party of (i) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (ii) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iii) the effectiveness of each registration statement filed hereunder;

(c)    prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the expiration of the Effectiveness Period (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(d)    furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(e)    during any period in which a prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act;

(f)    use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the lead underwriter or the Applicable Approving Party reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5(f), (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction);

(g)    promptly notify in writing each seller of such Registrable Securities (i) after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to such registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) after receipt thereof, of any request by the Commission for the amendment or supplementing of such registration statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company promptly shall prepare, file with the Commission and furnish to each such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(h)    cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA;

(i)    provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(j)    enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Applicable Approving Party or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, preparing for and participating in such number of “road shows,” investor presentations and marketing events as the underwriters managing such offering may reasonably request);

(k)    make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, managers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(l)    take all reasonable actions to ensure that any Free Writing Prospectus utilized in connection with any Demand Registration (including any Shelf Registration), Takedown Offering, Piggyback Registration or Piggyback Shelf Takedown hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(m)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission;

(n)    permit any Investor Party who, in its good faith judgment (based on the advice of counsel), could reasonably be expected to be deemed to be an underwriter or a controlling Person of the Company to participate in the preparation of such registration or comparable statement and to require the insertion therein of material furnished to the Company in writing, which in the reasonable judgment of such Investor Party and its counsel should be included;

(o)    in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, use its reasonable best efforts promptly to obtain the withdrawal of such order;

(p)    use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(q)    cooperate with the Investor Parties covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such Investor Parties may request;

(r)    cooperate with each Investor Party covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(s)    if such registration includes an underwritten Public Offering, use its reasonable best efforts to obtain a cold comfort letter from the Company’s independent public accountants and addressed to the underwriters, in customary form and covering such matters of the type customarily covered by cold comfort letters as the underwriters in such registration reasonably request;

(t)    provide a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, which opinion shall be addressed to the underwriters;

(u)    if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(v)    if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold;

(w)    subject to the terms of Section 2(b) and Section 2(c), if an Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its reasonable best efforts to refile the registration statement on Form S-3 and keep such registration statement effective (including by filing a new Resale Shelf Registration or Shelf Registration, if necessary) during the period throughout which such registration statement is required to be kept effective;

(x)    cooperate with each Investor Party that holds Registrable Securities being offered and the managing underwriters with respect to an applicable Registration Statement, if any, to facilitate the timely (i) preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be offered pursuant to such Registration Statement, and enable such certificates to be registered in such names and in such denominations or amounts, as the case may be, or (ii) crediting of the Registrable Securities to be offered pursuant to a Registration Statement to the applicable account (or accounts) with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian (“DWAC”) system, in any such case as such Investor Party or the managing underwriters, if any, may reasonably request; and

(y)    for so long as this Agreement remains effective, (a) cause the Common Stock to be eligible for clearing through DTC, through its DWAC system; (b) be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock; (c) ensure that the transfer agent for the Common Stock is a participant in, and that the Common Stock is eligible for transfer pursuant to, DTC’s Fast Automated Securities Transfer Program (or the applicable successor thereto); and (d) use its reasonable best efforts to cause the Common Stock not to be at any time subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of shares of Common Stock through DTC, and, in the event the Common Stock becomes subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, use its reasonable best efforts to cause any such “chill,” “freeze” or similar restriction to be removed at the earliest possible time.

6.    Termination of Rights. Notwithstanding anything contained herein to the contrary, the right of the Investor Parties to include Registrable Securities in any Demand Registration, Takedown Offering, Piggyback Registration or Piggyback Shelf Takedown shall terminate on such date that the Investor Parties collectively beneficially own less than 15% of the outstanding shares of Common Stock on an as-converted basis.

7.    Registration Expenses.

(a)    All expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration, qualification and filing fees, listing fees, fees and expenses of compliance with securities or blue sky laws, stock exchange rules and filings, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company as provided in this Agreement and, for the avoidance of doubt, the Company also shall pay all of its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Each Person that sells securities pursuant to a Demand Registration, a Takedown Demand, Piggyback Registration or a Piggyback Shelf Takedown hereunder shall bear and pay all underwriting discounts and commissions and transfer taxes applicable to the securities sold for such Person’s account.

(b)    The Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable and documented fees and disbursements of one counsel (and only one counsel) chosen by the Applicable Approving Party and one local counsel (if necessary) for each applicable jurisdiction and chosen by the applicable holder of Registrable Securities, in each case, for the purpose of rendering a legal opinion on behalf of such holders in connection with any underwritten Demand Registration, Takedown Offering, Piggyback Registration or Piggyback Shelf Takedown.

8.    Assignment of Registration Rights. The rights of the Conversant Investors or any other Investor Party then party hereto to registration of all or any portion of their Registrable Securities pursuant to this Agreement may be assigned by the Conversant Investors or such Investor Party to any Affiliate of any Conversant Investor who is a Permitted Transferee (as defined in the Investor Rights Agreement) to the extent of the Registrable Securities transferred in accordance with Section 2 of the Investor Rights Agreement so long as (a) such Conversant Investor or such Investor Party, within ten (10) days of such transfer, furnishes to the Company written notice of the transfer and (b) such transferee agrees, following such transfer, to be subject to all applicable restrictions and obligations set forth in this Agreement, and executes a joinder to this Agreement, in the form attached hereto as Exhibit A.

9.    Indemnification.

(a)    The Company agrees to (i) indemnify and hold harmless, to the fullest extent permitted by law, the Investor Parties and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls the Investor Parties (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses caused by (A) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and (ii) pay to the Investor Parties and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls the Investor Parties (within the meaning of the Securities Act or the Exchange Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to the Company or any managing underwriter by any Investor Party expressly for use therein; provided, however, that the indemnity agreement contained in this Section 9 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such claim, loss, damage, liability or action to the extent that it solely arises out of or is based upon an untrue statement of any material fact contained in the registration statement or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the registration statement, in reliance upon and in conformity with written information furnished by any Investor Party expressly for use in connection with such registration statement.

(b)    In connection with any registration statement in which any Investor Party is participating, each such Investor Party shall furnish to the Company in writing such information relating to such Investor Party as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its officers, directors, employees, agents and representatives and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Investor Party; provided that the obligation to indemnify shall be individual, not joint and several, for each Investor Party and shall be limited to the net amount of proceeds actually received by such Investor Party from the sale of Registrable Securities pursuant to such registration statement.

(c)    Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (as well as one local counsel for each applicable jurisdiction) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the Investors, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)    Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Sections 9(a) or 9(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 9(d) were determined by pro rata allocation (even if the Investor Parties or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 9(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 9(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(e)    The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

10.    Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided that no Investor Party shall be required to sell more than the number of Registrable Securities such Investor Party has requested to include) and (b) completes and executes all questionnaires, powers of attorney, custody agreements, stock powers, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no Investor Party included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such Investor Party, such Investor Party’s title to the securities, such Investor Party’s authority to sell such securities and such Investor Party’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto that are materially more burdensome than those provided in Section 9. Each Investor Party shall execute and deliver such other agreements as may be reasonably requested by the Company and the lead managing underwriter(s) that are consistent with such Investor Party’s obligations under Section 4, Section 5 and this Section 10 or that are necessary to give further effect thereto, and the Company shall execute and deliver such other agreements as may be reasonably requested by the lead managing underwriter(s) (if applicable) in order to effect any registration required hereunder. To the extent that any such agreement is entered into pursuant to, and consistent with, Section 4 and this Section 10, the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the Investor Parties, the Company and the underwriters created pursuant to this Section 10.

11.    Other Agreements. The Company shall (i) file with the Commission in a timely manner all reports and other documents required to be filed by it under the Securities Act and the Exchange Act, (ii) make and keep adequate current public information available within the meaning of Rule 144 and (iii) take such further action as the Investor Parties may reasonably request, all to the extent required to enable such Persons to sell securities pursuant to (a) Rule 144 or any similar rule or regulation hereafter adopted by the Commission or (b) a registration statement on Form S-3 or any similar registration form hereafter adopted by the Commission. Upon request, the Company shall deliver to the Investor Parties (A) a written statement as to whether the Company is in compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or whether it is qualified as a registrant whose securities may be resold pursuant to a resale registration statement on Form S-1 or S-3 and (B) such other information as may be reasonably requested to permit any Investor Party to sell such securities pursuant to Rule 144. The Company shall at all times use its reasonable best efforts to cause the securities so registered to continue to be listed on one or more of the New York Stock Exchange and the Nasdaq Stock Market. The Company shall use its best efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities. The Company shall obtain and maintain all necessary blue sky law permits and qualifications, or exemptions therefrom, required by any state for the offer and sale of Registrable Shares (provided that the Company shall not be required to (1) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 11, (2) consent to general service of process in any such jurisdiction or (3) subject itself to taxation in any such jurisdiction).

12.    Definitions.

(a)    “Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(b)    “Applicable Approving Party” means the Investor Party that initiated such Demand Registration or Takedown Demand.

(c)    “as-converted basis” means, for purposes of computing beneficial ownership, such number of shares of Common Stock calculated on a basis assuming all shares of Series A Preferred Stock had been converted by the holders thereof in accordance with their terms, but disregarding any restrictions or limitations upon the conversion of such Series A Preferred Stock.

(d)    “beneficial owner,” “beneficially own” or “beneficial ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

(e)    “Business Day” means any day that is not a Saturday, Sunday or a legal holiday in the state in which the Company’s chief executive office is located or in New York, NY.

(f)    “Commission” means the U.S. Securities and Exchange Commission.

(g)     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(h)    “FINRA” means the Financial Industry Regulatory Authority, Inc.

(i)    “Free Writing Prospectus” means a free writing prospectus, as defined in Rule 405.

(j)    “Investor Parties” means the Conversant Investors and each Affiliate of any Conversant Investor who is a Permitted Transferee (as defined in the Investor Rights Agreement) and to whom shares of Series A Preferred Stock or shares of Common Stock issued upon conversion thereof or Private Placement Common Shares (as defined in the A&R Investment Agreement) are transferred in accordance with Section 2 of the Investor Rights Agreement and who becomes a party hereto pursuant to Section 8.

(k)    “Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of the date hereof, by and among the Company, Silk Partners, LP, Investors and [each of the investors listed on Schedule A thereto].

(l)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(m)    “Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

(n)    “Public Offering” means any sale or distribution by the Company and/or any Investor Party to the public of Common Stock pursuant to an offering registered under the Securities Act.

(o)    “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

(p)    “Registrable Securities” means (i) any Common Stock issued or issuable in respect of any shares of Series A Preferred Stock issued to Investors pursuant to the A&R Investment Agreement (whether or not such shares of Series A Preferred Stock or Common Stock are subsequently transferred to any Investor Party), (ii) any Private Placement Common Shares (as defined in the A&R Investment Agreement) issued to Investors pursuant to the A&R Investment Agreement and (iii) any Backstop Shares (as defined in the A&R Investment Agreement) issued to Investors pursuant to the A&R Investment Agreement. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been sold or distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 or repurchased by the Company or any of its subsidiaries. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the conversion or exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder; provided that a holder of Registrable Securities may only request that Registrable Securities in the form of Common Stock be registered pursuant to this Agreement.

(q)    “Registration Statement” means any registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock or Registrable Securities, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors).

(r)    “Rule 144,” “Rule 158,” “Rule 405,” “Rule 415” and “Rule 430B” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

(s)    “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(t)    “Shelf Participant” means any Investor Party listed as a potential selling stockholder in connection with the Resale Shelf Registration Statement or the Shelf Registration, as applicable, or any such Investor Party that could be added to such Resale Shelf Registration Statement or Shelf Registration without the need for a post-effective amendment thereto or added by means of an automatic post-effective amendment thereto.

(u)    “WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

13.    Miscellaneous.

(a)    No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates or in any way impairs the rights granted to the Conversant Investors in this Agreement.

(b)    Entire Agreement; Effectiveness. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions among the parties hereto, written or oral, with respect to the subject matter hereof.

(c)    Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(d)    Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only with the prior written consent of the Company and each Investor Party; provided, that no amendment may materially and disproportionately adversely affect the rights of any Investor Party compared to any other Investor Party without the consent of such adversely affected Investor Party. Any amendment or waiver effected in accordance with this Section 13(d) shall be binding upon the Investor Parties and the Company. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(e)    Successors and Assigns. Except as provided in Section 8 hereof, this Agreement shall not be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the parties hereto. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

(f)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under any applicable law, such provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, without invalidating the remainder of this Agreement.

(g)    Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of telecopied, facsimile or portable data format (PDF) signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(h)    Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” herein shall mean “including without limitation.”

(i)    Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(j)    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the Conversant Investors and to the Company at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13(j)):

if to the Company:

Capital Senior Living Corporation

14160 Dallas Parkway, Suite 300

Dallas, Texas 75254

Attention: General Counsel

Email: [Redacted]

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Steven A. Seidman and Laura H. Acker

Facsimile: (212) 728-8111

Email: sseidman@willkie.com and lacker@willkie.com

if to the Conversant Investors:

c/o Conversant Capital LLC

25 Deforest Avenue

Summit, New Jersey 07901

Attention: Keith O’Connor

Email: [Redacted]

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004-1980

Attention: John M. Bibona

Email: john.bibona@friedfrank.com

(k)    Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

(l)    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(m)    Opt-Out Requests. Each Investor Party shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Investor Party otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Investor Party that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Investor Parties shall not be required to, and shall not, deliver any notice or other information required to be provided to such Investor Party hereunder to the extent that the Company or such other Investor Parties reasonably expect would result in such Investor Party acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. An Investor Party that previously has given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of an Investor Party to issue and revoke subsequent Opt-Out Requests; provided that each Investor Party shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

CAPITAL SENIOR LIVING CORPORATION

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

CONVERSANT INVESTORS:

[●]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement dated as of [●], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Capital Senior Living Corporation, a Delaware corporation (the “Company”), [●] and each of the other investors listed on the signature pages thereto.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as an Investor Party and a holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the          day of                     , 20    .

INVESTOR PARTY:

[●]

By:
Its:

Address for Notices:

[●]
[●]
[●]
[●]

Agreed and Accepted as of CAPITAL SENIOR LIVING CORPORATION

By:
Its:

Exhibit G

AMENDMENT NO. 1 TO

CAPITAL SENIOR LIVING CORPORATION

2019 OMNIBUS STOCK AND INCENTIVE PLAN

THIS AMENDMENT NO. 1 TO THE CAPITAL SENIOR LIVING CORPORATION 2019 OMNIBUS STOCK AND INCENTIVE PLAN (this “Amendment”), is made effective as of July [__], 2021 (the “Effective Date”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

RECITALS

WHEREAS, Capital Living Corporation (the “Company”) maintains the Company 2019 Omnibus Stock and Incentive Plan (as amended, the “Plan”);

WHEREAS, pursuant to Section 13.1 of the Plan, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan from time to time; and

WHEREAS, the Board approved this Amendment pursuant to a resolution of the Board on the Effective Date.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of the Effective Date:

AMENDMENT

1. The first sentence of Section 3.1 of the Plan is hereby deleted and replaced in its entirety with the following:

“Subject to Article 10, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be 797,600 Shares (the “Share Pool”) plus (a) any reserved Shares not issued or subject to outstanding awards under the 2007 Omnibus Stock and Incentive Plan For the Company, as amended (the “Prior Plan”) on the Effective Date, and (b) any Shares that are subject to an award granted under the Prior Plan that is outstanding on the Effective Date, but that ceases to be subject to the award due to the award’s forfeiture, cancelation, or expiration, or because the award is paid or settled in cash.”

2. The second sentence of Section 4.3 of the Plan is hereby deleted and replaced in its entirety with the following:

“Notwithstanding anything contrary in the immediately preceding sentence: (a) the minimum vesting period set forth in this Section 4.3 shall not apply to the 257,000 of the Shares added to the Share Pool by Amendment No.1 to the Plan, Substitute Awards, Awards that may be settled only in cash, or an Award that vests immediately prior to a Change in Control pursuant to Section 10.1(a) because such Award is not converted, assumed, or replaced by a successor or survivor corporation or a parent or subsidiary thereof, and (b) the Committee may, at any time following the date of grant of an Award, accelerate the vesting or exercisability of the Award and/or waive any restrictions, conditions or limitations applicable to the Award.”

3. This Amendment shall be and is hereby incorporated into and forms a part of the Plan.

4. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

[Signature page follows]

Exhibit H

PERFORMANCE AWARD

UNDER THE

CAPITAL SENIOR LIVING CORPORATION

2019 OMNIBUS STOCK AND INCENTIVE PLAN

Effective as of [Month XX, 2021] (“Date of Grant”), a PERFORMANCE AWARD (“Award”) was granted by Capital Senior Living Corporation (the “Company”) to [FIRST LAST] (the “Holder”). This Performance Award is in all respects subject to the terms, definitions and provisions, of the Company 2019 Omnibus Stock and Incentive Plan (the “Plan”), and all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award.

1. Performance Award. The Company hereby sells, transfers, assigns and delivers to the Holder an aggregate of [XXXX] Shares of the Company as of the Date of Grant (“Target Award Restricted Shares”) subject to the Plan and to the terms and conditions set forth in this Award, including, without limitation, the Restrictions more specifically set forth in Section 4 below (“Restrictions”), and further subject to Holder’s execution of this Award agreement.

2. Vesting of Target Award Restricted Shares.

(a) The Award shall be one hundred percent (100%) unvested as of the Date of Grant. Except as otherwise provided in the Plan and this Award, the Target Award Restricted Shares shall vest and become non-forfeitable (referred to hereafter as “Vested Shares”) on the date that the performance results as described in Section (i), (ii), or (iii) of this Section 2(a) are satisfied at any time during the five (5) year period following the Date of Grant (the “Performance Period”), provided that the Holder remains in continuous service with the Company or any of its Subsidiaries through the date on which the applicable performance results are satisfied, as applicable.

(i) If the volume weighted average price (the “VWAP”) of a share of the Company’s Common Stock exceeds $50.00 per share for any ninety (90) calendar day trading period during the Performance Period, fifty percent (50%) of the Target Award Restricted Shares shall become vested as of the last trading day of such trading period;

(ii) If the VWAP of a share of the Company’s Common Stock exceeds $60.00 per share for any ninety (90) calendar day trading period during the Performance Period, seventy-five percent (75%) of the Target Award Restricted Shares shall become vested as of the last trading day of such trading period; and

(iii) If the VWAP of a share of the Company’s Common Stock exceeds $70.00 per share for any ninety (90) calendar day trading period during the Performance Period, one hundred percent (100%) of the Target Award Restricted Shares shall become vested as of the last trading day of such trading period.

(b) Except as otherwise provided in this Section 2, in the event that the Holder’s continuous service is terminated by the Company or by the Holder for any reason, the Holder shall forfeit the unvested Award as of the Holder’s termination date.

(c) In the event that the Holder’s continuous service is terminated by the Company due to the Holder’s death or Disability (as defined in such Holder’s employment agreement (or, if not defined therein, as defined in the Plan)), the unvested Award shall remain outstanding and a pro-rated portion thereof shall vest if the applicable VWAP target is satisfied during the Performance Period. The pro-rata portion, determined separately for each VWAP target set forth in clauses (i), (ii) and (iii) of Section 2(a) or clauses (i), (ii) or (iii) of Section 3, as applicable, and shall be based on a fraction, the numerator of which is the number of days that have elapsed between the date of grant and the date of the Holder’s termination and the denominator of which is the number of days that have elapsed between the date of grant and the date the applicable VWAP target is satisfied.

3. Change in Control or Take Private. Upon the occurrence of a Change in Control or an event which results in the Company’s Common Stock no longer being readily tradeable on an established securities market (“Private Transaction”) and, (i) except as provided in Section 2(c), provided that the Holder remains in continuous service with the Company or any of its Subsidiaries on the date of the Change in Control or Private Transaction, and (ii) the price per Share paid to the Company’s shareholders in connection with the Change in Control or Private Transaction (inclusive of the fair market value of any cash equivalents or any publicly-traded securities received as consideration in connection with the transaction) (the “Transaction Price”) is at least $48.00, the Target Award Restricted Shares shall vest upon closing of such transaction as follows:

(1) Fifty percent (50%) of the Target Award Restricted Shares multiplied by a fraction (not to exceed one (1)) the numerator of which is the amount by which the Transaction Price exceeds $40 and the denominator of which is ten (10) shall vest;

(2) If the Transaction Price exceeds $50.00, an additional twenty-five percent (25%) of the Target Award Restricted Shares multiplied by a fraction (not to exceed one (1)) the numerator of which is the amount by which the Transaction Price exceeds $50.00 and the denominator of which is ten (10) shall vest; and

(3) If the Transaction Price exceeds $60.00, an additional twenty-five percent (25%) of the Target Award Restricted Shares multiplied by a fraction (not to exceed one (1)) the numerator of which is the amount by which the Transaction Price exceeds $60.00 and the denominator of which is ten (10) shall vest.

For the avoidance of doubt, the vesting under clauses (1), (2) and (3) of this section 3 are intended to be cumulative such that, in the event the Transaction Price is at least $70.00, one hundred percent (100%) of the Target Award Restricted Shares shall vest.

4. Restriction - Forfeiture of Target Award Restricted Shares. The Target Award Restricted Shares are each subject to the restrictions (“Restrictions”) that (i) all rights of Holder to any Target Award Restricted Shares which have not become Vested Shares shall, automatically and without notice, terminate and be permanently forfeited on the date Holder, for any reason, ceases to be in service with the Company or any of its Subsidiaries, except as otherwise stated herein; and (ii) all rights of Holder to the specified percentage of Target Award Restricted Shares which have not become Vested Shares because the performance results as defined in Section 2 or Section 3 have not been satisfied during the Performance Period shall, automatically and without notice, terminate and be permanently forfeited upon the expiration of the Performance Period or, if earlier, upon the occurrence of a Change in Control or a Private Transaction.

5. Withholding. As set forth in Section 14.3 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Holder to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Awarded Restricted Shares.

6. Issuance of Shares. During the Restricted Period (as defined in the Plan), the certificates representing the Target Award Restricted Shares, shall be registered in the Holder’s name and bear a restrictive legend disclosing the Restrictions and the existence of this Award. Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit the transfer to the Company of all or any portion of the Target Award Restricted Shares which shall be forfeited in accordance with the terms of this Award. The Company will retain custody of all related Restricted Share Distributions, which will be subject to the same Restrictions, terms, and conditions as their related Target Award Restricted Shares, until Holder is entitled

2

to receive Vested Share certificates for the such Target Award Restricted Shares; and provided, further, that the Restricted Share Distributions which relate to Target Award Restricted Shares which are forfeited, shall be forfeited on the same date as such Target Award Restricted Shares are forfeited; and provided, further, that any Restricted Share Distributions shall not bear interest or be segregated into a separate account but shall remain a general asset of the Company, subject to the claims of the Company’s creditors, until the conclusion of the applicable Restricted Period; and provided, finally, that on the date of any material breach of any terms of this Award, as reasonably determined by the Committee (as defined in the Plan), there shall be, automatically and without notice, an immediate forfeiture of all of both Target Award Restricted Shares and Restricted Share Distributions.

Target Award Restricted Shares shall constitute issued and outstanding Common Stock for all corporate purposes and, without limitation, Holder shall have all of the rights and privileges of an owner of the Target Award Restricted Shares (including voting rights) except that Holder shall not be entitled to delivery of the certificates evidencing any of the Target Award Restricted Shares, nor the related Restricted Share Distributions, unless and until they become Vested Shares.

7. Administration of Award. The determinations under, and the interpretations of, any provision of this Award by the Committee shall, in all cases, be in its sole discretion, and shall be final and conclusive.

8. No Transfers Permitted. Without limitation, the rights under this Award are not transferable.

9. Section 83(b) Election. Holder may elect under Section 83(b) of the Code to include in his or her gross income, for his or her taxable year in which the Target Award Restricted Shares are transferred to such Holder under this Award, the excess of the fair market value (determined without regard to any Restriction other than one which by its terms will never lapse), of such Target Award Restricted Shares at the Date of Grant, over the amount (if any) paid for the Target Award Restricted Shares. If the Holder makes the Section 83(b) election described above, the Holder shall (i) make such election in a manner that is satisfactory to the Committee, (ii) provide the Committee with a copy of such election, (iii) agree to promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election, and (iv) agree to pay the minimum withholding taxes required to be made by the Company.

10. Interpretation.

(a) If any provision of this Award is held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead the Award shall be construed and enforced as if such provision had never been included in the Award.

(b) THIS AWARD SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

(c) Headings contained in this Award are for convenience only and shall in no manner be construed as part of this Award.

(d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

Dated as of this ________ day of _______________, 2021.

3

CAPITAL SENIOR LIVING CORPORATION

By:
Name:	Kimberly S. Lody
Title:	Chief Executive Officer

4

Assignment Separate From Certificate

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Capital Senior Living Corporation the Target Award Restricted Shares subject to this Award, standing in the undersigned’s name on the books of said Capital Senior Living Corporation, represented by a Stock Certificate herewith and do hereby irrevocably constitute and appoint the corporate secretary of Capital Senior Living Corporation as attorney to transfer the said stock on the books of Capital Senior Living Corporation with full power of substitution in the premises.

Dated __________________________

[FIRST LAST], Holder

ACKNOWLEDGMENT

The undersigned hereby acknowledges (i) my receipt of this Award and the Plan, (ii) my opportunity to discuss this Award with a representative of the Company, and my personal advisors, to the extent I deem necessary or appropriate, (iii) my understanding of the terms and provisions of this Award, and (iv) my understanding that, by my signature below, I am agreeing to be bound by all of the terms and provisions of this Award.

Without limitation, I agree to accept as binding, conclusive and final all decisions or interpretations of the Committee (as defined in the Plan) upon any questions arising under this Award or the Plan.

Dated __________________________

[FIRST LAST], Holder

5

Exhibit J

WARRANT AGREEMENT

WARRANT AGREEMENT dated as of [●], 2021 (this “Agreement”), between Capital Senior Living Corporation, a Delaware corporation (the “Company”), Computershare Inc., a Delaware corporation (“Computershare”) and its fully owned subsidiary Computershare Trust Company, N.A., national banking association (collectively with Computershare, the “Warrant Agent”).

W I T N E S S E T H

WHEREAS, on [●], 2021, the Company entered into an Amended and Restated Investment Agreement (the “A&R Investment Agreement”) with Conversant Dallas Parkway (A) LP, a Delaware limited partnership, and Conversant Dallas Parkway (B) LP, a Delaware limited partnership (Conversant Dallas Parkway (A) LP, together with Conversant Dallas Parkway (B) LP, “Conversant”), pursuant to which, the Company agreed to issue and deliver to Conversant, 1,031,250 warrants (the “Warrants”), each of which evidences the right to purchase one (1) share of common stock of the Company, par value $0.01 (“Common Stock”) for an exercise price of $40.00, as subject to adjustment as described in the Warrant Certificate (such price, the “Warrant Price”); and

WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company in connection with the issuance, transfer, exchange, exercise and replacement of the Warrants, and this Agreement sets forth, among other things, the form and provisions of the Warrants and the terms and conditions on which they may be issued, transferred, exchanged, exercised and replaced.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree that the Agreement read as follows:

Section 1.    Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law to remain closed (other than Lincoln’s Birthday or Election Day, which shall be considered Business Days).

“Exercise Price”, for any particular Warrant, means $40.00, as adjusted from time to time pursuant to Section 7.

“Holder” means a holder of beneficial interest in a Warrant.

“NYSE” means the New York Stock Exchange.

“Person” means any individual, corporation, partnership, limited liability company, association or trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means a day on which the NYSE is open for the transaction of business and on which there has not occurred or existed, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Warrant Shares” means shares of Common Stock issuable upon exercise of Warrants.

Section 2.    Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the express terms and conditions (and no implied terms and conditions) hereof, and the Warrant Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Warrant Agents as it may, in its sole discretion, deems necessary or desirable.    In the event the Company appoints one or more co-warrant agents, the Company shall delivery written notice to the Warrant Agent setting forth the respective duties of the Warrant Agent and any co-warrant agent. The Warrant Agent shall not have a duty to supervise, and no event shall the Warrant Agent be liable for, the acts or omissions of any such co-warrant agent.

Section 3.    Issuance and Form of Global Warrant Certificate.

(a)    The Company shall execute and the Warrant Agent shall countersign, either manually or by facsimile signature, and deliver one or more global certificates (each, a “Global Warrant Certificate”), evidencing the Warrants, and each such Global Warrant Certificate (i) shall be registered in the name of The Depository Trust Company (the “Depository”) or of the nominee of the Depository, and (ii) shall be delivered by the Warrant Agent to the Depository or pursuant to the Depository’s instructions or held by the Warrant Agent as custodian for the Depository. Each Global Warrant Certificate shall evidence such number of Warrants as is set forth therein.

(b)    Each Global Warrant Certificate shall be substantially in the form set forth in Exhibit A attached hereto. The Global Warrant Certificate may bear such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules and regulations of the Depository, any law or with any rules made pursuant thereto or with any rules of any securities exchange or as may, consistently herewith, be determined by the officers of the Company executing such Global Warrant Certificate, as evidenced by their execution of the Global Warrant Certificate, which shall be reasonably acceptable to the Warrant Agent.

(c)    The Company shall supply the Warrant Agent with an opinion of counsel prior to the issuance of any Warrant indicating that the Warrants and any shares of Common Stock issued upon exercise thereof were registered under the Securities Act or issued pursuant to an exemption from the registration requirements of the Securities Act, and that the Warrants and any shares of Common Stock issued upon exercise thereof will be, when issued, validly issued, fully paid and non-assessable.

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Section 4.    Warrant Register. The Warrants will be issued in registered form only. The Warrant Agent will keep or cause to be kept, at one of its offices designated for such purpose, books for registration and transfer of the Global Warrant Certificates issued hereunder. The Warrant Agent will create a special account for the issuance of Global Warrant Certificates.

Section 5.    Transfer and Exchange of Warrants.

(a)    The registration of the transfer and exchange of Warrants or beneficial interests therein shall be effected through the Depository in accordance with this Agreement and the procedures and requirements of the Depository. Such requirements shall include, inter alia, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association at a guarantee level acceptable to the Warrant Agent. The Company may instruct the Warrant Agent from time to time that certain Warrants are subject to restrictions on transfer, in which case the Warrant Agent shall not permit the transfer of such Warrants without the consent of the Company. A Global Warrant Certificate may only be transferred as a whole, and not in part, and only by (i) the Depository to a nominee of the Depository, (ii) a nominee of the Depository to the Depository or another nominee of the Depository, or (iii) the Depository or any such nominee to a successor Depository or its nominee.

(b)    To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent shall countersign, by either manual or facsimile or other electronic submission, each Global Warrant Certificate. No service charge shall be made for any registration of transfer or exchange. Any tax, assessments, or similar governmental charge payable in connection with any registration of transfer or exchange shall be paid by the Holder of such Warrants. All Warrants issued upon any transfer or exchange pursuant to the terms of this Agreement shall be valid obligations of the Company, entitled to the same benefits under this Agreement as the Warrants surrendered upon such transfer or exchange.

(c)    If any Global Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue, and the Warrant Agent shall countersign and deliver, in exchange and substitution for, and upon cancellation of the mutilated Global Warrant Certificate, or in lieu of and substitution for the Global Warrant Certificate lost, stolen or destroyed, a new Global Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Warrant Agent of the loss, theft or destruction of such Global Warrant Certificate and an affidavit and the posting of an indemnity or bond satisfactory to it. Applicants for such substitute Global Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe and as required by Section 8-405 of the Uniform Commercial Code as in effect in the State of Delaware.

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Section 6.    Exercise of Warrants; Mechanics of Exercise.

(a)    Subject to the terms and conditions set forth herein and set forth in each Global Warrant Certificate, each Warrant shall be exercisable for one (1) share of Common Stock at the Exercise Price (subject to any adjustment pursuant to Section 7) at any time and from time to time from 9:00 a.m., New York City time on the date of this Agreement until 5:00 p.m., New York City time, on the five (5) year anniversary of the date of this Agreement (the “Expiration Date”).

(b)    A Holder may exercise a Warrant in whole, but not in part, by delivering, not later than 5:00 p.m. New York time, on any Business Day to the Warrant Agent at its office designated for such purpose: (i) a properly completed and duly executed exercise notice set forth in Exhibit A to the Global Warrant Certificate (the “Exercise Notice”) and (ii) payment, for the account of the Company, of an amount equal to the product of the Exercise Price. Such payment shall be made in United States dollars by certified or official bank check payable to the order of the Company or by wire transfer of funds to an account designated by the Company for such purpose. Any Holder shall effect compliance with the requirements in clauses (i) and (ii) above through the relevant members of the Depository in accordance with the procedures of the Depository. If the Exercise Notice or the Exercise Price is received by the Warrant Agent after 5:00 p.m., New York City time, the Warrant will be deemed to be received and exercised on the next Business Day. If the Warrant is received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the Holder as soon as practicable. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of a Warrant. The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th Business Day of the following month by wire transfer to an account designated by the Company. In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued shares as the exercise price of the warrants for such shares.

(c)    Notwithstanding any provision herein to the contrary, on the date of any exercise of any Warrant, the Holder may choose to pay the Exercise Price through a “cashless exercise,” in which event the Warrant Agent shall issue to the Holder, subject to confirmation by the Company, the number of Warrant Shares as follows (the “Cashless Exercise Ratio”):

X = Y [(A-B)/A]

where:

X = the number of shares of Common Stock to be issued to the holder

Y = the number of shares of Common Stock with respect to which the Warrant is being exercised

A = the Fair Market Value of one share of Common Stock

B = the Exercise Price

For the purpose of computation of the Cashless Exercise Ratio, the “Fair Market Value” per share of Common Stock at any date shall be deemed to be the closing price of the Common Stock on the Trading Day immediately preceding the date as of which the Fair Market Value is being determined.

(d)    No payment or adjustment shall be made on account of any distributions or dividends on the Warrant Shares. The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this section to calculate, the Cashless Exercise Ratio. The number of shares of Common Stock to be issued on such exercise will be determined by the Company (with written notice thereof to the Warrant Agent) using the formula

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set forth in Section 6(c). The Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of shares of Common Stock to be issued on such exercise, pursuant to Section 6(c), is accurate or correct. In the event of cashless exercise, the Company shall provide cost basis for shares of Common Stock issued pursuant to such cashless exercise at the time the Company provides the Cashless Exercise Ratio to the Warrant Agent pursuant to Section 6(c).

(e)    If less than all the Warrants evidenced by a Global Warrant Certificate surrendered are exercised, a notation shall be made to the records maintained by the Depository (or its nominee) evidencing the balance of the Warrants remaining after such exercise.

(f)    As soon as reasonably practicable after the exercise of any Warrant, the Company shall issue, or otherwise deliver, in authorized denominations to or upon the order of the holder of such by same-day or next-day credit to the Depository for the account of such holder or for the account of a participant in the Depository, the Warrant Shares to which such holder is entitled, in each case registered in such name and delivered to such account as directed in the Exercise Notice by such Holder or by the direct participant in the Depository through which such holder is acting.

(g)    All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party

Section 7.    Adjustment of Exercise Price. The Exercise Price and the Warrant Shares are subject to adjustment from time to time as set forth in this Section 7.

(a)    In case the Company shall, while any Warrants remain outstanding and unexpired, (i) declare a dividend or make a distribution on its outstanding Common Stock in Common Stock, (ii) subdivide or reclassify its outstanding Common Stock into a greater number of shares, (iii) combine or reclassify its outstanding Common Stock into a smaller number of shares, or (iv) enter into any transaction whereby the outstanding shares of Common Stock are at any time changed into or exchanged for a different number or kind of shares or other securities of the Company or of another entity through reorganization, merger, consolidation, liquidation or recapitalization, then an appropriate adjustment in the number of shares of Common Stock (or other securities for which such shares of Common Stock have previously been exchanged or converted) purchasable under the Warrants shall be made and the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination,

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reclassification, reorganization, merger, consolidation, liquidation or recapitalization shall be proportionately adjusted so that the holder of this Warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares or other securities which, if the Warrant had been exercised by such holder immediately prior to such date, the holder would have been entitled to receive upon such dividend, distribution, subdivision, combination, reclassification, reorganization, merger, consolidation, liquidation or recapitalization.

(b)    No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock purchasable upon the exercise of each Warrant; provided, however, that any adjustments which by reason of this Section 7(b) are not required to be made shall be carried forward and taken into account in any subsequent adjustment(s). All calculations shall be made to the nearest one hundredth (1/100) of a share.

(c)    When a specified event requiring an adjustment occurs, the Company shall promptly prepare a certificate setting forth, as applicable: (i) the Exercise Price of each Warrant, and (ii) the number of Warrant Shares covering each Warrant, each as adjusted, and a brief statement of the facts accounting for such adjustment. The Company shall promptly file with the Warrant Agent and with each transfer agent for the Common Stock a copy of such certificate and instruct the Warrant Agent, after providing all information and documents reasonably requested by the Warrant Agent, including a brief summary of the information in such written certificate, to mail such summary provided by the Company to each Holder. Until such written certificate is received by the Warrant Agent, the Warrant Agent may presume conclusively for all purposes that no such adjustments have occurred. The Warrant Agent shall be entitled to rely conclusively on, and shall be fully protected in relying on, any certificate, notice or instructions provided by the Company with respect to any adjustment of the Exercise Price or the number of shares issued able upon exercise of a Warrant, or any related matter, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with any such certificate, notice or instructions or pursuant to this Warrant Agreement. Notwithstanding anything to the contrary contained herein, the Warrant Agent shall have no obligation under any Section of this Agreement to calculate any of the adjustments set forth herein.

Section 8.    Certain Representations; Reservation and Availability of Shares of Common Stock or Cash.

(a)    This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Warrant Agent, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, and the Warrants have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Warrant Agent pursuant hereto, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits hereof; in each case except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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(b)    The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock or its authorized and issued shares of Common Stock held in its treasury, free from preemptive rights, the number of shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants.

(c)    The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Global Warrant Certificate or the Warrant Shares. The Company shall not, however, be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of a Global Warrant Certificate or the issuance of Warrant Shares in a name other than that of the Holder until any such tax or governmental charge shall have been paid (any such tax or governmental charge being payable by the Holder at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or governmental charge is due. Notwithstanding anything to the contrary contained herein, the Warrant Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of taxes or charges, unless and until the Warrant Agent is satisfied that all such taxes and/or charges have been paid.

Section 9.    Fractional Shares of Common Stock.

(a)    The Company shall not issue fractions of Warrant Shares. Whenever any fraction of Warrant Shares would otherwise be required to be issued or distributed, (i) a cash adjustment shall be paid in respect of such fraction in an amount equal to such fraction multiplied by the Exercise Price, or (ii) the actual issuance or distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of half of a share being rounded up.

(b)    The Holder of a Warrant by the acceptance of the Warrant expressly waives his right to receive any fractional Warrant Share.

(c)    Whenever a payment for fractional shares of Common Stock or any other securities is to be made by the Warrant Agent, the Company shall (i) promptly prepare and deliver to the Warrant Agent a certificate setting forth in reasonable detail the amounts of such payments and the facts relating to such payments, and (ii) provide sufficient monies to the Warrant Agent in the form of fully collected funds to make such payments. The Warrant Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of, any payment for fractional shares of Common Stock or any other securities under any Section of this Agreement unless and until the Warrant Agent shall have received such a certificate and sufficient monies. The Company shall provide an initial funding of one thousand dollars ($1,000) for the purpose of issuing cash in lieu of fractional shares. From time to time thereafter, Computershare may request additional funding to cover fractional payments.

Section 10.    Warrant Holder Not Deemed a Stockholder. No Holder of a Warrant or record holder of a Global Warrant Certificate, solely by virtue of being a Holder of a Warrant or record holders of a Global Warrant Certificate, shall be entitled to vote, receive dividends or distributions on, or be deemed for any purpose the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise of the Warrants represented

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thereby, nor shall anything contained herein or in any Global Warrant Certificate be construed to confer upon the Holder of a Warrant or record holder of a Global Warrant Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, or to receive dividends or distributions or subscription rights, or otherwise, until such Warrant(s) evidenced by such Global Warrant Certificate shall have been exercised in accordance with the provisions hereof.

Section 11.    The Warrant Agent.

(a)    The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Warrant Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.

(b)    The Company covenants and agrees to indemnify, defend and to hold the Warrant Agent harmless against any liabilities, suits, actions, proceedings, judgments, claims, settlements, costs, expenses (including reasonable fees and expenses of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any action taken, suffered or omitted to be taken by the Warrant Agent in connection with the preparation, delivery, acceptance, administration, execution or amendment of this Agreement and the exercise or performance of its duties hereunder, including the costs and expenses of enforcing its rights hereunder; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such liabilities, suits, actions, proceedings, judgments, claims, settlements, costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction).

(c)    Promptly after the receipt by the Warrant Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Warrant Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing. The Company shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding; provided, that if there are legal defenses available to the Warrant Agent that are different from or additional to those available to the Company, or if there exists a conflict of interest between the Warrant Agent and the Company, the Company shall also be liable for the reasonable fees and expenses of separate counsel for the Warrant Agent. The Warrant Agent shall in no case settle any such action, suit, proceeding or investigation in which the Company may be required to indemnify it except with the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)    Notwithstanding anything to the contrary contained herein, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this

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Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid under this Agreement by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Warrant Agent is being sought.

(e)    Promptly after the receipt by the Company of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Company shall, if a claim in respect thereof is to be made against the Warrant Agent, notify the Warrant Agent thereof in writing. The Warrant Agent shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding, provided that the Warrant Agent shall in no case settle any such action, suit, proceeding or investigation in which the Company may be required to indemnify it except with the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)    Neither party to this Agreement shall be liable to the other party for any consequential, indirect, punitive, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

(g)    The provisions of this Section 11 shall survive the termination of this Agreement and the resignation, removal or replacement of the Warrant Agent.

Section 12.    Purchase or Consolidation or Change of Name of Warrant Agent.

(a)    Any entity into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any entity succeeding to the shareowner services or corporate trust business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 14. In case at the time such successor Warrant Agent shall succeed to the agency created by this Agreement any of the Global Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Global Warrant Certificates so countersigned; and in case at that time any of the Global Warrant Certificates shall not have been countersigned, any successor Warrant Agent may countersign such Global Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Agreement.

(b)    If at any time the name of the Warrant Agent shall be changed and at such time any of the Global Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Global Warrant Certificates so countersigned; and in case at that time any of the Global Warrant Certificates shall not have

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been countersigned, the Warrant Agent may countersign such Global Warrant Certificates either in its prior name or in its changed name; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Agreement.

Section 13.    Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders of the Warrants, by their acceptance thereof, shall be bound:

(a)    The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b)    Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, President or any Vice President of the Company and by the Treasurer or any Assistant Treasurer or the Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authentication to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate. The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

(c)    The Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) pursuant to Section 11.

(d)    The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Global Warrant Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e)    The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Global Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Global Warrant Certificate; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of Warrant Shares required under the provisions of Section 7 or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by a Global Warrant Certificate after actual written notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Global Warrant Certificate or as to whether any shares of Common Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

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(f)    The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further information, documentation, and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(g)    The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer or the President or any Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer, provided Warrant Agent carries out such instructions without gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction).

(h)    The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(i)    The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(j)    The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it. The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement.

(k)    The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(l)    The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof (and no duties or obligations shall be inferred or implied). The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants.

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(m)    The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing.

Section 14.    Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each known transfer agent of the Common Stock by overnight delivery, registered or certified mail, and to the Holders by first-class mail. The Company may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ notice in writing, mailed to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Stock by overnight delivery, registered or certified mail, and to the Depository by first-class mail. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the Depository, then the Warrant Agent or the Depository may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any successor Warrant Agent appointed hereunder shall execute, acknowledge and deliver to the Warrant Agent and to the Company an instrument accepting such appointment hereunder and thereupon such new warrant agent without any further act or deed shall become vested with all the rights, powers, duties and responsibilities of the Warrant Agent hereunder with like effect as if it had been named as warrant agent; but if for any reason it becomes necessary or expedient to have the former warrant agent execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the former warrant agent. Not later than the effective date of any such appointment, the Company shall file notice thereof with the former Warrant Agent and each transfer agent for the Common Stock, and shall forthwith mail notice thereof to the registered holders at their addresses as they appear on the registry books. Failure to file or mail such notice, or any defect therein, shall not affect the legality or validity of the appointment of the successor Warrant Agent.    Upon any such termination, the Warrant Agent shall be relieved and discharged of any further responsibilities with respect to its duties, responsibilities and obligations hereunder. Upon payment of all outstanding fees and expenses hereunder, the Warrant Agent shall promptly forward to the Company or its designee any and all property or documentation relative to the Warrants and the holders thereof and documents relating to the Warrants or the holders thereof that the Warrant Agent may receive after its appointment has so terminated.

Section 15.    Issuance of New Global Warrant Certificates. Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, issue new Global Warrant Certificate(s) evidencing the Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Exercise Price per share and the number or kind or class of shares of stock or other securities or property purchasable under Global Warrant Certificate(s) made in accordance with the provisions of this Agreement.

Section 16.    Notices. All notices, demands, approvals, consents and other communications provided for or permitted hereunder (each a “Notice”) shall be in writing and shall be sent by (a) registered or certified first-class mail (return receipt requested), (b) courier

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service, (c) personal delivery, (d) telecopier (provided that, in the case of this clause (d), such Notice also is sent concurrently by another means specified above) or (e) by email (if receipt is confirmed telephonically) as follows:

If to the Company, to:

Capital Senior Living Corporation

14160 Dallas Parkway, Suite 300

Dallas, Texas 75254

Attention: General Counsel

Email: [Redacted]

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Steven A. Seidman, Laura Delanoy and Laura H. Acker

Email: sseidman@willkie.com; ldelanoy@willkie.com; lacker@willkie.com

If to the Warrant Agent, to:

Computershare Trust Company, N.A.

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attention: Client Services

Any notice required to be delivered by the Company to the registered holder of any Global Warrant Certificate may be given by the Warrant Agent on behalf of the Company.

Each Notice shall be deemed to have been duly given and effective when sent. Any party may by Notice to the other parties given in accordance with this Section 16 designate another address or person for receipt of Notices hereunder. If the address of a party has changed, then such party promptly shall by Notice to the other parties given in accordance with this Section 16 designate a new address for receipt of Notices hereunder. For the avoidance of doubt, if a Notice given in accordance with this Section 16 to a party is returned to the sender as being refused or undeliverable (or having a similar status), then such Notice to such party shall be deemed to have been duly given and effective on the date that such Notice was originally sent.

Section 17.    Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holders in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not adversely affect the interests of the Holders.    As a condition precedent to the Warrant Agent’s execution of any amendment, the Company

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shall, if requested by the Warrant Agent, deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 17. The Warrant Agent may, but shall not be obligated to, enter into any amendment that affects its own rights, duties, liabilities or obligations hereunder.

Section 18.    Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 19.    Benefits of this Agreement. Nothing in this Agreement shall be construed to give any Person other than the Company and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders.

Section 20.    Governing Law. This Agreement and each Global Warrant Certificate issued hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

Section 21.    Counterparts. This Agreement may be executed (including by facsimile or other electronic transmission) with counterpart signature pages or in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 22.    Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 23.    Information. The Company agrees to promptly provide the Holders the information it is required to provide to the holders of the Common Stock, which information may be provided via the Securities and Exchange Commission’s EDGAR filing system.

Section 24.    Force Majeure. Notwithstanding anything to the contrary contained herein, Warrant Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, pandemics, epidemics or civil unrest.

Section 25.    Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the fees for services set forth in the attached schedule, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Capital Senior Living Corporation

By:
Name:
Title:

Computershare Inc. and
Computershare Trust Company, N.A.,
On behalf of both entities

By:
Name:
Title:

15

EXHIBIT A

FORM OF GLOBAL WARRANT CERTIFICATE

FORM OF FACE OF GLOBAL WARRANT CERTIFICATE

VOID AFTER 5:00 P.M., NEW YORK CITY TIME, ON             , 2026

THE SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, EXCHANGE OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS OF THE WARRANT AGREEMENT DATED AS OF [                ], 2021 (THE “WARRANT AGREEMENT”), BETWEEN THE ISSUER OF THIS CERTIFICATE AND THE WARRANT AGENT NAMED THEREIN. BY ACCEPTING ANY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE, THE RECIPIENT OF SUCH SECURITIES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE WARRANT AGREEMENT. A COPY OF THE WARRANT AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY OF THE ISSUER OF THIS CERTIFICATE.

NO. [ ]	[ ] WARRANTS TO PURCHASE [ ]
SHARES OF COMMON STOCK

CAPITAL SENIOR LIVING CORPORATION

WARRANT TO PURCHASE COMMON STOCK, PAR VALUE $0.01 PER SHARE

CUSIP # [    ]

DISTRIBUTION DATE: [                ], 2021

This Global Warrant Certificate (this “Global Warrant Certificate”) certifies that Cede & Co., or its registered assigns, is the registered holder of the number of warrants (each a “Warrant”) of CAPITAL SENIOR LIVING CORPORATION, a Delaware corporation (the “Company”), set forth above to purchase the number of shares of common stock, par value $0.01 per share (“Common Stock”), of the Company set forth above (as adjusted from time to time in accordance with the terms of the Warrant Agreement). This Global Warrant Certificate is exercisable on or after 9:00 a.m., New York City time on [                ], 2021 until 5:00 p.m., New York City time, on [                ], 2026 (the “Expiration Date”) and entitles the holder upon exercise at any time, and from time to time, in whole or in part, on or after 9:00 a.m., New York City time on [                ], 2021 and prior to the Expiration Date to purchase from the Company up to the number of fully paid and nonassessable shares of Common Stock set forth above at an exercise price equal to $40.00 per share of Common Stock (the “Exercise Price”). Each Warrant may be exercised in whole (and not in part) to purchase one (1) share of Common Stock. The Exercise Price and the number of shares of Common Stock purchasable upon exercise of a Warrant are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS GLOBAL WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Global Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

All capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Warrant Agreement.

IN WITNESS WHEREOF, the Company has caused this Global Warrant Certificate to be signed by its duly authorized officer as of the date set forth below.

CAPITAL SENIOR LIVING CORPORATION

By:
Name:
Title:

Acknowledged and Agreed to

as of the date first written above:

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

COMPUTERSHARE INC.

By:
Name:
Title:

[Signature Page to Global Warrant Certificate]

FORM OF REVERSE SIDE OF GLOBAL WARRANT CERTIFICATE

Each Warrant evidenced by this Global Warrant Certificate is a part of a duly authorized issue of Warrants. The Warrant Agreement is hereby incorporated by reference herein and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the registered holders of Global Warrant Certificates.

Upon due presentment for registration of transfer and surrender of the Warrants at the office of the Warrant Agent designated for such purpose, a new Global Warrant Certificate or Global Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Global Warrant Certificate, subject to the limitations set forth in the Warrant Agreement, without charge except for any applicable tax or other charge.

Subject to Section 9 of the Warrant Agreement, the Company shall not be required to issue fractional shares of Common Stock.

No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act of 1933, as amended, state securities laws or other applicable law. The Warrants do not entitle the registered holder hereof or the Holders to any of the rights of a stockholder of the Company.

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Global Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone other than the Company or the Warrant Agent) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Global Warrant Certificate is held by The Depository Trust Company (the “Depository”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any Person under any circumstances except that (i) this Global Warrant Certificate may be transferred pursuant to Section 5 of the Warrant Agreement, and (ii) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to the Warrant Agreement.

Unless this Global Warrant Certificate is presented by an authorized representative of the Depository to the Company or the Warrant Agent for registration of transfer, exchange or payment and any certificate issued is registered in the name of Cede & Co., or such other entity as is requested by an authorized representative of the Depository (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depository), any transfer, pledge or other use hereof for value or otherwise by or to any Person is wrongful because the registered owner hereof, Cede & Co., has an interest herein.

No registration or transfer of the securities issuable pursuant to the Warrants will be recorded on the books and records of the Company or the Warrant Agent until the provisions set forth in the Warrant Agreement have been complied with.

In the event of any conflict or inconsistency between this Global Warrant Certificate and the Warrant Agreement, the Warrant Agreement shall control.

EXHIBIT B

EXERCISE FORM FOR HOLDERS

HOLDING WARRANTS THROUGH THE DEPOSITORY TRUST COMPANY

TO BE COMPLETED BY DIRECT PARTICIPANT

IN THE DEPOSITORY TRUST COMPANY

To be executed upon exercise of the Warrant(s)

The undersigned hereby irrevocably elects to exercise the right, represented by Global Warrant Certificate No.      held for its benefit through the book-entry facilities of The Depository Trust Company (the “Depository”), to purchase shares of Common Stock of Capital Senior Living Corporation and (check one or both):

☐

herewith tenders in payment for such shares an amount of $                by certified or official bank check made payable to the order of Capital Senior Living Corporation or by wire transfer in immediately available funds to an account arranged with Capital Senior Living Corporation; and/or

☐	herewith tenders Warrant(s) for shares of Common Stock pursuant to the cashless exercise provision of Section 6(c) of the Warrant Agreement.

The undersigned requests that the shares of Common Stock issuable upon exercise of the Warrant(s) be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below; provided, however, that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.

Dated:                 , 20

THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU OF (A) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITORY TO WHICH YOU MUST DELIVER YOUR WARRANT(S) ON THE EXERCISE DATE, AND (B) THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

ALL CAPITALIZED TERMS USED HEREIN BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE WARRANT AGREEMENT.

NAME OF DIRECT PARTICIPANT IN THE DEPOSITORY:

Account Name

(Please Print)

Address:

Contact Name:

Telephone:

Fax:

Social Security Number or Other Taxpayer Identification Number (if applicable):

Account from which Warrant(s) are Being Delivered:

Depository Account Number:

FILL IN IF YOUR PRIMER BROKER IS PICKING UP COMMON STOCK ON YOUR BEHALF:

Exact Name that your shares of Common Stock are to be registered in:

(Please Print)

Name
DTC
Participant:

Name of Account at DTC Participant being credited with the Common Stock:

WARRANT HOLDER DELIVERING WARRANT(s), IF OTHER THAN THE DIRECT PARTICIPANT

Name:

Address:

Contact Name:

Telephone:

Fax:

Account from which the shares of Common Stock are to be Credited

Depository Account Number

FILL IN FOR DELIVERY OF THE SHARES OF COMMON STOCK, IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

Name:

(Please Print)
Address:

Contact Name:

Telephone:

Fax:

Social Security Number or Other Taxpayer Identification Number (if applicable)

Signature:

Name:

Capacity in which Signing:

Signature Guaranteed By: